   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1995
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SCHERING-PLOUGH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW JERSEY                             2834                             22-1918501
  (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD                    (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        INDUSTRIAL CLASSIFICATION              IDENTIFICATION NO.)
                                                CODE NUMBER)

                               ONE GIRALDA FARMS
                         MADISON, NEW JERSEY 07940-1000
                                 (201) 822-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              KEVIN A. QUINN, ESQ.
         STAFF VICE PRESIDENT, SECRETARY AND ASSOCIATE GENERAL COUNSEL
                          SCHERING-PLOUGH CORPORATION
                               ONE GIRALDA FARMS
                         MADISON, NEW JERSEY 07940-1000
                                 (201) 822-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                With copies to:

                                                                        T. KNOX BELL, ESQ.
                 BARRY A. BRYER, ESQ.                                  MATT KIRMAYER, ESQ.
            WACHTELL, LIPTON, ROSEN & KATZ                          GRAY CARY WARE FREIDENRICH
                 51 WEST 52ND STREET                                   4365 EXECUTIVE DRIVE
            NEW YORK, NEW YORK 10019-6150                                   SUITE 1600
                    (212) 403-1000                               SAN DIEGO, CALIFORNIA 92121-2189
                                                                          (619) 677-1400

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              PROPOSED MAXIMUM PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              AMOUNT TO BE    OFFERING PRICE     AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED           REGISTERED(2)      PER SHARE      OFFERING PRICE  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Shares, $1.00 par value(1)...........  983,776 Shares        (3)              (3)              (3)
----------------------------------------------------------------------------------------------------------------
Participation Rights........................    10,760,000          (3)              (3)              (3)
                                                  Rights
----------------------------------------------------------------------------------------------------------------
  Total.....................................        --              (3)              (3)              (3)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes one attached Preferred Share Purchase Right per share.

(2) The securities offered hereby are offered in connection with the merger (the "Merger") of Canji Merger Corp., a wholly-owned subsidiary of Schering-Plough Corporation ("Schering-Plough"), with and into Canji, Inc. ("Canji"), including restricted common shares, $1.00 par value, of Schering-Plough to be issued to certain holders of unvested options to purchase common stock, $0.01 par value ("Canji Common Stock"), of Canji and/or preferred stock, $0.01 par value ("Canji Preferred Stock"), of Canji to be canceled in the Merger.

(3) Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price of the securities offered hereby is $1,817,600, which equals (x) the book value per share of the Canji Common Stock, on a fully-diluted basis, of $0.16, as computed on September 30, 1995, multiplied by (y) 11,360,000, the total number of shares of Canji Common Stock and Canji Preferred Stock (including shares issuable pursuant to the exercise of outstanding options and warrants to purchase Canji Common Stock and Canji Preferred Stock) to be canceled in the Merger. The proposed maximum aggregate offering price of $1,817,600 was then multiplied by 1/29 of one percent to arrive at an aggregate registration fee for the securities offered hereby of $626.76, payable upon the filing of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SCHERING-PLOUGH CORPORATION

                             CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                       FORM S-4 ITEM                      PROXY STATEMENT/PROSPECTUS HEADING
      -----------------------------------------------  ----------------------------------------
                    INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus.................  Facing Page; Cross Reference Sheet;
                                                       Outside Front Cover Page of Proxy
                                                       Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.....................................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Table of
                                                       Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information.................  Summary; Comparative Per Share Data;
                                                       Market Price and Dividend Data; Selected
                                                       Financial Data of Canji; Unaudited Pro
                                                       Forma Combined Financial Information
  4.  Terms of Transaction...........................  Summary; The Merger; The Merger
                                                       Agreement; Rights of Dissenting
                                                       Stockholders; Certain Federal Income Tax
                                                       Consequences; Description of
                                                       Schering-Plough Capital Stock;
                                                       Description of Participation Rights;
                                                       Comparison of Stockholder Rights
  5.  Pro Forma Financial Information................  Summary; Unaudited Pro Forma Combined
                                                       Financial Information
  6.  Material Contacts With the Company Being
      Acquired.......................................  Summary; The Merger; The Merger
                                                       Agreement; Certain Relationships and
                                                       Related Transactions
  7.  Additional Information Required For Reoffering
      by Persons and Parties Deemed to be
      Underwriters...................................  Not Applicable
  8.  Interests of Named Experts and Counsel.........  Legal Matters
  9.  Disclosure of Commission Position on
      Indemnification For Securities Act
      Liabilities....................................  Not Applicable
                     INFORMATION ABOUT THE REGISTRANT
 10.  Information With Respect to S-3 Registrants....  Incorporation of Certain Documents by
                                                       Reference; Summary
 11.  Incorporation of Certain Information by
      Reference......................................  Incorporation of Certain Documents by
                                                       Reference
 12.  Information With Respect to S-2 or S-3
      Registrants....................................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference......................................  Not Applicable
 14.  Information with Respect to Registrants Other
      Than S-2 or S-3 Registrants....................  Not Applicable
         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.  Information With Respect to S-3 Companies......  Not Applicable
 16.  Information With Respect to S-2 or S-3
      Companies......................................  Not Applicable

                       FORM S-4 ITEM                      PROXY STATEMENT/PROSPECTUS HEADING
      -----------------------------------------------  ----------------------------------------
 17.  Information With Respect to Companies Other
      Than S-2 or S-3 Companies......................  Summary; Market Price and Dividend Data;
                                                       The Canji Special Meeting; The Merger;
                                                       The Companies; Selected Financial Data
                                                       of Canji; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations of Canji;
                                                       Principal Stockholders of Canji; Index
                                                       to Financial Statements of Canji, Inc.
                    VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents, or
      Authorizations Are to be Solicited.............  Outside Front Cover Page of Proxy
                                                       Statement/Prospectus; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       The Canji Special Meeting; The Merger;
                                                       The Merger Agreement; Rights of
                                                       Dissenting Stockholders; Stock Ownership
                                                       of Certain Beneficial Owners and
                                                       Management; Stockholder Proposals
 19.  Information if Proxies, Consents, or
      Authorizations Are Not to be Solicited, or in
      an Exchange Offer..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1995

[SCHERING-PLOUGH                                              [CANJI, INC. LOGO]
  CORPORATION LOGO]

                                  CANJI, INC.

                                PROXY STATEMENT
                            ------------------------

                          SCHERING-PLOUGH CORPORATION

                                   PROSPECTUS
                            ------------------------

    This Proxy Statement/Prospectus is being furnished to stockholders of Canji, Inc., a Delaware corporation ("Canji"), in connection with the solicitation of proxies by the Board of Directors of Canji for use at the Special Meeting of
Canji stockholders to be held on            , January   , 1996, at            ,
San Diego, California, commencing at   a.m., local time, and at any adjournment
or postponement thereof (the "Canji Special Meeting"). At the Canji Special Meeting, holders ("Canji Stockholders") of common stock, par value $0.01 per share, of Canji ("Canji Common Stock") and holders of preferred stock, par value $0.01 per share, of Canji ("Canji Preferred Stock," and together with Canji Common Stock, "Canji Capital Stock") as of the close of business on the Record Date (as hereinafter defined) will be asked to consider and vote on a proposal (the "Canji Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of December 8, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of Canji Merger Corp. ("Subcorp"), a Delaware corporation and a wholly-owned subsidiary of Schering-Plough Corporation, a New Jersey corporation ("Schering-Plough"), with and into Canji. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Canji will become a wholly-owned subsidiary of Schering-Plough and (ii) Canji Stockholders will be entitled to receive for each share of Canji Capital Stock held by them, other than shares held by Canji, Subcorp or any parent of Subcorp, if any, which will be cancelled, and other than shares as to which dissenters' rights have been perfected, (x) a number of Schering-Plough common shares, par value $1.00 per share (together with attached preferred share purchase rights of Schering-Plough, "Schering-Plough Common Shares"), as determined pursuant to the share exchange formula (the "Exchange Ratio") set forth in the Merger Agreement, with cash in lieu of fractional shares, and (y) one Participation Right of Schering-Plough (a "Participation Right"), representing the right to receive a pro-rata share of a specified percentage of net sales, if any, subject to certain adjustments, generated from certain Canji p53 gene technology, as further described under the caption "Description of the Participation Rights". Holders of outstanding, exercisable warrants and other rights, if any, to purchase Canji Capital Stock will be entitled to receive the same merger consideration for such warrants and rights upon consummation of the Merger, based upon the number of shares of Canji Capital Stock for which such warrants and rights are exercisable and taking into account the exercise price with respect thereto. In addition, upon consummation of the Merger, exercisable options to purchase Canji Capital Stock will be canceled to the extent not theretofore exercised. See "The Merger Agreement -- Merger Consideration" and "Rights of Dissenting Stockholders."

    As of the Record Date (as hereinafter defined), Schering-Plough beneficially owned approximately [8.5]% of the outstanding Canji Capital Stock, which it intends to vote in favor of the Canji Merger Proposal.

    Approval and adoption of the Canji Merger Proposal by seventy percent (70%) of the outstanding shares of Canji Preferred Stock entitled to vote at the meeting, voting together as a single class, will also constitute approval and adoption of the amendment of Canji's Certificate of Incorporation to eliminate the liquidation preferences of the Canji Preferred Stock. Such approval by holders of Canji Preferred Stock is a condition to the consummation of the Merger and the consummation of the Merger is a condition to the effectiveness of the amendment.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Schering-Plough with respect to up to 983,776 Schering-Plough Common Shares (including the attached preferred share purchase rights) and up to 10,760,000 Participation Rights to be issued by Schering-Plough in the Merger described herein in exchange for the outstanding shares of Canji Capital Stock and in respect of outstanding, exercisable warrants and rights, if any, and certain unvested options to purchase Canji Capital Stock. Schering-Plough Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "SGP."
On December   , 1995, the closing price of Schering-Plough Common Shares on the
NYSE Composite Tape was $         . Stockholders should obtain current quotes
for the Schering-Plough Common Shares. There is currently no public market for the Participation Rights, and the prices at which the Participation Rights may trade cannot be predicted.

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Schering-Plough has been supplied by Schering-Plough. All information contained in this Proxy Statement/Prospectus with respect to Canji has been supplied by Canji.

    This Proxy Statement/Prospectus, the Letter to Canji Stockholders, the Notice of the Canji Special Meeting and the form of proxy for use at the Canji Special Meeting are first being mailed to stockholders of Canji on or about
December   , 1995. Any stockholder who has given his proxy may revoke it at any time prior to its use. See "The Canji Special Meeting -- Voting of Proxies."
                            ------------------------

       The date of this Proxy Statement/Prospectus is December   , 1995.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SCHERING-PLOUGH COMMON SHARES OR PARTICIPATION RIGHTS MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCHERING-PLOUGH OR CANJI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Schering-Plough is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by Schering-Plough with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Schering-Plough Common Shares are listed on the NYSE, and such reports, proxy statements and other information concerning Schering-Plough are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Schering-Plough has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Schering-Plough Common Shares and Participation Rights to be issued in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Schering-Plough and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Schering-Plough with the Commission pursuant to the Exchange Act (Commission File No. 1-6571) are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1. The description of Schering-Plough Common Shares contained in Schering-Plough's Registration Statement on Form 8-A dated March 16, 1979, and any amendment or report filed for the purpose of updating such description;

     2. The description of Schering-Plough's Preferred Share Purchase Rights contained in Schering-Plough's Registration Statement on Form 8-A dated July 31, 1989, and any amendment or report filed for the purpose of updating such description;

     3. Schering-Plough's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the Commission on March 3, 1995, as amended by the Form 10-K/A (Amendment No. 1) dated June 26, 1995 (as amended, the "1994 Schering-Plough Form 10-K");

     4. Schering-Plough's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;

     5. The information contained in Schering-Plough's Proxy Statement dated March 24, 1995 for its Annual Meeting of Shareholders held on April 25, 1995 that has been incorporated by reference in the 1994 Schering-Plough Form 10-K; and

     6. Schering-Plough's Current Report on Form 8-K dated June 28, 1995.

     All reports and other documents filed with the Commission by Schering-Plough pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Canji Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO SCHERING-PLOUGH THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO SCHERING-PLOUGH CORPORATION, ONE GIRALDA FARMS, MADISON, NEW JERSEY 07940,
ATTENTION: KEVIN A. QUINN, STAFF VICE PRESIDENT, ASSOCIATE GENERAL COUNSEL AND CORPORATE SECRETARY; (201) 822-7000. IN ORDER TO ENSURE TIMELY DELIVERY, ANY
REQUEST FOR DOCUMENTS SHOULD BE MADE BY           , 1996 [DATE THAT IS FIVE
BUSINESS DAYS PRIOR TO THE DATE OF THE CANJI SPECIAL MEETING].

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION...................................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................   2
SUMMARY.................................................................................   6
  The Companies.........................................................................   6
  The Canji Special Meeting.............................................................   6
  The Merger............................................................................   7
  Availability of Dissenters' Rights....................................................  10
  Certain Federal Income Tax Consequences...............................................  10
  Comparison of Stockholder Rights......................................................  10
  Participation Rights..................................................................  11
  Summary Historical and Unaudited Pro Forma Financial Information......................  12
  Computation of Ratio of Earnings to Fixed Charges.....................................  13
COMPARATIVE PER SHARE DATA..............................................................  14
MARKET PRICE AND DIVIDEND DATA..........................................................  15
THE CANJI SPECIAL MEETING...............................................................  16
  General...............................................................................  16
  Matters to Be Considered at the Canji Special Meeting.................................  16
  Record Date; Vote Required; Voting at the Meeting.....................................  16
  Voting of Proxies.....................................................................  17
  Solicitation of Proxies...............................................................  17
THE MERGER..............................................................................  18
  Background of the Merger..............................................................  18
  Reasons for the Merger; Recommendation of the Canji Board of Directors................  19
  Interests of Certain Persons in the Merger............................................  20
  Accounting Treatment..................................................................  21
  Regulatory Approvals..................................................................  21
  Federal Securities Law Consequences...................................................  21
THE MERGER AGREEMENT....................................................................  23
  The Merger............................................................................  23
  Merger Consideration..................................................................  23
  Exchange Procedures...................................................................  24
  Representations, Warranties and Covenants.............................................  24
  No Negotiations or Solicitations......................................................  27
  Conditions............................................................................  27
  Headquarters..........................................................................  28
  Employee Benefits.....................................................................  28
  Termination; Effect of Termination....................................................  28
  Amendment and Waiver..................................................................  29
  Expenses..............................................................................  29
RIGHTS OF DISSENTING STOCKHOLDERS.......................................................  29
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................  32
  General Consequences of the Merger....................................................  32
  Installment Sale Treatment............................................................  33
  Backup Withholding....................................................................  34
THE COMPANIES...........................................................................  35
  Business of Canji.....................................................................  35

                                                                                         PAGE
                                                                                         ----
  Business of Schering-Plough...........................................................  36
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION......................................  37
  Unaudited Pro Forma Combined Balance Sheet............................................  38
  Unaudited Pro Forma Combined Statements of Earnings...................................  39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
  CANJI.................................................................................  41
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................  43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................................  45
DESCRIPTION OF SCHERING-PLOUGH CAPITAL STOCK............................................  47
DESCRIPTION OF THE PARTICIPATION RIGHTS.................................................  48
COMPARISON OF STOCKHOLDER RIGHTS........................................................  55
LEGAL MATTERS...........................................................................  62
EXPERTS.................................................................................  63
STOCKHOLDER PROPOSALS...................................................................  63
INDEX TO FINANCIAL STATEMENTS OF CANJI, INC. ........................................... F-1

ANNEXES:

A -- Agreement and Plan of Merger, dated December 8, 1995, among Schering-Plough
     Corporation, Canji Merger Corp. and Canji, Inc.

B -- Section 262 of the Delaware General Corporation Law.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto (together, the "Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Canji Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement/Prospectus.

                                 THE COMPANIES

CANJI

     Canji was founded in January 1990 and is engaged in the research and development of tumor suppressor gene technology for malignant cancers and other diseases. Canji's therapeutic approach is to replace missing or defective tumor suppressor functions in cancer cells by inserting the normal gene, thereby blocking tumor growth or causing tumor cell death (apoptosis). Canji has focused its efforts in tumor suppressor gene technology on the two best characterized tumor suppressor genes, p53 and RB (retinoblastoma). Canji's initial product development efforts have been targeted at certain cancers with high morbidity and mortality and for which current therapy is inadequate. Longer-term clinical targets include non-malignant diseases caused by aberrant cell proliferation, such as in certain cardiovascular and ophthalmic conditions. Canji has created a broad enabling platform in tumor suppressor genes, related cell cycle regulators and associated gene delivery technology. Canji's programs include: p53 gene therapy in cancer; RB gene therapy in cancer; new tumor suppressor genes in breast and prostate cancers; dominant cell cycle regulators for proliferative cardiovascular and ophthalmic diseases; thymidine kinase gene in cancer; and gene delivery systems (primarily novel adenoviral vectors).

     The principal executive offices of Canji are located at 3030 Science Park Road, #302, San Diego, California 92121, and its telephone number is (619) 597-0177.

SCHERING-PLOUGH

     Schering-Plough is a holding company which was incorporated in 1970. Through its subsidiaries, Schering-Plough is engaged in the discovery, development, manufacturing and marketing of pharmaceuticals and health care products worldwide. These products include prescription drugs, animal health, over-the-counter (OTC), foot care and sun care products.

     The principal executive offices of Schering-Plough are located at One Giralda Farms, Madison, New Jersey 07940, and its telephone number is (201) 822-7000.

                           THE CANJI SPECIAL MEETING

DATE, TIME AND PLACE OF CANJI SPECIAL MEETING

     The Canji Special Meeting will be held at                          , San
Diego, California, on January   , 1996, at       a.m., local time, for the
following purposes:

          1. To consider and vote on the Canji Merger Proposal, which is a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Canji with the result that Canji becomes a wholly-owned subsidiary of Schering-Plough, and
     (ii) each issued and outstanding share (other than shares held by Canji, Subcorp or any parent of Subcorp, if any, which will be canceled, and other than shares as to which dissenters' rights have been perfected) of Canji Capital Stock will be converted into (x) a number of Schering-Plough Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement and (y) one Participation Right. Approval and adoption of the Canji Merger Proposal by seventy percent (70%) of the outstanding shares of Canji Preferred Stock entitled to vote at the meeting, voting together as a single class, will also constitute approval and adoption of the amendment of Canji's Certificate of Incorporation to eliminate the liquidation preferences of the Canji Preferred Stock. Such approval by holders of Canji Preferred Stock is a condition to the consummation of the Merger, and the consummation of the Merger is a condition to the effectiveness of the amendment. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Canji Special Meeting.

RECORD DATE

     Only Canji Stockholders of record at the close of business on December   ,
1995 (the "Record Date"), will be entitled to notice of and to vote at the Canji
Special Meeting. As of the Record Date, there were           shares of Canji
Common Stock outstanding and entitled to vote which were held by approximately holders of record (which number of shares does not include shares of Canji Common Stock issuable upon the exercise of outstanding options and warrants
prior to the Effective Time (defined below)) and there were      shares of Canji
Preferred Stock outstanding and entitled to vote which were held by
approximately        holders of record (which number of shares does not include shares of Canji Preferred Stock issuable upon the exercise of outstanding options and warrants prior to the Effective Time). See "The Canji Special Meeting."

REQUIRED VOTE

     The Canji Merger Proposal requires the affirmative vote of the holders of
(i) a majority of the shares of Canji Capital Stock outstanding and entitled to vote thereon, voting together as a single class, and (ii) seventy percent (70%) of the shares of Canji Preferred Stock outstanding and entitled to vote thereon, voting together as a single class. As of the Record Date, the Directors and executive officers of Canji and certain of their affiliates may be deemed to be
beneficial owners of approximately      % of the outstanding shares of Canji
Capital Stock and each such person has advised Canji that such person intends to vote in favor of the Canji Merger Proposal. As of the Record Date, Schering-Plough beneficially owned approximately [8.5]% of the outstanding Canji Capital Stock, which it intends to vote in favor of the Canji Merger Proposal. See "The Canji Special Meeting -- Record Date; Vote Required; Voting at the Meeting" and "Comparison of Stockholder Rights -- Liquidation Rights."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of Canji, before the taking of the vote at the Canji Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Canji Special Meeting and voting in person.

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, each share of Canji Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares ("S-P Canji Shares") held by Canji, Subcorp or any parent of Subcorp, if any, which will be cancelled, and other than shares as to which dissenters' rights have been perfected), will be converted into and represent (x) that number of Schering-Plough Common Shares equal to the Exchange Ratio and (y) one Participation Right. See "The Merger Agreement -- Merger Consideration" and "Rights of Dissenting Stockholders."

     The Exchange Ratio is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained (x) by dividing $54.5 million by the sum of the total number of shares of Canji Capital Stock issued and outstanding immediately prior to the Effective Time (defined below) (including dissenting shares, but excluding the S-P Canji Shares) and the total number of shares of Canji Capital Stock required to be reserved for issuance upon the exercise of all outstanding warrants, options (excluding certain unvested options to purchase up to an aggregate of 600,000 shares of Canji Capital Stock to be cancelled immediately prior to the

Effective Time) and other rights to purchase or otherwise receive such shares and then dividing that amount by (y) the average of the closing prices of Schering-Plough Common Shares (the "Average Share Price") as reported on the NYSE Composite Tape on each of the previous fifteen trading days ending on the second trading day prior to the Closing Date (defined below), subject to adjustment in the event that prior to the Effective Time Schering-Plough declares a stock dividend or other distribution payable in Schering-Plough Common Shares or securities convertible into Schering-Plough Common Shares, or effects a stock split, reclassification, combination or other change with respect to Schering-Plough Common Shares to reflect such stock dividend, distribution, stock split, reclassification, combination or other change. Based
on the $       average of the closing prices of Schering-Plough Common Shares as reported on the NYSE Composite Tape on each of the last fifteen trading days ending on the Record Date, on the Record Date the Exchange Ratio would have been
equal to          . However, since the Average Share Price is determined as of two trading days immediately prior to the Closing Date and the number of issued and outstanding shares of Canji Capital Stock is determined as of immediately prior to the Effective Time, there can be no assurance that the same will be true as of the Effective Time. Consummation of the Merger and the conversion of Canji Capital Stock into Schering-Plough Common Shares and Participation Rights as described above are subject to the right of one or more of Canji, Schering-Plough and Subcorp to terminate the Merger Agreement under certain circumstances as described under the caption "The Merger
Agreement -- Termination; Effect of Termination."

CANJI OPTIONS AND WARRANTS

     At the Effective Time, each exercisable option to purchase Canji Capital Stock which has not been theretofore exercised will be cancelled. In addition, at the Effective Time, each outstanding warrant or other right, if any, then exercisable to purchase or receive Canji Capital Stock which has not been theretofore exercised will be converted into and represent the right to receive with respect to each share of Canji Capital Stock for which such warrant or right was exercisable immediately prior to the Effective Time (x) that number of Schering-Plough Common Shares equal to the Exchange Ratio, less that number of Schering-Plough Common Shares (or fraction thereof) that equals the exercise price under such warrant or right immediately prior to the Effective Time with respect to one share of Canji Capital Stock and (y) one Participation Right. See "The Merger -- Interests of Certain Persons in the Merger -- Canji Options and Warrants" and "The Merger Agreement -- Merger Consideration."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. Prior to such filing, a closing (the "Closing") will be held on the date (the "Closing Date") set by Schering-Plough, which date will be as soon as practicable following the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things, (i) the requisite approval by Canji Stockholders (including the requisite seventy percent vote of holders of Canji Preferred Stock) of the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree being in effect, and no statute, rule or regulation having been enacted by any governmental authority, in each case which prevents the consummation of the Merger, and no action instituted by any governmental authority which seeks to prevent consummation of the Merger being outstanding, and (iii) the Commission having declared the Registration Statement effective, and on the Closing Date and at the Effective Time, no stop order or similar restraining order prohibiting the Merger having been threatened by the Commission or entered by the Commission or any state securities administrator.

     In addition, consummation of the Merger by Canji and Schering-Plough is conditioned upon each of the other party's representations and warranties being true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time) and performance in all material respects of each obligation and agreement and compliance in all material respects with each covenant to be performed and complied with by the other party at or prior to the Effective Time. See "The Merger Agreement -- Representations, Warranties and Covenants" and "The Merger Agreement -- Conditions."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price for Canji will be allocated to the identifiable assets and liabilities of Canji based on their respective fair values. Future payments made under the Participation Rights Agreement, if any, will be expensed as incurred. See "The Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATION OF THE CANJI BOARD OF DIRECTORS

     Canji. The Canji Board of Directors identified a number of potential advantages of the Merger to Canji Stockholders. See "The Merger -- Reasons for the Merger; Recommendation of the Canji Board of Directors." These advantages include, among others: (i) management's view that Canji would benefit from Schering-Plough's drug discovery infrastructure because the biotechnology industry is consolidating and is becoming increasingly competitive by the combination of development stage companies and major pharmaceutical firms, (ii) the increased resources which would be available for the development of Canji's tumor suppressor gene technology utilizing the resources of Schering-Plough,
(iii) the availability of funding for core programs that presently are dependent upon the timing and inherent risk of a future initial public offering, (iv) the Canji Board's view that it was unlikely to identify an alternative business combination or other opportunity that would provide the same likelihood of return on investment to the Canji Stockholders, and (v) the Canji Board's view that, given the significant financing and other obstacles facing small independent biotech companies, including Canji, the merger consideration to be received in the Merger is a favorable and fair price for the Canji Stockholders.

     THE BOARD OF DIRECTORS OF CANJI HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CANJI AND THE CANJI STOCKHOLDERS. ACCORDINGLY, THE CANJI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CANJI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY VOTING FOR THE CANJI MERGER PROPOSAL.

     Schering-Plough. The Schering-Plough Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others:
(i) the opportunity to use Schering-Plough's substantial resources and product development and production capability to leverage Canji's broad-based scientific infrastructure, and thereby create a strong gene medicine platform as the nucleus for gene therapy discovery efforts, with a capability to rapidly capitalize on promising gene therapy product leads, (ii) the addition of Canji's innovative and experienced team of scientists and its scientific expertise,
(iii) the opportunity to better realize the benefits of the current collaborative efforts between Schering-Plough and Canji, and (iv) the enhancement of Schering-Plough's discovery portfolio and patent estate.

     For additional information, see "The Merger -- Reasons for the Merger; Recommendation of the Canji Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Canji's Board of Directors with respect to the Merger Agreement, Canji Stockholders should be aware that certain officers and Directors of Canji (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Canji Stockholders generally. These interests include, but are not limited to, the fact that (i) certain officers and Directors of Canji currently hold unvested options to purchase Canji's Capital Stock under Canji's stock option plans that will be cancelled at the Effective Time and are expected to be replaced with restricted Schering-Plough Common Shares of equivalent value and with the same vesting schedule immediately following the Effective Time, (ii) certain outstanding options to purchase Canji Capital Stock held by certain Directors and executive officers of Canji will accelerate in connection with the Merger,
(iii) as a condition to consummation of the Merger, three scientific employees of Canji are required to enter into employment agreements with Schering-Plough,

(iv) certain Directors and executive officers are parties to severance agreements with Canji which will be assumed by the Surviving Corporation in the Merger, and (v) certain officers of Canji will receive transition bonuses equal to 25% of their base salaries payable on the first anniversary of the Effective Time or upon termination of employment without cause by Schering-Plough. The Board of Directors of Canji was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Employee Benefits."

EXCHANGE PROCEDURES

     If the Canji Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Canji Stockholder and holders of Canji warrants and rights converted in the Merger to be used in forwarding certificates evidencing such holder's shares of Canji Capital Stock and Canji warrants and other rights converted in the Merger for surrender and exchange for certificates evidencing Schering-Plough Common Shares and Participation Rights to which such holder has become entitled and, if applicable, cash in lieu of fractional Schering-Plough Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Canji Capital Stock and Canji warrants and other rights converted in the Merger should surrender such certificates to the exchange agent designated in the letter of transmittal pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Schering-Plough Common Shares and Participation Rights to which such person is entitled and any cash which may be payable in lieu of fractional Schering-Plough Common Shares. See "The Merger
Agreement -- Exchange Procedures." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. CANJI STOCKHOLDERS AND HOLDERS OF CANJI WARRANTS AND OTHER RIGHTS TO BE CONVERTED IN THE MERGER SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

                       AVAILABILITY OF DISSENTERS' RIGHTS

     Pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL"), Canji Stockholders who object to the Merger and do not vote in favor of the Merger have certain rights to dissent and demand to be paid the "fair value" of their Canji Capital Stock. See "Rights of Dissenting Stockholders." Section 262 is set forth in Annex B to this Proxy Statement/Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     If the Merger qualifies as a "reorganization" for federal income tax purposes, as intended by the parties, holders of Canji Capital Stock who exchange their Canji Capital Stock for Schering-Plough Common Shares and Participation Rights generally should recognize gain, if any, only to the extent of the fair market value of the Participation Rights received in the Merger. Any such gain may be subject to being reported on the installment method. See "Certain Federal Income Tax Consequences -- Installment Sale Treatment," below. Whether the Merger qualifies as a "reorganization" for federal income tax purposes will depend in part on whether, in the Merger, Schering-Plough acquires at least 80% of the outstanding Canji Capital Stock in exchange for Schering-Plough Common Shares, which in turn will depend primarily on the fair market value of the Participation Rights at the Effective Time. Canji management believes, based on certain appraisals, that the fair market value of the Participation Rights at the Effective Time will not be great enough to cause the Merger to fail to qualify as a reorganization for federal income tax purposes. The issuance of the Participation Rights may require the receipt of the merger consideration to be reported on the installment method, unless the recipient elects out of the use of such method. See "Certain Federal Income Tax Consequences." CANJI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, shares of Canji Capital Stock, which are issued by a Delaware corporation, will be converted into the right to receive Schering-Plough Common Shares and Participation Rights, which are issued by a New Jersey corporation. There are differences between the rights of Canji Stockholders and the rights of holders of Schering-Plough Common Shares ("Schering-Plough Shareholders"). These differences result from (i) differences between New Jersey and Delaware law, and (ii) differences between the governing instruments of Canji and Schering-Plough. For a discussion of the various differences between the rights of Canji Stockholders and Schering-Plough Shareholders, see "Comparison of Stockholder Rights."

                              PARTICIPATION RIGHTS

     The Participation Rights will be issued under a Participation Rights Agreement to be entered into between Schering-Plough and The Chase Manhattan Bank (National Association), as trustee, and will represent the right to receive a pro-rata share of a specified percentage of net sales, if any, subject to certain adjustments, generated from certain Canji p53 gene technology as more fully described under the caption "Description of the Participation Rights."

     There is currently no public market for the Participation Rights, and the prices at which the Participation Rights may trade cannot be predicted. No assurance can be given that an active public market for the Participation Rights will develop or that any contingent payment thereunder will ever be paid to holders thereof pursuant to the Participation Rights. Until such securities are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. Trading prices will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such securities, investor perception of Schering-Plough, the prospects for payment pursuant to the Participation Rights, and general economic and market conditions.

     The Participation Rights are not expected to be listed on a national securities exchange or quoted for trading on the NASDAQ National Market following the Merger, and Schering-Plough is not committed and has no present intent to so list or quote the Participation Rights. Further, immediately following the Merger, the Participation Rights will not be registered under the Exchange Act and it is expected that the Participation Rights will only be so registered to the extent required by the Exchange Act or other applicable law. See "Description of the Participation Rights."

                      SUMMARY HISTORICAL AND UNAUDITED PRO
                          FORMA FINANCIAL INFORMATION

CANJI SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Canji set forth below should be read in conjunction with, and is qualified in its entirety by, the audited financial statements of Canji (and the related notes thereto) and other financial information included elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements of Canji, Inc."

                                       NINE MONTHS
                                          ENDED
                                      --------------                                       INCEPTION TO
                                      SEPT.   SEPT.                                        DECEMBER 31,
                                      1995     1994     1994     1993     1992     1991        1990
                                      -----   ------   ------   ------   ------   ------   -------------
                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues............................  $ 4.7   $  2.5   $  2.9   $  0.2       --       --          --
Net loss............................   (2.2)    (3.8)    (5.9)    (7.0)  $ (3.6)  $ (1.7)      $ (.8)
Net loss per common share...........   (.91)   (1.70)   (2.61)   (3.53)   (2.05)    (.97)       (.46)
Total assets........................    4.5      8.0      5.9      2.9      2.8      6.1         2.5
Long-term obligations...............     .6      2.5      0.4      0.4       --       --          --
Cash dividends per common share.....     --       --       --       --       --       --          --

SCHERING-PLOUGH SUMMARY HISTORICAL FINANCIAL INFORMATION(A)

     The summary historical financial information of Schering-Plough set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                NINE MONTHS ENDED
                               -------------------
                                SEPT.      SEPT.
                                 1995       1994       1994       1993       1992       1991       1990
                               --------   --------   --------   --------   --------   --------   --------
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Sales........................  $3,813.5   $3,377.1   $4,536.6   $4,229.1   $3,944.6   $3,475.4   $3,194.9
Income before extraordinary
  item, discontinued
  operations and cumulative
  effect of accounting
  changes....................     813.6      714.7      926.2      815.6      722.1      635.7      560.7
Earnings per common share
  before extraordinary item,
  discontinued operations and
  cumulative effect of
  accounting changes.........      2.19       1.86       2.42       2.09       1.80       1.48       1.24
Total assets.................   4,554.2    4,411.0    4,325.7    4,316.9    4,156.6    4,013.2    4,103.1
Long-term debt...............      86.3      186.7      185.8      182.3      184.1      753.6      182.9
Cash dividends per common
  share......................      .835       .735        .99        .87        .75       .635       .533

---------------
(a) Amounts for years prior to 1995 have been restated for the effect of discontinued operations and a 2-for-1 stock split both of which occurred during the 1995 second quarter.

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION(A)

     The unaudited pro forma combined summary financial information of Schering-Plough and Canji set forth below gives effect to the Merger under the "purchase" method of accounting, and assumes that the Merger had occurred at the beginning of the earliest period presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Proxy Statement/Prospectus.

                                                                    NINE MONTHS ENDED
                                                                   -------------------
                                                                    SEPT.      SEPT.
                                                                     1995       1994       1994
                                                                   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS,
                                                                       EXCEPT PER SHARE DATA)
Sales and revenue................................................  $3,813.7   $3,378.9   $4,538.3
Income from continuing operations................................     808.2      710.8      919.9
Earnings per common share from continuing operations.............      2.17       1.84       2.40
Total assets.....................................................   4,611.9    4,470.4    4,385.5
Long-term debt...................................................      86.9      189.2      186.2
Cash dividends per common share..................................      .833       .733        .99

---------------
(a) Schering-Plough historical amounts for periods prior to 1995 have been restated for the effect of discontinued operations and a 2-for-1 stock split both of which occurred during the 1995 second quarter.

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                      (DOLLARS IN MILLIONS, EXCEPT RATIOS)


                                             NINE
                                            MONTHS
                                            ENDED                    YEAR ENDED DECEMBER 31,
                                           SEPT. 30,  ------------------------------------------------
                                             1995       1994       1993       1992      1991     1990
                                           ---------  --------   --------   --------   ------   ------
Income before income taxes from
  continuing operations..................  $1,077.6   $1,226.7   $1,073.1   $  962.8   $847.6   $768.1
Add: fixed charges
  Interest expense.......................      42.3       56.2       48.2       55.4     65.3     82.4
   1/3 rentals...........................       7.0        8.7        8.0        7.7      7.0      6.9
  Capitalized interest...................       8.0       11.4       12.7       15.8     11.8      6.3
                                           --------   --------   --------   --------   ------   ------
     Total fixed charges.................      57.3       76.3       68.9       78.9     84.1     95.6
Less: capitalized interest...............       8.0       11.4       12.7       15.8     11.8      6.3
Add: amortization of capitalized
  interest...............................       3.7        4.1        3.5        4.1      4.0      3.8
                                           --------   --------   --------   --------   ------   ------
Earnings before income taxes and fixed
  charges (other than capitalized
  interest)..............................  $1,130.6   $1,295.7   $1,132.8   $1,030.0   $923.9   $861.2
                                           ========   ========   ========   ========   ======   ======
Ratio of earnings to fixed charges.......      19.7       17.0       16.4       13.1     11.0      9.0
                                           ========   ========   ========   ========   ======   ======

---------------
(1) Restated for the effect of discontinued operations. "Earnings" consist of income before income taxes and fixed charges (other than capitalized interest). "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Schering-Plough and Canji on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Canji. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Proxy Statement/Prospectus, which gives effect to the Merger under the "purchase" method of accounting. Pro forma combined cash dividends declared per share reflect Schering-Plough cash dividends per share declared in the periods indicated. Book value per share for the pro forma combined presentation is based upon outstanding Schering-Plough Common Shares, adjusted to include Schering-Plough Common Shares to be issued in the Merger at the Effective Time. The per share equivalent pro forma data for Canji is based on the assumed conversion of each share of Canji Capital Stock into Schering-Plough Common Shares, based upon an assumed Exchange Ratio of .0855. See "The Merger
Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Schering-Plough and Canji incorporated by reference or included elsewhere in this Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference," "Unaudited Pro Forma Combined Financial Information" and "Index to Financial Statements of Canji, Inc."

                                   FOR THE YEAR ENDED DECEMBER 31, 1994           FOR THE NINE MONTHS ENDED SEPT. 30, 1995
                              ----------------------------------------------   ----------------------------------------------
                                                               CANJI                                            CANJI
                                SCHERING-PLOUGH        ---------------------     SCHERING-PLOUGH        ---------------------
                              --------------------                EQUIVALENT   --------------------                EQUIVALENT
                              ACTUAL     PRO FORMA     ACTUAL     PRO FORMA    ACTUAL     PRO FORMA     ACTUAL     PRO FORMA
                              ------     ---------     ------     ----------   ------     ---------     ------     ----------
Book value per common
  share.....................  $4.23        $4.37       $0.53        $ 0.37     $4.61       $  4.75      $0.60        $ 0.41
Cash dividends per common
  share.....................  $0.99        $0.99          --        $ 0.08     $0.835      $ 0.833         --        $ 0.07
Income (loss) per common
  share from continuing
  operations................  $2.42        $2.40       ($2.61)      $ 0.21     $2.19       $  2.17      ($0.91)      $ 0.19

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects the range of the reported high and low last sale prices of Schering-Plough Common Shares on the NYSE Composite Tape and the per share dividends paid thereon for the calendar quarters indicated. Canji Capital Stock is not publicly traded and no comparative market price data is available. Canji has not paid any dividends on Canji Capital Stock. The information in the table has been adjusted to reflect a two-for-one stock split in 1995.

                                                                          SCHERING-PLOUGH
                                                                           COMMON SHARES
                                                                  -------------------------------
                                                                   HIGH       LOW       DIVIDENDS
                                                                  ------     ------     ---------
1993:
  First quarter...............................................    $31.94     $25.88       $.195
  Second quarter..............................................     35.44      27.75        .225
  Third quarter...............................................     34.63      29.00        .225
  Fourth quarter..............................................     35.50      31.56        .225
1994:
  First quarter...............................................    $34.56     $27.81       $.225
  Second quarter..............................................     33.31      27.56        .255
  Third quarter...............................................     35.69      30.81        .255
  Fourth quarter..............................................     35.81      34.94        .255
1995:
  First quarter...............................................    $39.44     $35.81       $.255
  Second quarter..............................................     45.38      36.75        .290
  Third quarter...............................................     52.50      43.00        .290
  Fourth quarter (through December   , 1995)..................       [ ]        [ ]        .290

     On December 11, 1995, the last full trading day prior to the public announcement of the Merger Agreement, the last sale price of the Schering-Plough Common Shares was $59.25 per share as reported on the NYSE Composite Tape. The market value of Canji Capital Stock at December 11, 1995, on an equivalent per
share basis, was $5.07 (assuming an Exchange Ratio of .0855). On December   ,
1995, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the last sale price of the Schering-Plough Common Shares
was $          per share as reported on the NYSE Composite Tape. Canji
Stockholders are encouraged to obtain current market quotations for Schering-Plough Common Shares.

     Schering-Plough intends to apply for the listing of the Schering-Plough Common Shares to be issued in the Merger on the NYSE. Schering-Plough does not intend to list the Participation Rights on a national securities exchange or quote the Participation Rights for trading on the NASDAQ National Market following the Merger. See "Description of the Participation
Rights -- Considerations Relating to Participation Rights."

     Schering-Plough anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Schering-Plough Board of Directors and will depend on Schering-Plough's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, Canji has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Canji will not make, declare or pay any dividend or distribution on the Canji Capital Stock.

                           THE CANJI SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to Canji Stockholders in connection with the solicitation of proxies by the Board of Directors of Canji
for use at the Canji Special Meeting to be held on             , January   ,
1996, at             , San Diego, California, commencing at      a.m., local
time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus, the Letter to Canji Stockholders, the Notice of the Canji Special Meeting and the form of proxy for use at the Canji Special Meeting are first being mailed to Canji Stockholders on or about
December   , 1995.

MATTERS TO BE CONSIDERED AT THE CANJI SPECIAL MEETING

     At the Canji Special Meeting, Canji Stockholders will consider and vote on:

          1. The Canji Merger Proposal, which is a proposal to approve and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Canji with the result that Canji becomes a wholly-owned subsidiary of Schering-Plough, and (ii) each issued and outstanding share (other than shares held by Canji, Subcorp or any parent of Subcorp, if any, which will be cancelled, and other than shares as to which dissenters' rights have been perfected) of Canji Capital Stock will be converted into (x) a number of Schering-Plough Common Shares as determined pursuant to the share exchange formula set forth in the Merger Agreement and (y) one Participation Right. Approval and adoption of the Canji Merger Proposal by seventy percent (70%) of the outstanding shares of Canji Preferred Stock entitled to vote at the meeting, voting together as a single class, will also constitute approval and adoption of the amendment of Canji's Certificate of Incorporation to eliminate the liquidation preferences of the Canji Preferred Stock. Such approval by holders of Canji Preferred Stock is a condition to the consummation of the Merger, and the consummation of the Merger is a condition to the effectiveness of the amendment. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

          2. Such other business as may properly come before the Canji Special Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETING

     The Board of Directors of Canji has fixed December   , 1995, as the Record
Date for the determination of Canji Stockholders entitled to notice of and to vote at the Canji Special Meeting. Accordingly, only holders of Canji Capital
Stock of record at the close of business on December   , 1995, will be entitled
to notice of and to vote at the Canji Special Meeting. Each holder of record of Canji Capital Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Canji Special
Meeting. As of the Record Date, there were             shares of Canji Common
Stock outstanding and entitled to vote which were held by approximately holders of record (which number of shares does not include shares of Canji Common Stock issuable upon the exercise of outstanding options and
warrants prior to the Effective Time) and there were             shares of Canji
Preferred Stock outstanding and entitled to vote which were held by
approximately             holders of record (which number of shares does not
include shares of Canji Preferred Stock issuable upon the exercise of outstanding options and warrants prior to the Effective Time).

     Pursuant to Canji's Certificate of Incorporation (the "Canji Certificate") and Bylaws (the "Canji Bylaws") and applicable law, approval and adoption of the Canji Merger Proposal requires the affirmative vote of the holders of (i) a majority of the shares of Canji Capital Stock outstanding and entitled to vote thereon, voting together as a single class, and (ii) seventy percent (70%) of the shares of Canji Preferred Stock outstanding and entitled to vote thereon, voting together as a single class. As of the Record Date, the Directors and executive officers of Canji and certain of their affiliates may be deemed to be
beneficial owners of approximately      % of the outstanding shares of Canji
Capital Stock and each such person has advised Canji that such person intends to vote in favor of the Canji Merger Proposal. As of the Record Date, Schering-

Plough beneficially owned approximately [8.5]% of the outstanding Canji Capital Stock, which it intends to vote in favor of the Canji Merger Proposal.

VOTING OF PROXIES

     All Canji Stockholders who are entitled to vote and are represented at the Canji Special Meeting by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Canji Merger Proposal.

     If any other matters are properly presented at the Canji Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Canji is not aware of any matters expected to be presented at the meeting other than as described in its Notice of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Canji, before the taking of the vote at the Canji Special Meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Canji before the taking of the vote at the Canji Special Meeting, or (iii) attending the Canji Special Meeting and voting in person. In order to vote in person at the Canji Special Meeting, Canji Stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting to Canji, Inc., 3030 Science Park Road, #302, San Diego, California 92121, Attention: Secretary.

     Pursuant to applicable law, abstaining votes and broker non-votes will not be counted in favor of the Canji Merger Proposal. Since the Canji Merger Proposal requires the affirmative vote of a majority of the outstanding Canji Capital Stock, and seventy percent of the outstanding Canji Preferred Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

SOLICITATION OF PROXIES

     The expenses of the solicitations for the Canji Special Meeting, including the cost of printing and distributing this Proxy Statement/Prospectus and the form of proxy, will be borne by Canji, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement -- Termination; Effect of Termination." In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of Canji in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by Canji with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Canji will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In 1994, Canji entered into a major strategic alliance with Schering-Plough which included (i) a License Agreement, pursuant to which Canji granted to Schering-Plough exclusive, worldwide license rights to commercially develop and market products using Canji's p53 tumor suppressor gene technology (the "p53 License"), (ii) a Research and Development Collaboration and License Agreement, pursuant to which Schering-Plough agreed to fund Canji's research and development work over a number of years, (iii) a First Refusal Agreement, pursuant to which Schering-Plough acquired an option right or first refusal right to license additional tumor suppressor gene technology from Canji, and
(iv) a Stock Purchase Agreement, pursuant to which Schering-Plough purchased $6 million of Canji's preferred stock. Canji and Schering-Plough have had numerous interactions during the course of their strategic alliance, and Schering-Plough is very familiar with the technology and business of Canji.

     As a small biotechnology research and development company, Canji needs continually to raise additional cash for conducting Canji's research, development and business activities. In mid-1995, representatives of Canji informally discussed with representatives of Schering-Plough Canji's cash needs and some of the alternatives Canji was considering for raising needed cash, including (i) an initial public offering, (ii) an additional private placement of securities, (iii) a merger with an existing company which had cash resources,
(iv) a private debt financing, (v) an additional strategic alliance and funding with another large pharmaceutical company, or (vi) a merger with another company, such as Schering-Plough, another large pharmaceutical company, or another biotechnology company. Canji's representatives sought to determine Schering-Plough's interest in participating in one or more of the available financing alternatives then being considered by Canji.

     In the fall of 1995, Schering-Plough informed Canji that it might be interested in making a proposal for acquiring all of Canji. Informal discussions between Dr. M. Blake Ingle, President of Canji, and representatives of Schering-Plough proceeded via telephone in September and October of 1995.

     By letter dated October 27, 1995, Schering-Plough expressed interest in negotiating a purchase of Canji's assets, although no specific purchase price was indicated.

     On October 31, 1995, representatives of Canji and Canji's legal counsel met with representatives of Schering-Plough to discuss the possible acquisition of Canji by Schering-Plough. Representatives from both companies were in agreement that Schering-Plough's acquisition of Canji would further the development and commercialization of Canji's tumor suppressor gene technology and benefit the business and scientific focus of Schering-Plough. The parties terminated the negotiating meeting on October 31, 1995 without being able to reach a consensus on valuation.

     Representatives of the companies continued to discuss valuation during telephone conversations throughout early November 1995, with both parties making compromises and ultimately arriving at a valuation of approximately $5.00 per share of Canji Capital Stock, and a total valuation in the range of $53-$55 million of Schering-Plough stock to be exchanged for Canji stock (excluding shares owned by Schering-Plough), plus Canji Stockholders receiving a future royalty income stream from the p53 License. During this period, Dr. Ingle and Mr. Kenneth Cohen, the Chief Operating Officer of Canji, continued to pursue other financing alternatives, and representatives of Canji held meetings with various investment banks to consider the feasibility of such alternatives.

     At a meeting held on November 9, 1995, Canji's Board of Directors discussed the terms of the proposed merger transaction with Schering-Plough as well as various other alternatives, including proceeding further with a private placement of preferred stock, and possible merger transactions with other companies. Dr. Ingle and Mr. Cohen reported to the Board concerning their recent discussions with several investment banks concerning various financing alternatives. The Board unanimously approved in principle the proposed merger with Schering-Plough and authorized Dr. Ingle and Mr. Cohen to proceed with negotiations for the Merger.

     At a meeting held in San Diego on November 13, 1995, representatives of Canji and Schering-Plough negotiated and executed a letter of intent and a Loan Agreement. The proposed purchase price of $54.5 million plus the future royalty income stream from a p53 containing gene product under the p53 License was the result of negotiations between the parties. Discussions between the parties and their respective legal advisors continued during the next several weeks.

     At a meeting of the Board of Directors of Canji held in San Diego on November 15, 1995, the terms of the November 13, 1995 letter of intent were discussed in detail. The Board again considered the various other alternatives available to Canji. The Board unanimously approved the proposed merger transaction with Schering-Plough as outlined in the letter of intent. The Board appointed a three-person Special Committee consisting of Dr. Ingle, Mr. Theodore Heinrichs and Dr. Gregory Johnson, to oversee the negotiation of a definitive Merger Agreement.

     Representatives of Schering-Plough and Canji conducted further negotiations toward the preparation of the definitive Merger Agreement from November 15 through December 8, 1995. A copy of the draft definitive Merger Agreement was circulated to all Canji Board members on December 6, 1995, and Canji's management had individual telephone discussions with each Board member concerning the Merger Agreement. The Merger Agreement was approved by Canji's Board of Directors and Special Committee of the Board of Directors on December 8, 1995, by unanimous vote.

     The Board of Directors of Canji concluded that the valuation of Canji at $54.5 million plus the future royalty income stream from the p53 License, is a favorable and fair price for the Canji Stockholders, given the financing and other obstacles facing small biotech companies at this time. While the value of the future royalty income stream from the p53 License is indeterminate at this time, this right affords Canji stockholders the potential for additional value if the p53 technology becomes successful in the market over the next approximately 18 years. The present value of this royalty income stream is highly speculative and uncertain. Canji has received an independent appraisal with a present value on this royalty income stream of $4.7 million. This represents an additional present value of approximately $.44 per share, for an aggregate value of the total consideration being received by the Canji stockholders of approximately $5.51 per share. The Board of Directors of Canji was aware of the uncertainty regarding this value.

     On December 8, 1995, Schering-Plough and Canji executed the Merger Agreement. On December 11, 1995, the Board of Directors of Schering-Plough approved the Merger Agreement and the transaction contemplated thereby, and on December 12, 1995, the parties issued a press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE CANJI BOARD OF DIRECTORS

     Canji. In approving the Merger, the Board of Directors of Canji and the Special Committee thereof consulted with Canji's legal advisors as well as with Canji's management, and considered a number of factors, including (i) management's view that Canji would benefit from Schering-Plough's drug discovery infrastructure because the biotechnology industry is consolidating and is becoming increasingly competitive by the combination of development stage companies and major pharmaceutical firms, (ii) the increased resources which would be available for the development of Canji's tumor suppressor gene technology utilizing the resources of Schering-Plough, (iii) the availability of funding for core programs that presently are dependent upon the timing and inherent risk of a future initial public offering, (iv) the Canji Board's view that it was unlikely to identify an alternative business combination or other opportunity that would provide the same likelihood of return on investment to the Canji Stockholders, and (v) the Canji Board's view that, given the financing and other obstacles facing small independent biotech companies, including Canji, the merger consideration to be received in the Merger is a favorable and fair price for the Canji Stockholders.

     The foregoing discussion of the factors considered by the Canji Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Canji Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF CANJI HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS

OF, CANJI AND THE CANJI STOCKHOLDERS. ACCORDINGLY, THE CANJI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CANJI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY VOTING FOR THE CANJI MERGER PROPOSAL.

     Schering-Plough. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Schering-Plough consulted with Schering-Plough's legal advisors as well as with Schering-Plough's management, and considered a number of factors, including: (i) the opportunity to use Schering-Plough's substantial resources and product development and production capability to leverage Canji's broad-based scientific infrastructure, and thereby create a strong gene medicine platform as the nucleus for gene therapy discovery efforts, with a capability to rapidly capitalize on promising gene therapy product leads, (ii) the addition of Canji's innovative and experienced team of scientists and its scientific expertise, (iii) the opportunity to better realize the benefits of the current collaborative efforts between Schering-Plough and Canji, and (iv) the enhancement of Schering-Plough's discovery portfolio and patent estate.

     The foregoing discussion of the factors considered by the Schering-Plough Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Schering-Plough Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Canji Board with respect to the Merger Agreement, Canji Stockholders should be aware that certain officers and Directors of Canji (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Canji Stockholders generally. The Board of Directors of Canji was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     Canji Options. Prior to the Effective Time, Canji will take such action as is necessary to cause each of the Canji stock option plans and each unvested option to purchase Canji Capital Stock issued thereunder to be cancelled immediately prior to the Effective Time (an "Unvested Canji Option"). Schering-Plough will offer to each person identified in the Merger Agreement (including certain Directors and officers of Canji) to enter into a restricted stock agreement with such person to provide such person with restricted Schering-Plough Common Shares of equivalent value to (and upon the same vesting schedule as) the Unvested Canji Options that such person held immediately prior to the Effective Time. The restricted Schering-Plough Common Shares will be valued at the Average Share Price and will be expensed over the vesting period. Holders of such Unvested Canji Options will not be entitled to receive Participation Rights in respect of such Unvested Canji Options. In no event will Schering-Plough be obligated to offer to enter into restricted stock agreements with such persons for more than Unvested Canji Options to purchase an aggregate of 600,000 shares of Canji Capital Stock. Certain of the officers and Directors of Canji hold options to purchase Canji Capital Stock which will qualify as Unvested Canji Options and be replaced with restricted Schering-Plough Common Shares following consummation of the Merger as described above.

     In addition, in connection with the Merger, at the Effective Time certain outstanding options to purchase Canji Capital Stock held by certain Directors and executive officers of Canji will accelerate pursuant to their terms and are expected to be exercised simultaneously therewith, and will be canceled to the extent not so exercised. Such options are held by (and the number of shares of Canji Capital Stock for which such options will be exercisable for are): M. Blake Ingle, Ph.D. (260,000 shares), Kenneth M. Cohen (150,000 shares), Bryan Finkle, Ph.D. (42,000 shares), Roger Headrick (10,000 shares), Gregory Johnson, Ph.D. (10,000 shares), Wen-Hwa Lee, Ph.D. (10,000 shares), Erkki I. Ruoslahti, M.D. (10,000 shares), Theodor H. Heinrichs (10,000 shares) and Jui Lien Li, Ph.D. (5,000 shares).

     Employment Agreements. In connection with and as a condition to consummation of the Merger, three scientific employees of Canji (none of whom are Directors or officers of Canji) will be required to enter into employment agreements with Schering-Plough, and Schering-Plough intends to offer to enter into employment agreements with certain other employees of Canji (none of whom are Directors or officers of Canji).

     Severance Arrangements. Dr. Ingle, Mr. Cohen and Michael Shepard, Ph.D. are parties to severance agreements with Canji which will be assumed by the Surviving Corporation in the Merger. Pursuant thereto, when terminated, Dr. Ingle will be entitled to a severance payment of one month base salary per year of employment (which commenced March 1, 1993); Mr. Cohen will be entitled to a severance payment of 6 months base salary if terminated prior to March 15, 1996, and 12 months base salary if terminated thereafter; and Dr. Shepard will be entitled to a severance payment of 3 months base salary.

     Transition Bonuses. Pursuant to the Merger Agreement, each current employee of Canji, other than Dr. Ingle, Mr. Cohen, Dr. Shepard and Mr. Law, will be entitled to a transition bonus of 25% of such employee's base salary payable on the first anniversary of the Effective Time or upon such employee's termination of employment by Schering-Plough without cause.

     Other Interests. Dr. Shepard currently owes Canji $60,000 pursuant to a loan from Canji, which loan will be fully forgiven pursuant to its terms upon consummation of the Merger.

     See "The Merger Agreement -- Employee Benefits."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price for Canji will be allocated to the identifiable assets and liabilities of Canji based on their respective fair values. Future payments made under the Participation Rights Agreement, if any, will be expensed as incurred. See "Unaudited Pro Forma Combined Financial Information."

REGULATORY APPROVALS

     The Merger does not require the approval of any Federal or state agency.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Schering-Plough Common Shares and Participation Rights issued in connection with the Merger will be freely transferable, except that any Schering-Plough Common Shares and Participation Rights received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Schering-Plough or Canji prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Schering-Plough or Canji, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Schering-Plough, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Schering-Plough or Canji generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their Schering-Plough Common Shares or Participation Rights acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or certificates, as the case may be, or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Schering-Plough) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Schering-Plough Common Shares and Participation Rights acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule
144. Additionally, the number of shares or certificates, as the case may be, to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Schering-Plough Common Shares or Participation Rights, as the case may be, or the average weekly trading volume of such shares or certificates, as the case may be, during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Schering-Plough remains current with its informational filings with the Commission under the Exchange Act.

Two years after the Effective Time, an affiliate will be able to sell such Schering-Plough Common Shares and Participation Rights without being subject to such manner of sale or volume limitations provided that Schering-Plough is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Schering-Plough. Three years after the Effective Time, an affiliate will be able to sell such Schering-Plough Common Shares and Participation Rights without any restrictions so long as such affiliate had not been an affiliate of Schering-Plough for at least three months prior to the date.

     It is a condition to the Merger that no later than the Closing, each person who may be at the Effective Time an "affiliate" of Canji for purposes of Rule 145 under the Securities Act shall have executed and delivered to Schering-Plough written undertakings to the effect that, among other things, (i) from the date thereof and until the Effective Time, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Canji Capital Stock held by such person or on such person's behalf, whether then owned or thereafter acquired, and (ii) such person agrees not to offer to sell, sell, transfer or otherwise dispose of any of the Schering-Plough Common Shares and/or Participation Rights issued thereto upon consummation of the Merger except (a) in compliance with the applicable provisions of Rule 145 under the Securities Act or (b) pursuant to a registration statement under the Securities Act or (c) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Schering-Plough or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act, provided, however, that, for so long as such person holds any Schering-Plough Common Shares and/or Participation Rights as to which such person is subject to the limitations of Rule 145, Schering-Plough will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Schering-Plough and to that extent to make available to the undersigned the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Schering-Plough Common Shares and/or Participation Rights.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into Canji with the result that Canji as the Surviving Corporation becomes a wholly-owned subsidiary of Schering-Plough, subject to the requisite approvals of Canji Stockholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing is to be made after the Closing which will be held on the Closing Date set by Schering-Plough, which date will be as soon as practicable following the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. It is currently anticipated that the Effective Time will occur shortly after the date of the Canji Special Meeting assuming the Merger Agreement and the Merger are approved by the requisite vote of Canji Stockholders at such meeting.

     From and after the Effective Time, the officers and directors of Subcorp will be the officers and directors of the Surviving Corporation in the Merger, and the Certificate of Incorporation and Bylaws of the Surviving Corporation will be those of Subcorp as in effect immediately prior to the Effective Time.

MERGER CONSIDERATION

     Conversion of Shares. Upon consummation of the Merger pursuant to the Merger Agreement, each share of Canji Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Canji, Subcorp or any parent of Subcorp, if any, which will be cancelled, and other than shares as to which dissenters' rights have been perfected) will be converted into and represent (i) that number of Schering-Plough Common Shares equal to the Exchange Ratio and (ii) one Participation Right. The Exchange Ratio is equal to the quotient (rounded to the nearest ten-thousandth of a share) obtained (x) by dividing $54.5 million by the sum of the total number of shares of Canji Capital Stock issued and outstanding immediately prior to the Effective Time (including dissenting shares, but excluding the S-P Canji Shares) and the total number of shares of Canji Capital Stock required to be reserved for issuance upon the exercise of all outstanding warrants, options (excluding the Unvested Canji Options to purchase up to an aggregate of 600,000 shares of Canji Capital Stock to be cancelled immediately prior to the Effective Time) and other rights to purchase or otherwise receive such shares and then dividing that amount by (y) the Average Share Price. In the event that prior to the Effective Time Schering-Plough declares a stock dividend or other distribution payable in Schering-Plough Common Shares or securities convertible into Schering-Plough Common Shares, or effects a stock split, reclassification, combination or other change with respect to Schering-Plough Common Shares, the Average Share Price and Exchange Ratio will be adjusted to reflect such stock dividend, distribution, stock split, reclassification, combination or other change. Based
on the $          average of the closing prices of Schering-Plough Common Shares as reported on the NYSE Composite Tape on each of the last fifteen trading days ending on the Record Date, on the Record Date the Exchange Ratio would have been
equal to           . However, since the Average Share Price is determined as of two trading days immediately prior to the Closing Date and the number of issued and outstanding shares of Canji Capital Stock is determined as of immediately prior to the Effective Time, there can be no assurance that the same will be true as of the Effective Time.

     Cancellation of Exercisable Options to Purchase Canji Capital Stock. At the Effective Time, each exercisable option to purchase Canji Capital Stock which has not been theretofore exercised will be cancelled.

     Conversion of Warrants and Other Rights to Purchase Canji Capital
Stock. At the Effective Time, each outstanding warrant or other right, if any, then exercisable to purchase or receive Canji Capital Stock which has not been theretofore exercised will be converted into and represent the right to receive with respect to each share of Canji Capital Stock for which such warrant or right was exercisable immediately prior to the Effective Time (x) that number of Schering-Plough Common Shares equal to the Exchange Ratio, less that number of Schering-Plough Common Shares (or fraction thereof) that equals the exercise price under such warrant or right immediately prior to the Effective Time with respect to one share of Canji Capital Stock and (y) one Participation Right.

     Fractional Shares. No certificates for fractional Schering-Plough Common Shares will be issued in the Merger, and to the extent that an outstanding share of Canji Capital Stock or Canji warrant or other right converted in the Merger would otherwise have become a fractional Schering-Plough Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Canji Capital Stock or such warrant or right to the exchange agent designated by Schering-Plough as described under "-- Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the Average Share Price) of such fractional interest.

     Conversion of Subcorp Common Stock. At the Effective time, each share of common stock, $10.00 par value, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, no par value, of Canji as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding common stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF CANJI CAPITAL STOCK AND CANJI WARRANTS AND OTHER RIGHTS TO BE CONVERTED IN THE MERGER SHOULD NOT SEND IN THEIR CANJI STOCK CERTIFICATES OR CERTIFICATES REPRESENTING SUCH WARRANTS OR RIGHTS UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Canji Capital Stock or Canji warrants or other rights whose shares, warrants or rights were converted into the right to receive Schering-Plough Common Shares and Participation Rights. Such letter of transmittal will be used in forwarding Certificates for surrender in exchange for certificates evidencing Schering-Plough Common Shares and Participation Rights to which such holder has become entitled and, if applicable, cash in lieu of any fractional Schering-Plough Common Share. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to the Schering-Plough exchange agent designated therein pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor (i) a certificate evidencing the whole number of Schering-Plough Common Shares to which such holder is entitled, (ii) that number of Participation Rights to which such holder is entitled, and (iii) a check representing the amount of cash payable in lieu of any fractional Schering-Plough Common Share, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange. Certificates surrendered for exchange by any person constituting an "affiliate" of Canji for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Schering-Plough has received written undertakings from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Schering-Plough Common Shares and Participation Rights and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Schering-Plough having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Merger Agreement contains various representations, warranties and covenants of Schering-Plough, Subcorp and Canji. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each of Schering-Plough's and Canji's obligations under the Merger Agreement that the other party's representations and warranties each be true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time).

     Pursuant to the Merger Agreement, each of Schering-Plough and/or Subcorp and Canji has agreed that it will (i) use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement (including satisfying the conditions precedent to the Merger), (ii) use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of any governmental authority or other third party that it may be required to give, make or obtain, (iii) unless otherwise required by applicable laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, to consult with the other before issuing any press release with respect to the Merger and not to issue any such press release prior to such consultation, (iv) subject to the terms and conditions of the Merger Agreement, cause the certificate of merger to be prepared and properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL at the Effective Time, (v) cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (A) any real property transfer gains, sales, use, transfer, value-added, stock transfer, and stamp taxes, (B) any recording, registration and other fees, and (C) any similar taxes or fees that become payable in connection with the transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the Effective Time, and (vi) use its reasonable best efforts, to the extent permitted by the terms and conditions of the Merger Agreement, to consummate the Merger in a manner which will cause it to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code.

     Schering-Plough covenants in the Merger Agreement (i) (A) to use all reasonable efforts to prepare and file the Registration Statement with the Commission as promptly as practicable following the Board of Directors' approvals of Schering-Plough, Subcorp and Canji, as contemplated by the Merger Agreement, (B) to use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time, (C) as promptly as practicable following the Board of Directors' approvals of Schering-Plough, Subcorp and Canji, to prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and any applicable state laws of similar effect (collectively, "Other Filings"), (D) to promptly notify Canji of the receipt of any comments from the Commission or its staff and of any request of the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, this Proxy Statement/Prospectus or any Other Filings or for additional information, and to supply Canji with copies of all correspondence between Schering-Plough or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, this Proxy Statement/Prospectus, the Merger or any of the Other Filings, (E) if at any time prior to the Effective Time, to the best knowledge of Schering-Plough, any event shall occur which would be required to be set forth in an amendment or supplement to the Registration Statement, this Proxy Statement/Prospectus or any of the Other Filings, to promptly inform Canji of such occurrence, and (F) the Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law, (ii) to give prompt notice to Canji of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (B) any material failure of Schering-Plough to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies available under the Merger Agreement to Canji, (iii) the Schering-Plough Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance, (iv) to offer to employees of Canji the benefits package described in the Merger Agreement, which includes certain "pay-to-stay" benefits and certain "severance" benefits, (v) to offer to each person identified in the Merger Agreement to enter into a restricted stock agreement with such person to provide such person with restricted Schering-Plough Common Shares of equivalent value to (and upon the same vesting schedule as) the Unvested Canji Options that such person held immediately prior to the Effective Time, provided that, in no event shall Schering-Plough be obligated to offer to enter into restricted stock agreements with such persons for more than Unvested Canji Options to purchase an aggregate of 600,000 shares of Canji Capital Stock, and (vi) that on or prior to the first anniversary of the Closing Date, Schering-Plough and the Surviving Corporation will not (A) cease to conduct the business of the Surviving Corporation, (B) dispose, transfer or distribute a significant portion of the assets of the Surviving Corporation, other than sales in the ordinary course of business, (C) dispose of the stock of the Surviving Corporation, or (D) repurchase the Schering-Plough Common Shares issued to Canji Stockholders in the Merger, unless prior to taking such action, Schering-Plough and the Surviving Corporation shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that such action should not cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Canji covenants in the Merger Agreement (i) at the earliest practicable date, to take all requisite action in accordance with the federal securities laws, the DGCL and the Canji Certificate and Canji Bylaws necessary to obtain the requisite consent and approval of Canji Stockholders with respect to the Merger, the Merger Agreement and the other transactions contemplated thereby and to obtain the requisite consent and approval of holders of Canji Preferred Stock to the amendment to the Canji Certificate to provide for the distribution of the merger consideration in the Merger among the holders of Canji Common Stock and Canji Preferred Stock on an equal pro rata basis in accordance with the Merger Agreement, without any preference to any share of Canji Preferred Stock (the "Canji Preferred Stockholders Vote"), (ii) at the earliest practicable date, to take all requisite action in accordance with the federal securities laws, the DGCL and the operative certificates, documents and agreements governing the rights of all holders of all warrants, options and other rights to purchase or otherwise receive shares of Canji Capital Stock to inform such holders of the Merger, the Canji Preferred Stockholders Vote and the other transactions contemplated by the Merger Agreement in order to permit them to exercise their rights thereunder, (iii) (A) to furnish Schering-Plough with all information concerning Canji as may be required for inclusion in the Registration Statement,
(B) to cooperate with Schering-Plough in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, (C) if at any time prior to the Effective Time, any information pertaining to Canji contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Schering-Plough and provide Schering-Plough with the information necessary to make statements contained therein not false and misleading, (D) as soon as is reasonably practicable, to prepare and deliver to Schering-Plough this Proxy Statement/Prospectus for inclusion in the Registration Statement of which it is a part, and (E) to use all reasonable efforts to mail at the earliest practicable date to Canji Stockholders this Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Canji Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of Canji's Board of Directors in favor of the Merger, (iv) during the period from the date of the Merger Agreement to the Effective Time, to conduct its normal operations and use its reasonable efforts in order to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with research collaborators, suppliers, licensees, licensors and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, (v) during the period from the date of the Merger Agreement to the Effective Time, to permit a scientific advisor, designated by Schering-Plough, who is reasonably satisfactory to Canji, to be present at Canji's premises, to be consulted on all research and development activities, to monitor the day-to-day operations of Canji and to oversee transitional matters prior to the Effective Time, (vi) from and after the date of the Merger Agreement until the Effective Time (or the termination of the Merger Agreement), to permit representatives of Schering-Plough, in conjunction with the Merger Agreement, to have appropriate access at all reasonable times to Canji's premises, properties, books, records, contracts, tax records, documents, and suppliers, (vii) to use all reasonable and good faith efforts to cause each such person who may be at the Effective Time an "affiliate" of Canji for purposes of Rule 145 under the Securities Act, to execute and deliver to Schering-Plough the written undertakings set forth in the Merger Agreement as soon as practicable, but in no event later than the Closing

Date, (viii) to give prompt notice to Schering-Plough of (A) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (B) any material failure of Canji to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies available thereunder to Schering-Plough, (ix) not to settle or compromise any claim for appraisal rights prior to the Effective Time without the prior written consent of Schering-Plough, (x) prior to the Effective Time, (A) to take such action as is necessary to cause each of the Canji stock option plans and each Unvested Canji Option issued thereunder to be cancelled immediately prior to the Effective Time and (B) to take such action as is necessary to cause each such Unvested Canji Option held by consultants or other non-employees of Canji to be accelerated and exercised or otherwise cancelled at the Effective Time of the Merger, (xi) to deliver to each Canji Stockholder a copy of this Proxy Statement/Prospectus in accordance with all applicable provisions of the Securities Act, and (xii) to in good faith utilize all reasonable efforts to commence performing certain tasks regarding environmental matters set forth in the Merger Agreement within ten days of the date of the Merger Agreement, except where a different time period is specified therein, and to in good faith utilize all reasonable efforts to complete such tasks prior to the Effective Time.

NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, Canji agreed that, prior to the Effective Time, it will not, and will not authorize or permit any directors, officers, Canji Stockholders, warrant holders, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Canji, or acquisition of any capital stock or any material portion of the assets of Canji, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Schering-Plough, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that Canji may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction if the Board of Directors of Canji determines in good faith by a majority vote, based upon a written opinion from its outside legal counsel (a copy of which is provided to Schering-Plough), that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, in the written opinion of its independent financial advisor more favorable to Canji Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement. From and after the execution of the Merger Agreement, Canji shall immediately advise Schering-Plough in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Schering-Plough a copy of any such proposal in addition to any information provided to or by any third party relating thereto.

CONDITIONS

     The obligations of Schering-Plough, Subcorp and Canji to consummate the Merger are subject to fulfillment of the following conditions, among others, (i) the Merger, the Merger Agreement and the other transactions contemplated thereby shall have been duly approved by the Canji Stockholders and the requisite Canji Preferred Stockholders Vote shall have been duly received; (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, no action instituted by any governmental authority which seeks to prevent consummation of the Merger shall be outstanding and no statute, rule or regulation shall have been enacted by any governmental authority which prevents the consummation of the Merger, and (iii) the Commission shall have declared the Registration Statement effective, and on the Closing Date and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened by the Commission or entered by the Commission or any state securities administrator.

     The obligations of Canji to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions unless waived by Canji (i) each of the representations and warranties of each of Schering-Plough and Subcorp shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time), (ii) each of Schering-Plough and Subcorp shall have performed in all material respects each of its obligations and agreements and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, (iii) the Merger and the transactions contemplated by the Merger Agreement shall have been duly approved by the Boards of Directors of Schering-Plough and Subcorp, and (iv) the Schering-Plough Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

     The obligations of Schering-Plough to consummate the Merger and the other transaction contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions unless waived by each of Schering-Plough and Subcorp
(i) each of the representations and warranties of Canji shall be true and correct on the date of the Merger Agreement and on and as of the Closing Date (except for those made as of a specified time), (ii) Canji shall have performed in all material respects each of its obligations and agreements and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, (iii) each person who may be at the Effective Time an "affiliate" of Canji for purpose of Rule 145 under the Securities Act, shall have executed and delivered to Schering-Plough the written undertakings as provided in the Merger Agreement no later than the Closing, (iv) the Board of Directors of Canji, at a meeting duly called and held (A) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Canji Stockholders, and (B) resolved to recommend that Canji Stockholders approve the Merger Agreement and the other transactions contemplated therein, including the Merger, and the holders of Canji Preferred Stock consent to and approve the requisite Canji Preferred Stockholder Vote, (v) each of the employees of Canji set forth in the Merger Agreement shall have executed and delivered to Schering-Plough an employment agreement as provided in the Merger Agreement, and (vi) Canji shall have delivered to Schering-Plough an affidavit, dated as of the Closing Date, that is satisfactory to Schering-Plough and which satisfies the requirements of Section 1445(b)(3) of the Code and U.S. Treasury Regulation sec.1.1445-2(c)(3)(i).

HEADQUARTERS

     Schering-Plough intends to retain most of the research activities currently conducted by Canji in the San Diego area following the Closing Date, and for an indefinite period thereafter. While Schering-Plough retains the sole discretionary authority to relocate some or all of Canji's research operation in the future, Schering-Plough has no present intention to do so.

EMPLOYEE BENEFITS

     Pursuant to the Merger Agreement, Schering-Plough will offer to Canji employees, with certain limited exceptions, the benefits package as described therein, including the transition bonuses described under "The
Merger -- Interests of Certain Persons in the Merger" and benefits provided generally to Schering-Plough employees.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger and the Merger Agreement by Canji Stockholders (i) by mutual consent of Schering-Plough and Canji, (ii) by either Schering-Plough and Subcorp or Canji if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Merger becomes final and non-appealable,
(iii) by either Schering-Plough and Subcorp or Canji if the Merger is not consummated before March 31, 1996, unless that deadline is extended by the Boards of

Directors of Schering-Plough, Subcorp and Canji, provided that a party shall not have a right to so terminate the Merger Agreement if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, (iv) by Schering-Plough and Subcorp if the Canji Board shall not have, by December 15, 1995, adopted resolutions to recommend the Merger Agreement, the Merger and the Canji Preferred Stockholder Vote in the manner set forth in the Merger Agreement or, following such date having so recommended, shall thereafter withdraw, modify or change its recommendations in a manner adverse to Schering-Plough, at any time prior to the Canji Stockholders meeting to vote on the Merger, and (v) by Schering-Plough and Subcorp if at the meeting of Canji Stockholders (including any adjournment or postponement thereof) the requisite vote of the Canji Stockholders to approve the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and the requisite Canji Preferred Stockholder Vote shall not have been obtained.

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, the breaching party shall indemnify and hold harmless the other parties thereto for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and stockholders' meetings and consents ("Costs").

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by Schering-Plough, Subcorp and Canji by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Agreement and the Merger by Canji Stockholders and the requisite Canji Preferred Stockholder Vote, but after any such approval, no amendment shall be made which by law requires further approval by Canji Stockholders without such further approval.

     At any time prior to the Effective Time, Schering-Plough (with respect to Canji) and Canji (with respect to Schering-Plough and Subcorp) by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein, provided such waiver or extension is set forth in a written document signed on behalf of such party.

EXPENSES

     Except as otherwise provided in the Merger Agreement Schering-Plough, Subcorp and Canji will pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of shares of Canji Capital Stock are entitled to appraisal rights under Section 262 ("Section 262") of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex B to this Proxy Statement/Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex B. This discussion and Annex B should be reviewed carefully by any Canji Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     Canji Stockholders of record who desire to exercise their appraisal rights must:

     - hold shares of Canji Capital Stock on the date of making a demand for appraisal;

     - make a written demand for appraisal prior to the vote on the Merger by Canji Stockholders;

     - continuously hold such shares through the Effective Time;

     - not vote in favor of the Merger nor consent thereto in writing;

     - file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and

     - otherwise satisfy all of the conditions described more fully below.

     A record holder of shares of Canji Capital Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of his shares of Canji Capital Stock. All references in Section 262 and in this summary of appraisal rights to a "Canji Stockholder" or "holders" of shares are to the record holder or holders of shares of Canji Capital Stock.

     Holders of shares of Canji Capital Stock who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to Canji prior to the vote by the Canji Stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the certificate or certificates representing shares of Canji Capital Stock. A person having a beneficial interest in shares of Canji Capital Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly, to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If shares of Canji Capital Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If shares of Canji Capital Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of Canji Capital Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Canji Capital Stock outstanding in the name of such record owner.

     A Canji Stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Canji, Inc., 3030 Science Park Road, #302, San Diego, California 92121, Attention: Secretary. The written demand for appraisal should specify the Canji Stockholder's name and mailing address, the number of shares of Canji Capital Stock owned, and that the holder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger will not constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all holders who have complied with Section 262.

     Within 120 days after the Effective Time, either Canji, as the Surviving Corporation, or any holder who has complied with the required conditions of
Section 262, may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a holder, demanding a determination of the fair value of the shares of all dissenting holders. The Surviving Corporation does not presently intend to file an appraisal petition and holders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, Canji Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Effective Time, any Canji Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation, a statement setting forth the aggregate number of shares of Canji Capital Stock with respect to which demands for appraisal were received by Canji and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which holders are entitled to appraisal rights and will appraise shares of Canji Capital Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community, and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Canji Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting Canji Stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting holder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     Any holder of shares of Canji Capital Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Canji Stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, such stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, holders' rights to appraisal shall cease, and all holders of shares of Canji Capital Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Canji Capital Stock who desires such a petition to be filed is advised to file it on a timely basis.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain federal income tax consequences of the Merger to Schering-Plough, Subcorp, Canji and Canji Stockholders, and is based on the assumption that the Merger is consummated as contemplated herein. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to Canji Stockholders who hold their shares of Canji Capital Stock as capital assets at the Effective Time. This summary does not discuss all aspects of income taxation that may be relevant to a particular Canji Stockholder in light of such holder's specific circumstances or to certain types of Canji Stockholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, and holders who acquired Canji Capital Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan), and it does not discuss any aspect of state, local, foreign or other tax laws.

     Gray Cary Ware & Freidenrich, counsel to Canji, has advised Canji that, in its opinion, the following discussion, insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters. In rendering such opinion, counsel has expressly relied on the accuracy of certain assumptions and the representations made to such counsel by Schering-Plough, Subcorp, Canji, and certain Canji Stockholders. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. CANJI STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, AND ANY CHANGES IN SUCH LAWS (POSSIBLY INCLUDING CHANGES WITH RETROACTIVE EFFECT).

GENERAL CONSEQUENCES OF THE MERGER

     The federal income tax consequences to Canji Stockholders will depend in part on whether, in the Merger, Schering-Plough acquires at least 80% of the outstanding Canji Capital Stock in exchange for Schering-Plough Common Shares. For purposes of the preceding sentence, (1) the Canji Capital Stock owned by Schering-Plough prior to the Merger should not be counted as being acquired in the Merger, but should be counted as outstanding and (2) any Canji Capital Stock held by Canji Stockholders who have perfected appraisal rights with respect to such stock should not be counted as outstanding. Because some amount of outstanding Canji Capital Stock will be viewed as being exchanged for the Participation Rights, whether Schering-Plough acquires the requisite percentage of Canji Capital Stock will depend primarily upon the fair market value of the Participation Rights at the Effective Time.

     Canji management believes, based on certain appraisals, that the fair market value of the Participation Rights at the Effective Time will not be great enough to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, there can be no assurance that the Participation Rights will not ultimately be determined to have a greater value. The assumptions and representations made in connection with the issuance of the opinion described above include, among other things, that the Canji Stockholders (other than Schering-Plough) have no plan or intention to sell, exchange or otherwise dispose of a number the Schering-Plough Common Shares that they will receive pursuant to the Merger that would reduce the Canji Stockholders' ownership of the Schering-Plough Common Shares received in the Merger to a number of shares having an aggregate fair market value, as of the Effective Date of the Merger, of less than 50% of the value of all of the Canji Capital Stock outstanding immediately prior to the Merger, including the Series I Preferred Shares owned by Schering-Plough. In addition, qualification as a reorganization will depend upon the satisfaction of certain other conditions. Based on the assumptions and representations referred to above, these conditions are expected to be satisfied. However, there can be no assurance that the Merger will qualify as a reorganization.

     If the Merger does qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code, the following federal income tax consequences should generally result (subject to the discussion below under "Installment Sale Treatment"):

          1. Schering-Plough, Canji and Subcorp should not recognize any gain or loss as a result of the Merger.

          2. Holders of Canji Capital Stock who exchange their Canji Capital Stock for Schering-Plough Common Shares and Participation Rights will realize gain measured by the difference, if any, between (i) the fair market value of the Schering-Plough Common Shares and the Participation Rights received by such Canji Stockholder in the Merger and (ii) such Canji Stockholder's tax basis in the Canji Capital Stock exchanged therefor. However, the gain realized will be recognized only to the extent of the fair market value of the Participation Rights received in the Merger. In general, any such gain should be recognized as capital gain. Any loss realized by an exchanging Canji Stockholder will not be recognized. For a discussion of the possible application of the installment method to the recognition of gain or loss, please see the discussion below under the heading "Installment Sale Treatment."

          3. Each Canji Stockholder's aggregate tax basis in the Schering-Plough Common Shares received in the Merger should equal his aggregate tax basis in the Canji Capital Stock exchanged therefor, increased by the amount of any gain recognized by such Canji Stockholder and decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

          4. The holding period of the Schering-Plough Common Shares received in the Merger in exchange for Canji Capital Stock will include the holding period of such Canji Capital Stock.

          5. A Canji Stockholder who receives cash in lieu of a fractional Schering-Plough Common Share in the Merger generally should be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by Schering-Plough in exchange for the cash distributed in lieu of the fractional share in a transaction qualifying as an exchange under Section 302 of the Code. As a result, a holder of Canji Capital Stock generally should recognize capital gain or loss with respect to the cash payment received in lieu of a fractional share.

     If the Merger does not qualify as a "reorganization," the federal income tax consequences generally should be as follows (subject to the discussion below under "Installment Sale Treatment"):

          1. A Canji Stockholder who, pursuant to the Merger, exchanges Canji Capital Stock for Schering-Plough Common Shares, Participation Rights, and cash, if any, in lieu of fractional shares should recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of the Schering-Plough Common Shares and Participation Rights received and (ii) the Canji Stockholder's adjusted tax basis in the Canji Capital Stock surrendered in exchange therefor. The gain or loss should be long-term capital gain or loss if the Canji Stockholder's holding period for such Canji Capital Stock is more than one year at the Effective Time.

          2. If a Canji Stockholder owns more than one "block" of such stock (each block consisting of shares of stock acquired at the same time in a single transaction), gain or loss should be determined separately for each block held. In general, the amount of cash, if any, and the fair market value of the Schering-Plough Common Shares and Participation Rights received should be allocated ratably among the blocks in the proportion that the number of shares in a particular block bears to the total number of shares held by such Canji Stockholder.

INSTALLMENT SALE TREATMENT

     As a result of the issuance of the Participation Certificates, the receipt of the Merger Consideration may be an installment sale under the Code, in which case any gain realized from such sale would be required to be reported on the installment method, unless the taxpayer elects out of the installment method. If the installment method were applicable, no gain or loss would be recognized at the Effective Time in connection with the receipt by a Canji Stockholder of a Participation Certificate. Instead, when and if payments under such Participation Certificate were made, a portion of each such payment would be treated as interest, and the remainder of each such payment would be treated as principal, which may result in a capital gain or loss. For purposes of determining the amount of any such gain or loss under the installment method, a Canji

Stockholder's basis in his or her Canji Capital Stock (or, if the Merger qualifies as a reorganization, the portion of such basis, if any, that is allocable to the Participation Certificates) may be allocated in equal annual increments to each of the taxable years in which payment may be received pursuant to the Merger, unless the taxpayer is able to demonstrate to the Internal Revenue Service that the application of this rule will substantially and inappropriately defer recovery of basis. In addition, in certain circumstances, an interest charge may be imposed on any deferral of tax liability resulting from the application of the installment method. There can be no assurance that the installment method will apply to the receipt of the Merger Consideration.

     Canji Stockholders are urged to consult their tax advisors regarding the federal income tax consequences of the receipt and holding of the Participation Rights, especially the availability and application of the installment sale method.

BACKUP WITHHOLDING

     To prevent "backup withholding" of federal income tax on any payments of cash to a Canji Stockholder in the Merger, each Canji Stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such Canji Stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such Canji Stockholder is not subject to backup withholding. A Substitute Form W-9 will be provided to each Canji Stockholder in the letter of transmittal to be mailed to each such Stockholder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a Canji Stockholder by the Internal Revenue Service, and any cash received by such Canji Stockholder may be subject to backup withholding at a rate of 31%.

     THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THIS DISCUSSION DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR CANJI STOCKHOLDERS IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES, SUCH AS CANJI STOCKHOLDERS WHO ARE DEALERS IN SECURITIES, FOREIGN PERSONS, OR CANJI STOCKHOLDERS WHO ACQUIRED THEIR SHARES PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. CANJI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, WHICH MAY HAVE RETROACTIVE EFFECT).

                                 THE COMPANIES

BUSINESS OF CANJI

     Canji was founded in January 1990 and is engaged in the research and development of tumor suppressor gene technology for malignant cancers and other diseases. Canji's therapeutic approach is to replace missing or defective tumor suppressor functions in cancer cells by inserting the normal gene, thereby blocking tumor growth or causing tumor cell death (apoptosis). Canji has focused its efforts in tumor suppressor gene technology on the two best characterized tumor suppressor genes, p53 and RB (retinoblastoma). Canji's initial product development efforts have been targeted at certain cancers with high morbidity and mortality and for which current therapy is inadequate. Long-term clinical targets include non-malignant diseases caused by aberrant cell proliferation, such as in certain cardiovascular and ophthalmic conditions. Canji has created a broad enabling platform in tumor suppressor genes, related cell cycle regulators and associated gene delivery technology. Canji's programs include: p53 gene therapy in cancer; RB gene therapy in cancer; new tumor suppressor genes in breast and prostate cancers; dominant cell cycle regulators for proliferative cardiovascular and ophthalmic diseases; thymidine kinase gene in cancer, and gene delivery systems (primarily novel adenoviral vectors).

     Canji's technology is based upon the anti-cancer activity of tumor suppressor genes. Tumor suppressor genes normally control cellular proliferation and prevent malignancy. The existence of tumor suppressor genes was first proposed when early studies demonstrated that malignant cells fused with normal cells would result in cell hybrids that lost their ability to form tumors in animals. This observation suggested that genes from a normal cell might be able to "repair" a defective function in cancer cells and restore normal cellular characteristics. This phenomenon has been termed "tumor suppression," and is the foundation of Canji's core technology.

     A critical requirement for gene therapy is the development of delivery systems that safely transfer genes into human cells. Gene delivery can be accomplished in two ways: (i) ex vivo, by inserting genes into cells which have been removed from the body and then reintroducing those genetically-altered cells into the patient; and (ii) in vivo, by introducing genes directly into the body to be incorporated into target cells. Canji's product-based strategy is to administer its gene therapies in vivo, locally, to critical disease sites in order to maximize exposure to the therapeutic agent while minimizing systemic exposure. Canji's goal is to apply its knowledge and technology in tumor suppressor genes and gene delivery to develop effective therapies for a broad range of cancers and other cell proliferative diseases.

     Canji is actively pursuing its initial product development programs for p53 gene therapy of liver malignancies and RB gene therapy for bladder cancer. It also has active research programs aiming to explore and prove the utility of several other tumor suppressor candidates such as a prostate tumor suppressor gene ("PTSG") for prostate and colon cancers, dominant RB variants ("dRB") for restenosis, and Brush-1 and H-NUC/CDC27 for breast cancer.

     The development of the p53 tumor suppressor gene, called the "guardian of the genome" by many leading researchers because it detects mutations that occur in a potentially cancerous cell, is being undertaken as a partnership between Canji and Schering-Plough. Of the handful of tumor suppressor genes that have been discovered to-date, p53 appears to have the broadest practical consequence for cancer therapy because the inactivation of this gene underlies the development of many human cancers. Cancer researchers have accumulated extensive data linking p53 mutation to human tumorigenesis. Current estimates indicate as many as 50% of all human cancers may be linked with p53 defects.

     Several major tumors are associated with defects in the Retinoblastoma ("RB") gene. Canji has made significant progress in preclinical development of RB gene therapy. Canji's initial RB gene therapy disease target is bladder cancer, which is an ideal target for locally administered gene therapy because of its unique anatomic, pathophysiologic, and clinical aspects. Canji has selected a lead molecule and demonstrated gene transfer and antitumor activity in animal models.

     Canji has designed a series of novel cell cycle regulators, including a "dominant RB gene," that may be useful in targeting hyperproliferative diseases other than cancer, including restenosis following coronary angioplasty, and diabetic retinopathy.

     The gene therapy products under development at Canji are mainly targeted at various solid tumors that have high morbidity and mortality. Besides cancer, there is strong evidence that some of these tumor suppressor genes may be useful clinically in some hyperproliferative diseases, including colorectal cancer, bladder cancer, lung cancer, hepatocellular carcinoma, breast cancer, and prostate cancer.

     Canji has focused its limited financial and human resources on the identification of research opportunities and the translation of those opportunities into product candidates. In order for Canji to continue to identify research opportunities and achieve their commercialization, Canji has entered into collaborative research and development work with academic institutions, other biotechnology companies and Schering-Plough to leverage on its own activities.

     Canji currently operates no manufacturing facilities for the production of clinical material. Canji relies on outside parties to manufacture its initial drug candidates for clinical trials. This is done in close cooperation with Canji scientists using Canji's own protocols and procedures.

     In the specific case of p53 gene therapy, Canji developed a proprietary manufacturing process which has been transferred to Schering-Plough, under which they will manufacture all clinical and commercial quantities of ACN53. Canji is presently in discussions with several contract manufacturers as well as the National Cancer Institute regarding the arrangements for the manufacturing of the RB gene for therapy. Using the ACN53 process already developed by Canji, the RB gene and other adenoviral gene products can be manufactured in standard pharmaceutical/biological facilities under existing regulations.

     Canji currently occupies a 21,500 square foot facility under a lease agreement which expires in November 1998. Contract manufacturing or additional facilities may be required in the future to support expansion of research and development or to manufacture products. As of November 30, 1995, Canji employed [56] individuals, 21 of whom hold Ph.D. or M.D. degrees. There are 48 employees engaged in research and development activities. Canji's senior executives have approximately 80 years of combined experience in pharmaceutical, biotechnology or medical product companies.

     The principal executive offices of Canji are located at 3030 Science Park Road, #302, San Diego, California 92121, and its telephone number is (619) 597-0177.

BUSINESS OF SCHERING-PLOUGH

     Schering-Plough is a holding company which was incorporated in 1970. Through its subsidiaries, Schering-Plough is engaged in the discovery, development, manufacturing and marketing of pharmaceuticals and health care products worldwide. These products include prescription drugs, animal health, over-the-counter (OTC), foot care and sun care products.

     The principal executive offices of Schering-Plough are located at One Giralda Farms, Madison, New Jersey 07940, and its telephone number is (201) 822-7000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information should be read in conjunction with the financial statements, including the notes thereto, of Schering-Plough which are incorporated by reference in this Proxy Statement/Prospectus and the financial statements of Canji, including the notes thereto, set forth herein (see "Index to Financial Statements of Canji, Inc."). The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following unaudited pro forma combined balance sheet presents, under the "purchase" method of accounting, the consolidated balance sheet of Schering-Plough as of September 30, 1995, combined with the balance sheet of Canji as of September 30, 1995.

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1995

                             (DOLLARS IN MILLIONS)

                                                             SCHERING-
                                                              PLOUGH       ADJUSTMENTS     PRO FORMA
                                                             ---------     -----------     ---------
Cash and cash equivalents..................................  $   336.7        $ 2.6(a)     $  339.3
Accounts receivable, net...................................      557.0                        557.0
Inventories................................................      468.1                        468.1
Prepaid expenses, deferred income taxes and other current
  assets...................................................      568.1          0.5(a)        568.6
                                                              --------        -----        --------
          Total current assets.............................    1,929.9          3.1         1,933.0
Property, plant and equipment, net.........................    2,023.1          1.4(a)      2,024.5
Other assets...............................................      601.2         53.2(a)        654.4
                                                              --------        -----        --------
                                                               4,554.2         57.7         4,611.9
                                                              ========        =====        ========
Accounts payable...........................................      282.2          0.5(a)        282.7
Short-term borrowing and current portion of long-term
  debt.....................................................      791.8                        791.8
Other accrued liabilities..................................    1,145.4          1.8(a)      1,147.2
                                                              --------        -----        --------
          Total current liabilities........................    2,219.4          2.3         2,221.7
Long-term debt.............................................       86.3          0.6(a)         86.9
Other long-term liabilities................................      553.0          0.3(a)        553.3
Shareholders' equity:
Common shares..............................................      503.0          0.9(b)        503.9
Paid-in capital............................................       24.5         53.6(b)         78.1
Retained earnings..........................................    4,208.6                      4,208.6
Foreign currency translation adjustment....................     (100.9)                      (100.9)
                                                              --------        -----        --------
          Total............................................    4,635.2         54.5         4,689.7
Less treasury shares.......................................    2,939.7                      2,939.7
                                                              --------        -----        --------
                                                               1,695.5         54.5         1,750.0
                                                              --------        -----        --------
                                                             $ 4,554.2        $57.7        $4,611.9
                                                              ========        =====        ========

---------------
Notes to Pro Forma Combined Financial Statements

(a) The transaction will be accounted for using the purchase method of accounting. The estimated purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values and includes amounts previously paid for Canji Preferred Stock. For purposes of this presentation, the amount recorded to Other assets represents intangible assets acquired for base technology for gene therapy. The process of estimating fair values is not yet complete and, therefore, the amounts shown are subject to change.

(b) Represents the fair value of Schering-Plough stock to be issued for the acquisition.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma combined statements of earnings present, under the "purchase" method of accounting, the consolidated statements of earnings of Schering-Plough for the nine months ended September 30, 1995 and the year ended December 31, 1994.

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    SCHERING-PLOUGH   CANJI   ADJUSTMENTS     PRO FORMA
                                                    ---------------   -----   -----------     ---------
Sales & revenue...................................     $ 3,813.5      $ 4.7      $(4.5)(d)    $3,813.7
Costs and expenses:
  Cost of sales...................................         746.1                                 746.1
  Selling, general and administrative.............       1,477.4        1.5                    1,478.9
  Research and development........................         475.1        5.3        2.3(a)        480.7
                                                                                  (2.0)(d)
  Other expense, net..............................          37.3        0.1                       37.4
                                                        --------      -----      -----        --------
Income (loss) before income taxes.................       1,077.6       (2.2)      (4.8)        1,070.6
Income taxes......................................         264.0                  (1.6)(b)       262.4
                                                        --------      -----      -----        --------
Income (loss) from continuing operations..........     $   813.6      $(2.2)     $(3.2)       $  808.2
                                                        ========      =====      =====        ========
Earnings (loss) per common share from continuing
  operations......................................     $    2.19      $(.91)                  $   2.17 (c)

---------------
Notes to Pro Forma Combined Financial Statements

(a) Represents nine months' amortization of intangible assets acquired.

(b) Represents the estimated tax benefit for Canji losses and pro forma adjustments.

(c) Based on Schering-Plough average shares outstanding of 371.2 million plus an estimated issuance of 0.9 million shares to acquire Canji.

(d) Elimination of amounts recorded under the Collaboration Agreement between Schering-Plough and Canji.

(e) On June 28, 1995, Schering-Plough completed the sale of its worldwide contact lens business. In connection therewith, Schering-Plough recorded a loss on disposal of $156.2, net of tax benefits of $75.3, ($.42 per share). Proceeds from the sale were $47.5. The contact lens business is reported as a discontinued operation. Contact lens sales during 1995 through the date of disposition were $46.2. Sales for the three and nine months ended September 30, 1994 were $30.5 and $100.3, respectively.

                    SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED DECEMBER 31, 1994
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            SCHERING-PLOUGH     CANJI      ADJUSTMENTS     PRO FORMA
                                            ---------------     ------     -----------     ---------
Sales & revenue...........................     $ 4,536.6        $  2.9        $(1.2)(d)    $4,538.3
Costs and expenses:
  Cost of sales...........................         906.8                                      906.8
  Selling, general and administrative.....       1,755.5           1.8                      1,757.3
  Research and development................         610.1           6.8          3.0(a)        617.9
                                                                               (2.0)(d)
  Other expense, net......................          37.5           0.2                         37.7
                                                --------         -----        -----        --------
Income (loss) before income taxes.........       1,226.7          (5.9)        (2.2)        1,218.6
Income taxes..............................         300.5                       (1.8)(b)       298.7
                                                --------         -----        -----        --------
Income (loss) from continuing
  operations..............................     $   926.2        $ (5.9)       $ (.4)       $  919.9
                                                ========         =====        =====        ========
Earnings (loss) per common share from
  continuing operations...................     $    2.42        $(2.61)                    $   2.40 (c)

---------------
Notes to Pro Forma Combined Financial Statements
(a) Represents twelve months' amortization of intangible assets acquired.
(b) Represents the tax benefit for Canji losses and pro forma adjustments.
(c) Based on Schering-Plough average shares outstanding of 382.5 million plus an estimated issuance of 0.9 million shares to acquire Canji.
(d) Elimination of amounts recorded under the Collaboration Agreement between Schering-Plough and Canji.

                                  CANJI, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                FIVE-YEAR SELECTED FINANCIAL & STATISTICAL DATA
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                         NINE MONTHS
                                            ENDED
                                       ---------------                                           INCEPTION TO    INCEPTION TO
                                       SEPT.    SEPT.                                            DECEMBER 31,    SEPTEMBER 30,
                                       1995      1994      1994      1993      1992     1991         1990            1995
                                       -----    ------    ------    ------    ------    -----    ------------    -------------
Revenues.............................  $ 4.7    $  2.5    $  2.9    $  0.2        --       --           --          $   7.8
Net loss.............................   (2.2)     (3.8)     (5.9)     (7.0)   $ (3.6)   $(1.7)      $  (.8)           (21.2)
Net loss per common share............   (.91)    (1.70)    (2.61)    (3.53)    (2.05)    (.97)        (.46)             N/A
Total assets.........................    4.5       8.0       5.9       2.9       2.8      6.1          2.5              N/A
Long-term obligations................     .6       2.5       0.4       0.4        --       --           --              N/A
Cash dividends per common share......     --        --        --        --        --       --           --               --

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF CANJI

1992-1994

RESULTS OF OPERATIONS

     Since Canji's inception in January 1990, Canji has applied substantially all of its resources to research and development of its tumor suppressor technology. Canji received its revenue from Federal grants starting in 1992 and from licensing fees and research contracts commencing in 1994. Revenue increased to $2,901,000 for 1994 from $186,000 in 1993 and $42,000 in 1992. The increase in 1994 was due to $2,647,000 in licensing fees and research contracts received from Schering-Plough and Amoco Technology (Vysis). Canji had two Federal grants in 1994, a four-year National Cancer Institute (NCI) grant that commenced in October 1992 totaling $725,000 and a six month Small Business Innovative Research (SBIR) grant that began in August 1994 totaling $73,000.

     Research and development expenses have increased each year since Canji's inception from $2,978,000 in 1992 to $5,698,000 in 1993 and to $6,849,000 in
1994. These increases were primarily due to the addition of an average of ten scientific personnel per year, associated increases in research supplies and equipment, facility expansion to 21,000 square feet and outside manufacturing and toxicology testing.

     General and administrative expenses were $1,799,000, $1,597,000 and $846,000 respectively in 1994, 1993 and 1992. The 89% increase from 1992 to 1993 was due to senior management additions, leasing of additional office space and business development costs related to travel necessary for acquiring technology and the development of corporate partners. During 1994, the 13% increase was attributable to fund raising expenses and costs associated with settlement of a wrongful termination suit. Net interest expense increased in 1994 because of interest expense costs on newly acquired capital equipment under lease.

LIQUIDITY AND FINANCIAL RESOURCES

     Canji has financed its operation primarily through the private placement of equity securities, interest earned on short-term investments, capital lease financing, grant revenue and beginning in 1994, revenue from research and license agreements. From inception to December 31, 1994, Canji received $20.1 million in net proceeds from equity financing, $2.2 million from convertible debt, $2.6 million in research contracts, $0.9 million from lease financing, and $0.5 million from government grants.

     Canji's primary uses of cash during 1994 included $5.1 million to finance Canji's ongoing research projects and working capital requirements and the purchase of $2.7 million in short-term investments. The primary sources of cash during 1994 were $6.0 million in equity financing and $2.2 million in convertible debt.

UNAUDITED INTERIM FINANCIAL RESULTS

RESULTS OF OPERATIONS

     Prior to 1994, Canji derived most of its revenue from Federal research grants. During 1994, Canji entered into licensing and research agreements with Schering-Plough and Vysis. During the three and nine months ended September 30, 1995, Canji had revenues of $1,581,000 and $4,703,000, respectively compared with $735,000 and $2,498,000 for the same periods in 1994. The increase for the quarter and for the nine months ended September 30, 1995 when compared with the same periods for 1994 is attributable to amounts received under the licensing and research agreements.

     Research and development costs decreased to $1,613,000 for the quarter ended September 30, 1995 compared to $1,811,000 for the quarter ended September 30, 1994. However, research and development expenses increased to $5,311,000 in 1995 from $4,947,000 in 1994 for the comparative nine month periods ending September 30. The decrease for the third quarter of 1995 compared to the prior year is due to certain contract manufacturing expenses incurred by Canji during the quarter ended September 30, 1994, while in 1995 these costs were incurred during the first six months of the year. The increase in 1995 compared with 1994 for the nine month period is a result of increases in laboratory expenses to support pre-clinical testing, an increase in licensing fees to acquire rights to technology and an increase in legal fees to support Canji's patent portfolio.

     General and administrative costs decreased 10% for the three months ended September 30, 1995 compared with the same period in 1994. This decrease is attributable to reductions in consulting fees and other outside services. However, general and administrative expenses increased 23% for the nine months ended September 30, 1995 compared with the same period in 1994. This increase is a result of costs associated with management changes including severance, recruiting and relocation.

     Interest expense decreased for the three and nine month periods ended September 30, 1995 compared with the same periods in 1994 due to the February 1995 conversion of $2.3 million in bridge financing to equity. The bridge loan commenced in the first quarter of 1994. Interest income is derived solely from investments and is dependent on Canji's cash/investment balance and interest rates. A lower cash/investment balance during the third quarter of 1995 resulted in a 30% decrease over the same period in 1994. For the nine month period, the average cash/investment balance was higher in 1995 than 1994 resulting in a 23% increase in interest income.

LIQUIDITY AND FINANCIAL RESOURCES

     During the nine months ended September 30, 1995, Canji financed its operations mainly through revenue proceeds and the use of short-term investments. In addition, a capital equipment lease line of $1.0 million was obtained of which $370,000 has been used. Subsequent to September 30, 1995, Canji closed a private placement of $1.2 million in Series E Preferred Stock and obtained a $3.0 million loan commitment from Schering-Plough. Schering-Plough has advanced $2.0 million of this amount and has agreed to advance $1.0 million on January 15, 1996.

     Canji is a development stage enterprise which has incurred net losses from its research and development activities since inception. The operations of Canji are dependent on its ability to obtain continued financing, which to date has been principally from sales of stock and collaborative research arrangements. Canji is currently pursuing various financing arrangements including corporate partnerships. Based on Canji's present business plan, it is dependent on such financing arrangements to continue operations.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Canji Common Stock (assuming conversion of each outstanding share of Canji Preferred Stock) as of November 30, 1995, (i) by each person who is known by Canji to own beneficially more than five percent of the Canji Capital Stock, (ii) by each of Canji's directors and executive officers and
(iii) by all executive officers and directors as a group.

                                                                       SHARES BENEFICIALLY OWNED
                                                                        PRIOR TO THE MERGER(1)
                                                                       -------------------------
         OFFICERS, DIRECTORS AND 5% STOCKHOLDERS                        NUMBER           PERCENT
---------------------------------------------------------              ---------         -------
H&Q Life Science Technology Fund I(2)....................              1,660,060           14.1
One Bush Street, 15th Floor
San Francisco, CA 94104
H&Q London Ventures(3)...................................                690,240            5.9
One Bush Street
San Francisco, CA 94104
Schering-Plough Ltd......................................              1,000,000            8.5
One Giralda Farms
Madison, NJ 07940
A/S Industriforsikring...................................                607,000            5.2
Bygdoy Alle 2
N-0257 Oslo, Norway
Gateway Ventures(4)......................................                842,582            7.2
8000 Maryland Avenue
Suite 1190
St. Louis, MO 63105
Wen-Hwa Lee, Ph.D.(5)....................................              1,354,000           11.5
11718 Jarvis Drive
San Antonio, TX 78253
Kenneth M. Cohen(6)......................................                154,535            1.4
Bryan Finkle, Ph.D.(7)...................................                 92,345              *
Roger Headrick(8)........................................                 80,538              *
Theodor H. Heinrichs(2)..................................              1,660,060           14.1
M. Blake Ingle, Ph.D.(9).................................                621,400            5.3
Gregory Johnson, Ph.D.(4)................................                842,582            7.2
Jui-Lien Li, Ph.D.(10)...................................                371,250            3.2
Erkki I. Ruoslahti, M.D.(11).............................                 49,500              *
Michael Shepard, Ph.D.(12)...............................                142,000            1.2
All officers and directors...............................              5,368,210           45.6
(9 persons) as a group(13)

---------------
  * Less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock. Certain executive officers and directors hold their shares or options in trusts for the benefit of their spouses or children.

 (2) Theodor H. Heinrichs is a general partner of H&Q Life Science Technology Fund I, a venture capital fund. Mr. Heinrichs disclaims beneficial ownership of the 1,490,060 shares held directly by the fund, except to the extent of his individual interest, but may be deemed to share voting and investment power with respect to such shares. Includes 10,000 shares issuable to Mr. Heinrichs upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger. Also includes 170,000 shares issuable to Mr. Heinrichs upon exercise of vested options issued to a trust of which Mr. Heinrichs is trustee. Does not include 40,000 shares issuable to the trust upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

 (3) Includes 34,200 shares issuable upon exercise of warrants.

 (4) Includes 50,000 shares issuable to Gateway Ventures upon exercise of warrants. Gregory Johnson, a director of Canji, is a general partner of Gateway Ventures, a venture capital firm. Dr. Johnson disclaims beneficial ownership of the 832,582 shares held directly by Gateway Ventures, except to the extent of his individual partnership interest, but may be deemed to exercise shared voting and investment power with respect to these shares. Includes 10,000 shares issuable to Dr. Johnson upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 12,000 shares issuable to Dr. Johnson upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

 (5) Includes 10,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger. Also includes 200,000 shares held by Dr. Lee's wife, and an aggregate of 200,000 shares held by two children of Dr. Lee. Dr. Lee disclaims beneficial ownership of such shares.

 (6) Includes 150,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger.

 (7) Includes 5,000 shares issuable upon exercise of warrants, 42,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 10,400 unvested options to be exchanged for restricted Schering-Plough Common Shares in the Merger.

 (8) Includes 12,000 shares issuable upon exercise of vested options, 10,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 8,000 shares issuable upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

 (9) Includes 5,000 shares issuable upon exercise of warrants, 260,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 75,000 shares issuable upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

(10) Includes 65,500 shares issuable upon exercise of vested options and 5,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger.

(11) Includes 2,000 shares owned beneficially by Dr. Ruoslahti's children. Also includes 2,000 shares issuable upon exercise of warrants, 35,000 shares issuable upon exercise of vested options, 10,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 18,000 shares issuable upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

(12) Includes 92,000 shares issuable upon exercise of vested options, but does not include 88,000 shares issuable upon exercise of unvested stock options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

(13) Includes 62,000 shares issuable upon exercise of warrants, 204,500 shares issuable upon exercise of vested options, 507,000 shares issuable upon exercise of stock options that will be accelerated and exercisable immediately as a result of the Merger, but does not include 251,400 shares issuable upon exercise of unvested options which are to be exchanged for restricted Schering-Plough Common Shares in the Merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     License Agreement. On May 31, 1994, Canji entered into a License Agreement with Schering Corporation and Schering-Plough, Ltd., each a wholly-owned subsidiary of Schering-Plough (collectively called "Licensee"). The agreement provides that Canji grant Licensee certain license rights with respect to certain patents, know-how and technology which Canji owns or has certain rights to. The license rights being granted to Licensee relate to making, using and selling any pharmaceutical product, device, biological material, method or process derived from the p53 Gene Technology, and which includes the p53 Gene as an active ingredient or a material element of an active ingredient, for use, with certain exceptions, in prophylactic or therapeutic medical care or treatment of any disease or condition in humans or animals. In return, pursuant to the License Agreement, Licensee is required to pay Canji certain royalty payments with substantially the same terms as those in the Participation Rights Agreement and certain milestone payments, and Licensee is required to perform certain tasks toward achieving the milestones. The "R&D Collaboration License Agreement" states that Licensee will pay Canji up to $35 million of milestone payments, as the milestones described therein are achieved. See "Description of the Participation Rights."

     R&D Collaboration and License Agreement. On May 31, 1994, Canji entered into a R&D Collaboration and License Agreement with Licensee. The agreement forms a research program which will continue for up to five (5) years after the effective date of the agreement as long as Licensee makes certain payments. The parties to the agreement have certain goals which they plan to achieve through the research program. These goals, which relate to Products, are called the milestones and are described generally in the agreement. After the effective date of the agreement, Canji and Licensee established a coordinating committee to assist with the planning and evolution of the research program with respect to Products. As is set forth in the agreement, each party has specified principal responsibilities for performing particular tasks and milestones within the research program with respect to Products.

     Licensee paid to Canji $2 million upon the signing of the agreement for Canji's general use in conducting the research program. Upon each of the first, second, third and fourth anniversaries of the effective date of the agreement, Licensee is required to pay to Canji $2 million for Canji's general use in conducting the research program; provided, however, Licensee has the right not to make the first anniversary payment in the event of a significant adverse event. Upon any such non-payment by Licensee, the agreement, the License Agreement and the First Refusal Agreement terminate automatically. Licensee also has the right to terminate the agreement any time after the first anniversary payment has been paid in the exercise of its sole discretion. If Licensee exercises its termination right prior to Licensee having paid to Canji the milestone payment for milestones I, II and III, then the License Agreement will terminate automatically with the termination of the agreement, unless Licensee agrees to assume the principal responsibility to perform the milestones, if performance of said milestones is feasible under the agreement because of the availability of Products, and agrees to make said milestone payments to Canji once the milestones are achieved. In addition to the research funding specified above, Licensee will pay to Canji up to $35 million of milestone payments, as the milestones described in the agreement are achieved.

     First Refusal Agreement. The First Refusal Agreement is entered into as of May 31, 1994, by and between Canji and Licensee. Pursuant to this agreement, Canji granted to Licensee rights of first refusal with respect to tumor suppressor genes, and rights to related know-how, any tumor suppressor genes to the extent owned and/or controlled by Canji or its affiliates, in whole or part, whether by assignment, license or otherwise and conceived prior to the effective date of the agreement or conceived thereafter, but prior to the expiration of the term of the research program, excluding, however, Canji's Rb technology, which includes (a) the Rb gene, Rb protein, Rb mimetic and any applicable patent rights, patent applications, know-how, research and development, and (b) the p53 gene and the p53 gene technology which is covered by the R&D Agreement and License Agreement between Canji and Licensee, except as otherwise provided in the agreement.

     Loan Agreement and Promissory Note. Schering-Plough agreed to loan to Canji the principal sum of $3,000,000, with the sum to be advanced in three increments of $1,000,000. The first increment was advanced on November 20, 1995 and the second increment was advanced on December 15, 1995. The third increment is to be advanced on January 15, 1996. Canji promises thereunder to pay to Schering-Plough the principal sum of $3,000,000, or such lesser sum as is advanced by Schering-Plough, in accordance with the terms of the Note. Interest accrues on the unpaid principal balance owing on the Note from time to time at the rate of 6% per annum. The Note payments may be accelerated, under certain circumstances, if (1) Canji fails to consummate a sale of its outstanding stock consistent with the terms of the letter of intent dated November 13, 1995 between the parties or (2) if Canji breaches its obligations under the definitive agreement for consummating the purchase as defined in the letter of intent. Canji agrees to use the funds loaned by Schering-Plough pursuant to the Note only for Canji's ordinary course of business expenditures and not for employee bonuses or unusual items.

                  DESCRIPTION OF SCHERING-PLOUGH CAPITAL STOCK

     The following description of the material terms of the authorized capital stock of Schering-Plough does not purport to be complete and is qualified in its entirety by reference to Schering-Plough's Certificate of Incorporation and By-laws. For information as to how to obtain Schering-Plough's Certificate of Incorporation and By-laws, see "Available Information."

     As of October 31, 1995, the authorized capital stock of Schering-Plough consisted of: (i) 600,000,000 Schering-Plough Common Shares, of which 365,748,132 were issued and outstanding, 137,217,250 were issued and held in treasury, and 26,931,205 were reserved for issuance under stock incentive plans and pursuant to warrants and (ii) 50,000,000 Preferred Shares, consisting of 1,500,000 Preferred Shares designated as Series A Junior Participating Preferred Stock and 48,500,000 Preferred Shares whose designations have not yet been determined. As of October 31, 1995, no Preferred Shares were issued and outstanding.

     Holders of Schering-Plough Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Schering-Plough Common Shares are entitled to participate equally and ratably in dividends on Schering-Plough Common Shares as may be declared by Schering-Plough's Board of Directors, subject to any dividend and other rights of any Preferred Shares. In the event of the liquidation of Schering-Plough, holders of Schering-Plough Common Shares are entitled to share ratably with holders of Preferred Shares in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Schering-Plough Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Voting securities do not have cumulative voting rights.

     Each Schering-Plough Common Share has attached thereto a Right to purchase one four-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, of Schering-Plough at a price of $62.50 per one-four hundredths of a Preferred Share, subject to adjustment. For a description and terms of the Rights, see "Comparison of Stockholder Rights -- Rights Plan."

     The Certificate of Incorporation, as amended, of Schering-Plough (the "Schering-Plough Certificate") provides that the Schering-Plough Board is authorized to issue the Preferred Shares from time to time in one or more series without future authorization of its stockholders, and to fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each such series to the extent not fixed or limited by the provisions set forth in the Schering-Plough Certificate and subject to the limitations prescribed by law. Whenever accrued dividends on the Preferred Shares in an amount equivalent to six quarterly dividends shall not have been paid or declared and a sum sufficient for the payment thereof set aside, the holders of the Preferred Shares, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of the Schering-Plough Shareholders. Such right to elect two directors may be exercised until dividends in default on the Preferred Shares have been paid in full or declared and a sum sufficient for the payment thereof set aside.

     The Schering-Plough Certificate and the By-laws of Schering-Plough (the "Schering-Plough By-laws") provide that the Board of Directors shall consist of no fewer than nine and no greater than twenty-one members as determined from time to time by the Board or the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the corporation entitled to vote in the election of directors, voting together as a single class. The Schering-Plough Certificate and the Schering-Plough By-laws further provide that the Board shall be divided into three classes and require that any proposal to either remove a director during his term of office or amend the Schering-Plough Certificate or Schering-Plough By-laws with respect to the classification, number, removal, and filling of vacancies, of directors be approved by the affirmative vote of the holders of not less than 80% of the shares having voting power of all the shares entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of the holders of any series of outstanding Preferred Shares, any vacancies in the Board may be filled by the remaining directors. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by holders of Schering-Plough

Common Shares. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Schering-Plough Common Shares held) the amount of time required for an acquiror to obtain control of Schering-Plough by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

                    DESCRIPTION OF THE PARTICIPATION RIGHTS

     The Participation Rights will be issued under the Participation Rights Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The following summaries of certain provisions of the Participation Rights Agreement do not purport to be complete, and where reference is made to particular provisions of the Participation Rights Agreement, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. References to sections in the following summaries are references to sections of the Participation Rights Agreement. The definition of certain capitalized terms used in the following summary are set forth under the caption " -- Certain Definitions."

GENERAL

     The Participation Rights will be unsecured obligations of Schering-Plough and will rank equally with all other unsubordinated indebtedness of Schering-Plough. The Participation Rights will not entitle any holder thereof to any equity interest in Schering-Plough or to any economic benefit from Schering-Plough's general business activities. The Participation Rights will represent the right to receive a pro-rata share of a specified percentage of net sales, if any, subject to certain adjustments, generated from certain Canji p53 gene technology. The Chase Manhattan Bank (National Association) will be the Trustee, Security Registrar, and Paying Agent under the Participation Rights Agreement.

     The Participation Rights will be issued only in registered form. (Section
302). Payment of Contingent Payments (as defined below) on the Participation Rights shall be made, net of any applicable withholding taxes, at the offices or agencies of Schering-Plough maintained for that purpose in The City of New York, New York, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts, provided, that such payments shall be made, unless the Trustee shall agree otherwise, by check mailed to the address of the Holders (as defined below) entitled thereto by first-class mail as such address shall appear on the Securities Register. The Chase Manhattan Bank (National Association) has been appointed as paying agent in The City of New York, New York. (Section 307). No service charge will be made for any registration of transfer or exchange of Participation Rights, except for any tax or other governmental charge that may be imposed in connection therewith. (Section 305). The Participation Rights may be surrendered for registration of transfer or exchange at the office of the Security Registrar at Chase Trust Services, 4 Chase Metro Tech Center, Brooklyn, New York 11245 for that purpose. (Sections 305 and 702).

     After the execution and delivery of the Participation Rights Agreement, Schering-Plough may deliver Participation Rights to the Trustee for authentication, together with a Company Order (as defined below) for the authentication and delivery of such Participation Rights. The Trustee in accordance with such Company Order shall authenticate and deliver such Participation Rights as provided in the Participation Rights Agreement and not otherwise. (Section 303).

     Upon any application or request by Schering-Plough to the Trustee to take any action under any provision of the Participation Rights Agreement, Schering-Plough shall furnish to the Trustee an Officers' Certificate (as defined below) stating that all conditions precedent, if any, provided for in the Participation Rights Agreement (including any covenants compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel (as defined below) stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with. Every certificate or opinion with respect to compliance with a condition or covenant provided for in the Participation Rights Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions therein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of each such individual, such condition or covenant has been complied with. (Section 102).

PAYMENT TERMS OF PARTICIPATION RIGHTS

     The Participation Rights Agreement provides that Schering-Plough shall pay on each Contingent Payment Date (as defined below) to each Holder of record of a Participation Right on a Record Date (as defined below), the Contingent Payment (as defined below), if any, with respect to the Contingent Payment Period (as defined below) last preceding such Record Date as determined by Schering-Plough. Such determinations by Schering-Plough absent manifest error shall be final and binding on Schering-Plough and the Holders. (Section 301).

NO INTEREST

     Notwithstanding any provision of the Participation Rights Agreement or the Participation Rights to the contrary, no interest shall accrue on any amounts payable on the Participation Rights to any Holder. (Section 301).

NON-PAYMENT UNDER THE PARTICIPATION RIGHTS AGREEMENT

     In case Schering-Plough shall default in the payment of any Contingent Payment when and as the same shall have become due and payable and such default continues for a period of 30 days, then upon demand of the Trustee, Schering-Plough will pay to the Trustee for the benefit of the Holders of the Participation Rights the whole amount then due and payable; and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its negligence or bad faith. (Section 802).

     In case Schering-Plough shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Schering-Plough or other obligor upon such Participation Rights and collect in the manner provided by law out of the property of Schering-Plough or other obligor upon such Participation Rights, wherever situated, the moneys adjudged or decreed to be payable. (Section 802).

     No Holder of any Participation Right shall have any right by virtue or by availing of any provision of the Participation Rights Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect thereto, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, and unless also the Holders of not less than 25% of the Participation Rights then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Participation Rights Agreement and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 809. (Section 806).

     Notwithstanding any other provision in the Participation Rights Agreement and any provision of any Participation Right, the right of any Holder of any Participation Right to receive payment of the Contingent Payments payable in respect of such Participation Right on or after the respective Contingent Payment Dates, or to institute suit for the enforcement of any such payment on or after such respective Contingent Payment Dates, shall not be impaired or affected without the consent of such Holder. (Section 807).

     The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register, notice by mail of all defaults which have occurred, such notice to be transmitted within 90 days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term "default" or "defaults" defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default (as defined below)); provided that, except in the case of default in the payment of the amounts payable in respect of any of the Participation Rights, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders. (Section 811).

TRANSFER OF PARTICIPATION RIGHTS

     The Participation Rights will be fully transferable, subject to compliance with the Securities Act and other applicable laws.

REPORTS TO HOLDERS OF PARTICIPATION RIGHTS; REASONABLE DILIGENCE

     Schering-Plough will transmit by mail to all Holders at periodic intervals, but no less frequently than annually, a report summarizing the present status of Schering-Plough's p53 gene research and development and of Product production, and describing any significant developments relating to the p53 gene project which have occurred since the date of the last such report; provided, however, that no such report shall contain any information that has not been disclosed to Schering-Plough Shareholders generally. (Section 504).

     Schering-Plough will use commercially reasonable, diligent and good faith efforts to bring Products to market, and to make sales of such Products at commercially reasonable volumes taking into due account applicable considerations, if any, arising with respect to possible claims by any third party alleging infringement of such third party's patent rights by Products sold by Schering-Plough. Said reasonable diligence shall be at least up to the level of efforts that Schering-Plough devotes to the commercialization of its other products of similar market value and therapeutic and developmental status. Without limiting the generality of the foregoing, Schering-Plough and its Affiliates and sublicensees will not develop, manufacture or market any pharmaceutical, therapeutic or prophylactic product for use in humans or animals utilizing the p53 Gene, unless the same is done as a Product pursuant to the Participation Rights Agreement and treated as such for all purposes thereunder, including for purposes of calculating Net Sales[; provided, however, in no event shall the contingent payment rate with respect to such a product be greater than 6% if Net Sales with respect to such product are less than $10 million or be greater than 5% if Net Sales with respect to such product are greater than $10 million]. To the extent any such pharmaceutical, therapeutic or prophylactic product is done or treated as a Product as provided in the preceding sentence, although such product would not otherwise be a Product as defined in the Participation Rights Agreement but for this paragraph, all royalties owing from Schering-Plough or any of its Affiliates to any third party related to any such product accrued or paid during any Contingent Payment Period shall be included in and treated as part of the Deductible Amount. (Section
704).

CERTAIN DEFINITIONS

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Business Day" means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York are not authorized or obligated by law or executive order to close and, if the Participation Rights are listed on a national securities exchange, such exchange is open for trading.

     "Combination Factor" means, on a country-by-country basis, a fraction, the numerator and denominator of which shall be determined as follows:

          (i) The numerator of the Combination Factor shall be the seller's price of an equivalent unit price for the active ingredient which includes the p53 Gene, and the denominator of the Combination Factor shall be the sum of the numerator and the seller's price for an equivalent unit price of each additional active ingredient contained therein.

          (ii) If the numerator and denominator of the Combination Factor cannot be determined in the manner set forth in clause (i) above, then the numerator of the Combination Factor shall be the cost to seller of the active ingredient which contains the p53 Gene, and the denominator shall be the cost to seller of all active ingredients as customarily and consistently applied by seller.

          (iii) In no event shall the Combination Factor be less than fifty percent (50%).

     "Combination Product" means any product which utilizes a Product which contains the p53 Gene as an active ingredient plus also utilizes other active ingredients.

     "Company Request" or "Company Order" means a written request or order signed in the name of Schering-Plough by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary, and delivered to the Trustee.

     "Contingent Payment" means for each Contingent Payment Period the amount payable with respect to each Participation Right equal to the product of (x) the quotient obtained by dividing (I) one by (II) the number of Participation Rights issued in the Merger and (y) (I) the product of (A) the contingent payment rate of 11% and (B) Net Sales for such Contingent Payment Period reduced by (II) the Deductible Amount.

     "Contingent Payment Date" means with respect to each Contingent Payment Period the date 60 days following the end of such Contingent Payment Period.

     "Contingent Payment Periods" shall be the periods of three calendar months ended March 31, June 30, September 30 and December 31 of each calendar year.

     "Deductible Amount" shall be, with respect to each Contingent Payment Period, the aggregate of (1), (2), (3) and (4) below:

          (1) All royalties owing from Schering-Plough or any of its Affiliates to any of the Original Owners under any of the Original Agreements accrued or paid during the respective Contingent Payment Period.

          (2) If there is a net reduction in the royalty rates payable by Schering-Plough or any of its Affiliates to the Original Owners as a group, because of future amendments to the Original Agreements, then half of any such reduction shall be reflected as a reduction in the future contingent payment rate payable by

     Schering-Plough under the Participation Rights Agreement; provided, however, in no event shall this reduction cause the contingent payment rate to be lower than 8%.

          (3) (A) If it is ultimately determined (by final judgment, or by good faith negotiations which also involve the Trustee) (i) that the Products based upon Product Patent Rights do in fact infringe on a third party's patent rights, and (ii) that Schering-Plough cannot reasonably make, use or sell said Products without infringing on the third party's patent rights, and (iii) that Schering-Plough becomes obligated to pay a royalty to such third party, then one-half of any such royalty payable to such third party, provided, however, in no event shall the reduction provided for in this clause (A) cause the contingent payment rate to be lower than 1% of Net Sales with respect to such Products, and (B) on a country-by-country basis, and a Product-by-Product basis, one-half of any reasonable out-of-pocket expense of defense against any third party's claim of a Product's infringement of such third party's patent rights, which are reasonably documented, as such expenses are incurred shall be deducted from the Contingent Payment.

          (4) All royalties, other than royalties for which a reduction is made pursuant to paragraph (1) above, owing from Schering-Plough or any of its Affiliates to any third party with respect to any Product(s) as a result of any arrangement, agreement or understanding between Canji and such third party which is in effect as of the effective time of the Merger shall be deducted from the Contingent Payment.

     "Event of Default" with respect to Participation Rights, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any Contingent Payment when the same shall become due and payable, and continuance of such default for a period of 30 days; or (ii) default in the performance, or breach, of any covenant of Schering-Plough in the Participation Rights Agreement (other than a covenant or a default in whose performance or whose breach is specifically dealt with in the Participation Rights Agreement), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Schering-Plough by the Trustee or to Schering-Plough and the Trustee by the Holders of at least 25% of the Outstanding Participation Rights, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Participation Rights Agreement; or (iii) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Schering-Plough in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Schering-Plough or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (iv) Schering-Plough shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Schering-Plough or for any substantial part of its property, or make any general assignment for the benefit of creditors.

     "Field" means for prophylactic or therapeutic medical care or treatment of any disease or condition in humans or animals. Expressly excluded from the Field are (i) all diagnostic uses or products, and (ii) all research reagents or research products.

     "Holder" means a Person in whose name a Participation Right is registered in the Security Register.

     "Net Sales" means for any Contingent Payment Period the gross amount invoiced by Schering-Plough, its Affiliates and their sublicensees on sales of all Products the respective Terms of which have commenced and have not expired as of the time of determination net of returns and rejections, less all actual amounts which are included on said invoice or identified in other documentation for (i) allowances for normal and customary quantity and cash discounts which reduce the customer's invoice obligation, (ii) rebates including government mandated rebates which reduce the customer's invoice obligation, (iii) transportation costs and insurance while in transit which is actually paid by Schering-Plough or its Affiliates or sublicensees, and

(iv) any sales or similar taxes, packaging charges, freight and insurance. For the purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated, the Product is shipped for delivery, or payment therefor is received, whichever shall occur first. Sales to any Affiliate of Schering-Plough shall be excluded until the subsequent sale by any such Affiliate to a non-Affiliate, which shall then be included under the Participation Rights Agreement in the determination of Net Sales. Notwithstanding the foregoing, Net Sales with respect to any Combination Product shall be equal to Net Sales with respect thereto, as calculated above, multiplied by the Combination Factor.

     "Officers' Certificate" means a certificate signed by the chairman of the Board of Directors or the president or any vice president, the controller or assistant controller and the treasurer or assistant treasurer or the secretary or any assistant secretary of Schering-Plough, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may be counsel for Schering-Plough, and who shall be reasonably acceptable to the Trustee.

     "Original Agreements" mean (i) the License Agreement, dated August 10, 1990, with the University of California, as licensor, and Canji, as licensee;
(ii) the Patent License and Option Agreement, dated December 11, 1992, with the University of Texas, as licensor, and Canji, as licensee; and (iii) the Assignment Agreement, dated April 22, 1993, with Research Development Foundation, as assignor, and Canji, as assignee.

     "Original Owners" mean the licensors and assignor under the Original Agreements.

     "p53 Gene" means the p53 gene sequence as published in Science 250:1576-1580, 1990, entitled "Genetic Mechanisms of tumor Suppression by the Human p53 Gene", authored by Phang-Tanz Chen, et al., and any p53 gene fragment, derivative or analog, or combination of p53 fragments, natural or synthetic or by recombinant DNA technology and any p53 gene product (as is customarily scientifically understood e.g., a p53 protein or transcript), and p53 gene product fragment, derivative or analog, or mimetic or combination of p53 product fragments, natural or synthetic or by recombinant DNA technology.

     "p53 Gene Technology" means any and all technology owned or controlled in whole or part by Canji or its Affiliates as of the Effective Time by license, assignment or otherwise involving the p53 Gene, together with any vectors owned or controlled by Canji in whole or in part by license, assignment or otherwise useful with the p53 Gene.

     "Participation Certificate" means a certificate representing any of the Participation Rights.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     "Product" means any pharmaceutical product, device, biological material, method or process derived from the p53 Gene Technology, and which includes the p53 Gene as an active ingredient or a material element of an active ingredient, for use in the Field.

     "Product Patent Rights" means (i) the patents or patent applications listed in the Participation Rights Agreement, (ii) all existing and future patents and patent applications owned or controlled in whole or part by license, assignment or otherwise by Canji or its Affiliates which claim or relate to the p53 Gene, the p53 Gene Technology or making, using and selling Products in the Field, and
(iii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any subject matter of a patent, and any substitutions, confirmations, registrations, revalidations or additions of any of the foregoing that were in existence as of the Effective Time.

     "Record Date" means for the Contingent Payment payable on any Contingent Payment Date on the Participation Rights, the fifteenth day prior to such Contingent Payment Date whether or not such day shall be a Business Day.

     "Responsible Officer" when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the

Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "Term" with respect to any Product means, on a country-by-country basis,
(i) for a Product utilizing Product Patent Rights, the period commencing on the date of the Participation Rights Agreement and ending on the last to expire (and/or to be declared invalid in a proceeding from which no appeal is or can be taken) of Product Patent Rights utilized by or in such Product in each such country and (ii) for a Product not utilizing Product Patent Rights, the twelve-year period commencing on the date of first commercial sale of the initial Product in such country.

     "Voting Stock" means stock having ordinary voting power to elect a majority of the directors irrespective of whether or not stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

CONSIDERATIONS RELATING TO PARTICIPATION RIGHTS

     As of the date of this Proxy Statement/Prospectus, there have been no sales of Products for which Net Sales would have been generated under the terms of the Participation Rights. Schering-Plough cannot predict whether or not or when, and there can be no assurance that, any Products will be produced or sold or any Net Sales will be generated in the future which will entitle holders of Participation Rights to payments thereunder. Further, holders of Participation Rights will not be entitled thereunder to payment of any amounts in respect of the manufacture and sale of any gene product which is not derived from p53 Gene Technology or does not include the p53 Gene as an active ingredient or a material element of an active ingredient for use in the Field.

     There is currently no public market for the Participation Rights, and the prices at which the Participation Rights may trade cannot be predicted. No assurance can be given that an active public market for such securities will develop or that any Contingent Payment will ever be paid to Holders pursuant to the Participation Rights. Until such securities are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. Trading prices will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such securities, investor perception of Schering-Plough, the prospects for payment pursuant to the Participation Rights, and general economic and market conditions.

     The Participation Rights are not expected to be listed on a national securities exchange or quoted for trading on the NASDAQ National Market following the Merger, and Schering-Plough is not committed and has no present intent to so list or quote the Participation Rights. Further, immediately following the Merger, the Participation Rights will not be registered under the Exchange Act and it is expected that the Participation Rights will only be so registered to the extent required by the Exchange Act or other applicable law.

     Schering-Plough believes that patent protection of p53-related products, methods and processes is important to the possible commercialization of Product candidates. Canji, and Schering-Plough (by virtue of the License Agreement), have rights to p53-related patent applications; however, there can be no assurance that any such patents will be issued. In addition, it is impossible to predict the degree of protection that patents will afford Schering-Plough. It is possible that patents to which Schering-Plough and Canji have rights will be successfully challenged, that Products may infringe patents of third parties, or that Schering-Plough and Canji may have to alter Products, methods or processes related thereto or pay licensing fees or cease certain activities to take into account patent rights of third parties, causing additional costs, delays and/or interference with the commercialization of any Products.

     Schering-Plough also attempts and will continue to attempt to protect its proprietary products, methods and processes by relying on trade secret laws and non-disclosure and confidentiality agreements and exclusive licensing arrangements with its employees and certain other persons who have access to its proprietary products, methods or processes or who have licensing or research arrangements. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such products, methods or processes or that Schering-Plough's competitive position will not be adversely affected thereby.

     Prior to marketing, any Products developed by Schering-Plough must undergo an extensive regulatory approval process required by the Food and Drug Administration (the "FDA") and by comparable other agencies, including those in other countries, and gene therapy regulatory bodies such as the Recombinant Advisory Committees and comparable other agencies, including those in other countries, in each case as currently existing or hereafter constituted. This process, which includes preclinical and clinical testing of each Product to establish its safety and effectiveness and confirmation by the FDA that good laboratory and clinical practices were maintained during testing, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are subject to varying interpretations which could delay, limit, or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review of each submitted new drug application ("NDA") or product license application ("PLA"). Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures regulatory approval will be obtained for any Products developed by Schering-Plough. Moreover, even if approval is granted, such approval may entail limitations on the indicated uses for which a Product may be marketed. Further, even if such regulatory approval is obtained, a marketed Product and its manufacturer are subject to continual review, and later discovery of previously unknown problems with a Product or manufacturer may result in restrictions on such Product or manufacturer, including withdrawal of the Product from the market.

     There is substantial competition in the biopharmaceutical industry, both from specialized firms and from major pharmaceutical companies, which have substantial resources for research, product development, manufacturing and promotion. Schering-Plough also experiences competition from smaller niche companies in the development of technologies and processes and, in some instances, competes with others in acquiring technology from universities. There can be no assurance that Schering-Plough will be able to produce Products that have commercial potential, and even if Schering-Plough achieves Product commercialization, one or more of Schering-Plough's competitors may achieve Product commercialization or patent protection earlier than Schering-Plough. In addition, Schering-Plough's Products may be subject to competition from related products developed by competitors or different products developed using techniques other than those developed by Schering-Plough or based on advances that may render Schering-Plough's Products less competitive or obsolete.

     Recruiting and retaining qualified scientific personnel to perform research and development work is critical to Schering-Plough's success. Although Schering-Plough believes it will be successful in attracting and retaining skilled and experienced scientific personnel, including Canji's key scientific personnel, there can be no assurance that Schering-Plough will be able to continue to attract and retain such personnel on acceptable terms. See "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreements."

CERTAIN SECURITIES LAW CONSIDERATIONS

     Due to the lack of authority under the Federal securities laws, it is unclear whether the Participation Rights would be treated as evidences of indebtedness or equity securities for purposes of such laws. Further, because of the lack of legal precedent, it is uncertain how the Participation Rights would be treated under the "short-swing" trading or other provisions of Section 16 of the Exchange Act.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, Canji Stockholders will receive common shares of Schering-Plough, a New Jersey corporation, in exchange for their shares of common stock and preferred stock in Canji, a Delaware corporation. The following is a summary of certain material differences between the rights of holders of Canji Capital Stock and the rights of holders of Schering-Plough Common Shares. These differences arise in part from the differences between the DGCL and the New Jersey Business Corporation Act (the "NJBCA"). Additional differences arise from the governing instruments of the two companies (in the case of Canji, the Canji Certificate and the Canji By-laws, and, in the case of Schering-Plough, the Schering-Plough Certificate, and the Schering-Plough By-laws). Although it is impractical to compare all of the aspects in which the

DGCL and the NJBCA and the companies' respective governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the NJBCA, the DGCL, the Schering-Plough Certificate, the Schering-Plough By-laws, the Canji Certificate and the Canji Bylaws.

LIQUIDATION RIGHTS

     Schering-Plough. The Schering-Plough Certificate provides that in the event of any liquidation or dissolution, after the full preferential amounts to which the holders of preferred shares and any other class having preference over the Schering-Plough Common Shares have been paid or set aside, the holders of the Schering-Plough Common Shares shall be entitled to receive the remaining assets of the Corporation available for distribution. The Schering-Plough Certificate further provides that holders of Series A Preferred Stock receive $100 per share plus any accrued and unpaid dividends and distributions thereon, provided that such holders of such preferred shares are entitled to receive an amount per share equal to 400 times the aggregate amount to be distributed per share to holders of Schering-Plough Common Shares in the event of any liquidation, dissolution or winding up of the corporation. There are currently no outstanding shares of preferred stock of Schering-Plough.

     Canji. The Canji Certificate similarly provides that, in the event of any liquidation, dissolution, or winding up of the corporation (including a merger or consolidation in which Canji shareholders own less than a majority of the voting securities of the surviving corporation), holders of the Preferred Stock of Canji receive preferential rights to assets, ranging from $1.00 to $6.00 per share of Preferred Stock, plus all declared and unpaid dividends thereon. To the extent holders of Preferred Stock are paid, or funds are otherwise set aside, any remaining assets of the corporation shall be distributed to all holders of Common Stock and Preferred Stock, entitling each share to an equal proportion of such remaining assets.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Schering-Plough. The Schering-Plough Certificate and Schering-Plough By-laws provide that the total number of directors shall be not less than 9 nor more than 21 as determined from time to time by either the Schering-Plough Board of Directors or the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Schering-Plough currently has 14 directors. The Schering-Plough Board is divided into three classes, and the directors are elected by classes to staggered three-year terms, so that one of the three classes of the directors of Schering-Plough will be elected at each annual meeting of Schering-Plough Shareholders.

     Canji. The Canji Certificate provides that the number of directors shall be fixed from time to time by a vote of the majority of the entire Board. The Canji Bylaws further provide that the number of Canji Directors shall be determined by resolution of the stockholders or the Canji Board, but in no event shall be less than one. Canji currently has 7 Directors. Pursuant to the Canji Certificate, the Canji Board is likewise divided into three classes of Directors, with each class being elected to a staggered three-year term.

VACANCIES ON THE BOARD

     Schering-Plough. The Schering-Plough Certificate and the Schering-Plough By-laws provide that, subject to the rights of the holders of any series of outstanding Preferred Shares, vacancies in the board, including as a result of newly-created directorships, may be filled by a majority vote of the directors then in office, even though less than a quorum, or by a sole remaining director.

     Canji. The Canji By-laws similarly provide that any vacancies in the Board may be filled by the vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

REMOVAL OF DIRECTORS

     Schering-Plough. The Schering-Plough Certificate and Schering-Plough By-laws provide that directors of Schering-Plough may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

     Canji. The Canji By-laws provide that, subject to Section 141(k) of the DGCL, Directors of Canji may be removed, with or without cause, by the holders of a majority of the shares of Canji capital stock then entitled to vote at an election of Directors, except that the Directors elected by the holders of a particular class or series of stock may be removed only by vote of the holders of a majority of the outstanding shares of such class or series. Section 141(k) of the DGCL provides that, unless the certificate of incorporation otherwise provides, which the Canji Certificate does not, in the case of a corporation whose board is classified, stockholders may effect such removal of Directors only for cause.

SPECIAL MEETING OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Schering-Plough. Under the Schering-Plough By-laws, a special meeting of the Schering-Plough Shareholders may be called only by the Chairman of the Board, the President or the Board of Directors of Schering-Plough and shall be held at such time and at such place and for such purpose(s) as stated in the notice of the meeting. Business transacted at any such special meeting is confined to the purpose or purposes stated in the notice thereof.

     The Schering-Plough Certificate and Schering-Plough By-laws provide that, subject to the rights of the holders of any series of preferred shares then outstanding, any action required or permitted to be taken by the shareholders of Schering-Plough must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote thereon consent thereto in writing.

     Canji. Under the Canji By-laws, a special meeting of stockholders may be called at any time only by the Chairman of the Board, the President, a majority of the Directors then in office, or by the Board of Directors of Canji, and shall be held on such date and at such time and place and for such purpose(s) as stated in the notice of the meeting.

     Pursuant to the DGCL, stockholders of a corporation may take any action required to be taken or which may be taken at any annual or special meeting of stockholders by written consent without a meeting unless otherwise provided in the certificate of incorporation. The Canji Certificate and the Canji By-laws provide that, following the date that any equity securities of Canji are registered under the Exchange Act, no action required to be taken or which may be taken at an annual or special meeting of stockholders of Canji may be taken without a meeting.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

     Schering-Plough. Under the NJBCA, a shareholder who has been a shareholder for at least six months or who holds at least five percent of the outstanding shares of any class of stock of Schering-Plough has the right for any proper purpose to inspect the minutes of the proceedings of Schering-Plough and Schering-Plough's record of shareholders. Irrespective of the period such shareholder has held his stock or the amount of stock such shareholder holds, a court is empowered, upon proof of proper purpose, to compel production for examination by the shareholder the books and records of account, minutes and record of shareholders of Schering-Plough.

     Canji. Under the DGCL, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose a corporation's stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A list of stockholders is to be open to the examination of any stockholder, for any purpose germane to a meeting of stockholders, for a period of at least 10 days prior to such

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

meeting. The list is also to be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

AMENDMENT OF GOVERNING DOCUMENTS

     Schering-Plough. The NJBCA provides that a corporation's board has the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, provided that any by-laws made by the board may be altered or repealed by the shareholders. While the Schering-Plough Certificate does not generally reserve power to amend the By-laws to the shareholders, the Schering-Plough Certificate and the Schering-Plough By-laws do provide that any provisions governing shareholder action by written consent, board number and classification, removal of directors, board vacancies, nominations of directors and supermajority vote requirements may be amended, supplemented or repealed only by the affirmative vote of 80% or more of the voting power of all of the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

     In addition, the Schering-Plough Certificate may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

     Canji. The DGCL provides that a corporation's by-laws may be adopted, amended or repealed by the stockholders, and if authorized in the corporation's certificate of incorporation, by such corporation's Board of Directors. The Canji Certificate expressly authorizes the Board to amend, alter or repeal the Canji Bylaws. The Canji Bylaws further specify that such Bylaws may be altered, amended or repealed or new Bylaws adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Canji Board at which a quorum is present. The Canji Certificate and Canji Bylaws also provide that any amendment, alteration or repeal of the Bylaws by the stockholders of the corporation may be effected only if such action is approved by the holders of shares representing at least two-thirds of all the votes entitled to be cast.

     The Canji Certificate further provides that the affirmative vote of the holders of shares representing at least 66 2/3% of all the votes entitled to be cast by the holders of outstanding shares of capital stock shall be required to alter, amend or repeal the provisions of the Canji Certificate that govern amendment to the Canji Certificate, amendment to the Canji Bylaws, shareholder action by written consent, number and classification of the Board and amendment to the business combination provisions.

CORPORATION'S BEST INTEREST

     Schering-Plough. Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the Board of Directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the Board of Directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

     Canji.  The DGCL does not include a comparable provision.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Schering-Plough. Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation organized subsequent to January 1, 1969, such as Schering-Plough, requires the approval of such corporation's Board of Directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class, unless such corporation is the surviving corporation and (i) such corporation's certificate of incorporation is not amended, (ii) the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after, and (iii) the number of voting shares and participating shares outstanding after the merger will not exceed by more than 40% the total number of voting or participating shares of the surviving corporation immediately before the merger. Similarly, in the case of a New Jersey corporation organized subsequent to 1969, such as Schering-Plough, a sale of all or substantially all of a corporation's assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of such corporation's Board of Directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class.

     The Schering-Plough Certificate contains an anti-greenmail provision pursuant to which the corporation or its subsidiaries may not purchase shares of voting stock from a 5% or greater shareholder in excess of the market price unless approved by the affirmative voting power equal to the sum of the voting power of such 5% or greater shareholder and a majority of the voting power of the remaining outstanding shares of voting stock, voting together as a single class.

     Canji. The DGCL requires the affirmative vote of a majority of the Board of directors of a Delaware corporation and of at least a majority of such corporation's outstanding shares entitled to vote thereon to authorize a merger or consolidation, unless (i) such corporation is the surviving corporation, (ii) such corporation's certificate of incorporation is not amended, (iii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of such corporation after the effective date of the merger and (iv) either no shares of common stock of such corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of such corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. A sale of all or substantially all of a Delaware corporation's assets or a voluntary dissolution of a Delaware corporation requires the affirmative vote of a majority of the Board of Directors and at least a majority of such corporation's outstanding shares entitled to vote thereon.

BUSINESS COMBINATIONS

     Schering-Plough. The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any interested stockholder (generally, a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the Board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as Schering-Plough, cannot opt out of the foregoing provisions of the NJBCA.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the Board of Directors of such corporation prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose, or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder. In connection with business combinations with any five percent stockholder, the Schering-Plough Certificate contains provisions requiring the approval of at least 80% of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote in the election of directors voting together as a single class; provided, however, that such higher vote requirements do not apply if the business combination (i) is approved by a majority of directors in office prior

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

to the stock acquisition and not affiliated with the interested stockholders or by their successors recommended by a majority of such unaffiliated, pre-stock-acquisition date directors, or (ii) meets certain fair price formulas set forth in the Schering-Plough Certificate. Any amendments or repeal of the business combination provisions require the affirmative vote of the holders of 80% or more of the voting power of all the shares of the then outstanding shares of the corporation entitled to vote, voting together as a single class.

     Canji. In general, Section 203 of the DGCL prohibits an "interested stockholder" (defined generally as a person holding 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder.

     The provision is not applicable when (i) prior to the date the stockholder became an interested stockholder, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

     Section 203's restrictions generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.

     The DGCL allows corporations, through their bylaws, to make an irrevocable election not to be subject to these provisions of the DGCL. Canji did not make such an election.

     The Canji Certificate further places additional restrictions on business combinations. The Canji Certificate provides that neither the Corporation nor its subsidiaries shall enter into a business combination (as defined in the Canji Certificate) with a major shareholder (defined generally as a person holding 20% or more of Canji's outstanding voting stock) unless (i) the business combination was approved by the Board prior to the major shareholder becoming such, (ii) the major shareholder sought and obtained the unanimous prior approval of the Board to become such and the business combination was approved by at least 80% of the Board, (iii) the business combination was approved by not less than 90% of the Board, or (iv) the business combination followed the delivery of proxy statements, meets certain fair price formulas and was approved by the vote of at least 66 2/3% of the shares of voting stock.

RIGHTS PLAN

     Schering-Plough. On July 25, 1989, the Board of Directors of Schering-Plough declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Schering-Plough Common Shares. The dividend was paid on August 7, 1989 (the "Record Date") to shareholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of July 25, 1989, between Schering-Plough and The Bank of New York, as Rights Agent (the "Rights Agent"), subject, however, to the adjustments made on account of two 2-for-1 stock splits. (Each Right originally entitled the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior participating Preferred Stock, par value $1 per share, of the Company at a price of $250 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.) This summary description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, and the certificates of adjustments with respect thereto, each of which is incorporated by reference into this Proxy Statement/Prospectus.

     The following description of the Rights reflects the cumulative adjustments heretofore made, and the description of the Preferred Shares (as defined herein) reflects corresponding adjustments pursuant to the anti-dilution provisions of the Preferred Shares.

     Each Right entitles the registered holder to purchase from Schering-Plough one four-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share (the "Preferred Shares"), of Schering-Plough at an exercise price of $62.50.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Schering-Plough Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Schering-Plough Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Schering-Plough Common Share certificates outstanding as of the Record Date, by such Schering-Plough Common Share certificates with a copy of the Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Schering-Plough Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Schering-Plough Common Share certificates issued after the Record Date upon transfer or new issuance of Schering-Plough Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Schering-Plough Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Schering-Plough Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Schering-Plough Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on August 9, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Schering-Plough, in each case as described below.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per Schering-Plough Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 400 times the payment made per Schering-Plough Common Share. Each Preferred Share will have 400 votes, voting together with the Schering-Plough Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Schering-Plough Common Shares are exchanged, each Preferred Share will be entitled to receive 400 times the amount received per Schering-Plough Common Share. These rights are protected by customary anti-dilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one four-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Schering-Plough Common Share.

     In the event that Schering-Plough is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that

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

(i) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding Schering-Plough Common Shares or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Schering-Plough or other transaction or series of transactions involving Schering-Plough which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Schering-Plough or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Schering-Plough Common Shares having a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Schering-Plough Common Shares and prior to the acquisition by such person or group of 50% or more of the outstanding Schering-Plough Common Shares, the Board of Directors of Schering-Plough may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Schering-Plough Common Share, or one four-hundredth of a Preferred Share (or of a share of a class or series of Schering-Plough's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Schering-Plough Common Shares, the Board of Directors of Schering-Plough may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of Schering-Plough without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Schering-Plough Common Shares then known to Schering-Plough to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Schering-Plough Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by Schering-Plough at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Schering-Plough Common Shares.

     Canji. Canji has not adopted a rights plan and has not declared a stock purchase right dividend with respect to its Common Stock.

                                 LEGAL MATTERS

     The validity of the Schering-Plough Common Shares and Participation Rights to be issued in the Merger will be passed upon for Schering-Plough by Kevin A. Quinn, Esq., Staff Vice President, Associate General Counsel and Corporate Secretary of Schering-Plough. As of the Record Date, Mr. Quinn beneficially owned, directly or indirectly, approximately [12,380] Schering-Plough Common Shares (including shares issuable upon exercise of Schering-Plough stock options).

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

                                    EXPERTS

     The financial statements and related financial statement schedules incorporated in this Proxy Statement/ Prospectus by reference from Schering-Plough's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Canji as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 and from inception to December 31, 1994 included in this Proxy Statement/ Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Representatives of Price Waterhouse, LLP are expected to be present at the Canji Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any Canji Stockholder who intends to present a proposal at Canji's 1996 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Secretary of Canji at its principal executive offices not later than
            . If the Merger is consummated, Canji will be a wholly-owned subsidiary of Schering-Plough at the time of the 1996 Annual Meeting of Canji Stockholders.

                  INDEX TO FINANCIAL STATEMENTS OF CANJI, INC.

                                                                                        PAGE
                                                                                        ----
ANNUAL FINANCIAL STATEMENTS:
  Report of Independent Accountants...................................................   F-2
  Balance Sheet at December 31, 1993 and 1994.........................................   F-3
  Statement of Operations for the years ended December 31, 1992, 1993 and 1994, and
     from inception (January 1990) to December 31, 1994...............................   F-4
  Statement of Stockholders' Equity for the years ended December 31, 1992, 1993 and
     1994.............................................................................   F-5
  Statement of Cash Flows for the years ended December 31, 1992, 1993 and 1994, and
     from inception (January 1990) to December 31, 1994...............................   F-6
  Notes to Financial Statements.......................................................   F-7
INTERIM FINANCIAL STATEMENTS:
  Balance Sheet (Unaudited) at September 30, 1995 and December 31, 1994...............  F-15
  Statement of Operations (Unaudited) for the three months ended September 30, 1995 and 1994, for the nine months ended September 30, 1995 and 1994, and for inception to September 30, 1995..................................................  F-16
  Statement of Cash Flows (Unaudited) for the nine months ended September 30, 1995 and 1994 and for inception to September 30, 1995.................................  F-17
  Notes to Financial Statements (Unaudited)...........................................  F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Canji, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Canji, Inc., a development stage enterprise (Note 1), at December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 and from inception to December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
February 27, 1995

                                  CANJI, INC.

                                 BALANCE SHEET

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1993             1994
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $    298,000     $    445,000
  Short-term investments........................................       892,000        3,544,000
  Other current assets..........................................       337,000          328,000
                                                                    ----------       ----------
          Total current assets..................................     1,527,000        4,317,000
Property and equipment, net.....................................     1,340,000        1,526,000
Other assets....................................................        28,000           28,000
                                                                    ----------       ----------
                                                                  $  2,895,000     $  5,871,000
                                                                    ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $    242,000     $    267,000
  Accrued liabilities...........................................       332,000          494,000
  Deferred contract revenue.....................................                        833,000
  Current portion of capital lease obligations..................       121,000          232,000
  Notes payable.................................................                      2,061,000
                                                                    ----------       ----------
          Total current liabilities.............................       695,000        3,887,000
Deferred rent...................................................       302,000          315,000
Capital lease obligations, less current portion.................       352,000          447,000
Commitments (Note 8)
Stockholders' equity:
  Convertible preferred stock, $.01 par value, 20,000,000 shares authorized:
     Series A preferred stock, 250,000 shares issued and
       outstanding..............................................         2,000            2,000
     Series B preferred stock, 1,500,000 shares issued and
       outstanding..............................................        15,000           15,000
     Series C preferred stock, 1,818,182 and 1,745,068 shares
       issued and outstanding, respectively.....................        18,000           17,000
     Series C-1 preferred stock, 103,449 shares issued and
       outstanding..............................................         1,000
     Series D preferred stock, 1,877,142 and 1,756,705 shares
       issued and outstanding, respectively.....................        19,000           18,000
     Series I preferred stock, 1,000,000 shares issued and
       outstanding..............................................                         10,000
  Common stock, $.01 par value, 30,000,000 shares authorized,
     2,098,420 and 2,287,370 shares issued and outstanding in
     1993 and 1994..............................................        21,000           23,000
  Additional paid-in capital....................................    14,640,000       20,197,000
  Less note receivable for purchase of common stock.............       (17,000)         (17,000)
  Accumulated deficit during development stage..................   (13,153,000)     (19,043,000)
                                                                    ----------       ----------
                                                                     1,546,000        1,222,000
                                                                    ----------       ----------
                                                                  $  2,895,000     $  5,871,000
                                                                    ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                                  CANJI, INC.

                            STATEMENT OF OPERATIONS

                                                                                         INCEPTION
                                                                                     (JANUARY 1990) TO
                                                    DECEMBER 31,                       DECEMBER 31,
                                     -------------------------------------------     -----------------
                                        1992            1993            1994               1994
                                     -----------     -----------     -----------     -----------------
Revenues...........................  $    42,000     $   186,000     $ 2,901,000       $   3,129,000
Expenses:
  Research and development.........    2,978,000       5,698,000       6,849,000          17,631,000
  General and administrative.......      846,000       1,597,000       1,799,000           4,867,000
                                     -----------     -----------     -----------        ------------
          Total expenses...........    3,824,000       7,295,000       8,648,000          22,498,000
                                     -----------     -----------     -----------        ------------
Net loss from operations...........   (3,782,000)     (7,109,000)     (5,747,000)        (19,369,000)
Interest expense...................                      (37,000)       (345,000)           (382,000)
Interest income....................      175,000         139,000         202,000             708,000
                                     -----------     -----------     -----------        ------------
Net loss...........................  $(3,607,000)    $(7,007,000)    $(5,890,000)      $ (19,043,000)
                                     ===========     ===========     ===========        ============
Net loss per common share..........       $(2.05)         $(3.53)         $(2.61)

    The accompanying notes are an integral part of the financial statements.

                                  CANJI, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                            CONVERTIBLE SERIES                                            NOTE
                              PREFERRED STOCK        COMMON STOCK       ADDITIONAL     RECEIVABLE                      TOTAL
                            -------------------   -------------------     PAID-IN         FROM       ACCUMULATED    STOCKHOLDERS'
                              SHARES    AMOUNT      SHARES    AMOUNT      CAPITAL     STOCKHOLDERS     DEFICIT         EQUITY
                            ----------  -------   ----------  -------   -----------   ------------   ------------   ------------
Balance at December 31,
  1991....................   3,671,631  $37,000    1,751,050  $17,000   $ 8,458,000     $(17,000)    $(2,539,000 )  $ 5,956,000
Exercise of stock
  options.................                            45,070    1,000         3,000                                       4,000
Net loss for the year
  ended December 31,
  1992....................                                                                            (3,607,000 )   (3,607,000 )
                             ---------  -------    ---------  -------   -----------     --------     ------------   -----------
Balance at December 31,
  1992....................   3,671,631   37,000    1,796,120   18,000     8,461,000      (17,000)     (6,146,000 )    2,353,000
Issuance of common stock
  for acquired
  technology..............                           200,000    2,000        62,000                                      64,000
Exercise of stock
  options.................                           102,300    1,000        17,000                                      18,000
Issuance of Series D
  preferred stock, $.01
  par value net of
  issuance costs of
  $16,867.................   1,745,892   17,000                           5,553,000                                   5,570,000
Issuance of Series D
  preferred stock for
  acquired technology.....     131,250    1,000                             419,000                                     420,000
Issuance of preferred
  stock warrants for
  acquired technology.....                                                  100,000                                     100,000
Issuance of preferred
  stock warrants for
  research services.......                                                   28,000                                      28,000
Net loss for the year
  ended December 31,
  1993....................                                                                            (7,007,000 )   (7,007,000 )
                             ---------  -------    ---------  -------   -----------     --------     ------------   -----------
Balance at December 31,
  1993....................   5,548,773   55,000    2,098,420   21,000    14,640,000      (17,000)    (13,153,000 )    1,546,000
Exercise of stock
  options.................                           188,950    2,000        45,000                                      47,000
Surrender of Series D
  preferred stock as
  consideration for
  license fee.............   (123,437)   (1,000)                           (394,000)                                   (395,000 )
Surrender of Series C
  preferred stock as
  consideration for
  license fee.............   (176,563)   (2,000)                           (484,000)                                   (486,000 )
Issuance of Series I
  preferred stock, $.01
  par value...............   1,000,000   10,000                           5,990,000                                   6,000,000
Issuance of Series D
  preferred stock for
  acquired technology.....       3,000                                       10,000                                      10,000
Issuance of stock warrants
  for research services...                                                  172,000                                     172,000
Issuance of stock warrants
  in conjunction with
  bridge loan.............                                                  218,000                                     218,000
Net loss for the year
  ended December 31,
  1994....................                                                                            (5,890,000 )   (5,890,000 )
                             ---------  -------    ---------  -------   -----------     --------     ------------   -----------
Balance at December 31,
  1994....................   6,251,773  $62,000    2,287,370  $23,000   $20,197,000     $(17,000)    $(19,043,000)  $ 1,222,000
                             =========  =======    =========  =======   ===========     ========     ============   ===========

    The accompanying notes are an integral part of the financial statements.

                                  CANJI, INC.

                            STATEMENT OF CASH FLOWS

                                                                                                                     INCEPTION
                                                                          YEAR ENDED DECEMBER 31,                 (JANUARY 1990)
                                                               ---------------------------------------------      TO DECEMBER 31,
                                                                  1992             1993             1994               1994
                                                               -----------      -----------      -----------      ---------------
Net cash flows from operating activities:
  Net loss...................................................  $(3,607,000)     $(7,007,000)     $(5,890,000)      $ (19,043,000)
  Adjustments to reconcile net loss to net cash used in
    operations:
    Surrender of preferred stock as consideration for license
      fee....................................................                                       (881,000)           (881,000)
    Depreciation and amortization............................      164,000          281,000          376,000             890,000
    Stock and warrants issued for acquired technology and
      research services......................................                       613,000          182,000             795,000
    Non cash interest........................................                                        104,000             104,000
  Change in:
      Receivables............................................     (102,000)         102,000
      Other current assets...................................      (47,000)        (136,000)           9,000            (228,000)
      Other assets...........................................                       (27,000)                             (27,000)
      Accounts payable and accrued liabilities...............      202,000          295,000          186,000             761,000
      Deferred rent..........................................      126,000          117,000           13,000             315,000
      Deferred revenue.......................................                                        833,000             833,000
                                                               -----------      -----------      -----------        ------------
        Total adjustments....................................      343,000        1,245,000          822,000           2,562,000
                                                               -----------      -----------      -----------        ------------
        Net cash used in operating activities................   (3,264,000)      (5,762,000)      (5,068,000)        (16,481,000)
                                                               -----------      -----------      -----------        ------------
Cash flows from investing activities:
  Purchases of property and equipment........................     (506,000)        (112,000)        (185,000)         (1,501,000)
  Net change in short-term investments.......................      613,000         (595,000)      (2,652,000)         (3,544,000)
  Other assets...............................................                                                           (104,000)
                                                               -----------      -----------      -----------        ------------
  Net cash (used) provided in investing activities...........      107,000         (707,000)      (2,837,000)         (5,149,000)
                                                               -----------      -----------      -----------        ------------
Cash flows from financing activities:
  Payments under capital lease obligations...................                       (63,000)        (170,000)           (233,000)
  Proceeds from exercise of stock
    options..................................................        3,000           18,000           47,000              68,000
  Proceeds from borrowings and
    warrants.................................................                                      2,175,000           2,175,000
  Proceeds from issuance of Series A convertible preferred
    stock, net of issuance costs.............................                                                            245,000
  Proceeds from issuance of Series B convertible preferred
    stock, net of issuance costs.............................                                                          2,990,000
  Proceeds from issuance of Series C and C-1 preferred stock,
    net of issuance costs....................................                                                          5,263,000
  Proceeds from issuance of Series D preferred stock, net of
    issuance costs...........................................                     5,570,000                            5,570,000
  Proceeds from issuance of Series I preferred stock.........                                      6,000,000           6,000,000
  Costs in connection with issuance of common stock in
    exchange
    for a note...............................................                                                             (3,000)
                                                               -----------      -----------      -----------        ------------
    Net cash provided by financing activities................        3,000        5,525,000        8,052,000          22,075,000
                                                               -----------      -----------      -----------        ------------
Increase (decrease) in cash and cash equivalents.............   (3,154,000)        (944,000)         147,000             445,000
Cash and cash equivalents at beginning of period.............    4,396,000        1,242,000          298,000
                                                               -----------      -----------      -----------        ------------
Cash and cash equivalents at end of period...................  $ 1,242,000      $   298,000      $   445,000       $     445,000
                                                               ===========      ===========      ===========        ============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Assets financed via capital leases.........................                   $   536,000      $   372,000       $     908,000
                                                                                ===========      ===========        ============
  Common stock issued for note receivable....................                                                      $      17,000
                                                                                                                    ============

    The accompanying notes are an integral part of the financial statements.

                                  CANJI, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Canji, Inc. (the "Company") was established for the purpose of developing, manufacturing and marketing new discoveries and technology in cancer therapeutic and diagnostic products. The initial technology for tumor suppressor genes was obtained from the University of California, San Diego.

     The Company is a development stage enterprise which has incurred net losses from its research and development activities since inception. The operations of the Company are dependent on its ability to obtain continued financing, which to date has been principally from sales of stock and collaborative research arrangements. The Company is currently pursuing various financing arrangements including corporate partnerships. Based on the Company's present business plan, it is dependent on such financing arrangements to continue operations.

     The Company was awarded two research grants in 1993 and 1992 by agencies of the Federal government relating to its research in tumor suppressor genes. The awards totaled $785,000 of which $42,000, $186,000 and $250,000 were earned in 1992, 1993 and 1994, respectively. The Company received $478,000 for the period January 18, 1990 (inception) to December 31, 1994.

     The Company was incorporated on January 18, 1990 in California. During 1993, the Company reincorporated under the laws of Delaware. In connection therewith, the Company's common and preferred stock were established with a par value of $.01 per share each. All data in these financial statements reflects the reincorporation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND INVESTMENTS

     Cash equivalents consist of highly liquid investments with original maturities of 90 days or less.

     Effective January 1, 1994, the Company adopted statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" prospectively. Adoption of SFAS 115 did not have an effect on the Company's financial position or results of operations in 1994. Short-term investments consist of U.S. Treasury Securities and certificates of deposit with original maturities in excess of 90 days and less than one year and are classified as "held-to-maturity". The carrying amount of these investments approximates fair value. Gross unrealized gains (losses) for fiscal 1994 are not material.

PROPERTY AND EQUIPMENT

     Equipment is stated at cost and depreciated over the estimated useful lives of the assets (five years) using the straight-line method. Leasehold improvements are capitalized at cost and amortized over the lesser of the useful life of the asset or the remaining lease term.

REVENUE RECOGNITION

     Revenue from grants and research agreements is recognized on a cost reimbursement basis consistent with the performance requirement of the related agreement.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, a deferred tax asset and/

                                  CANJI, INC.

or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities, and for the expected future tax to be demanded from tax loss and tax credit carryforwards. SFAS 109 also requires the establishment of a valuation allowance, if necessary, to reflect the likelihood of realization of deferred tax assets. The effect of tax rate changes are to be reflected in income in the period such changes are enacted.

NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1993         1994
                                                                        ----------   ----------
Other current assets
  Security deposits...................................................  $  137,000   $    3,000
  Employee receivables................................................                   78,000
  Other receivables...................................................                   64,000
  Other...............................................................     200,000      183,000
                                                                        ----------   ----------
                                                                        $  337,000   $  328,000
                                                                        ==========   ==========

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1993         1994
                                                                        ----------   ----------
Property and equipment
  Equipment...........................................................  $1,429,000   $1,974,000
  Leasehold improvements..............................................     419,000      430,000
                                                                        ----------   ----------
                                                                         1,848,000    2,404,000
  Accumulated depreciation............................................    (508,000)    (878,000)
                                                                        ----------   ----------
                                                                        $1,340,000   $1,526,000
                                                                        ==========   ==========
Accrued liabilities
  Accrued interest expense............................................               $  158,000
  Accrued maintenance fee.............................................  $  100,000       22,000
  Accrued vacation....................................................      76,000       98,000
  Accrued license fee.................................................      60,000
  Other...............................................................      96,000      216,000
                                                                        ----------   ----------
                                                                        $  332,000   $  494,000
                                                                        ==========   ==========

     Equipment at December 31, 1994 and 1993 includes $1,001,000 and $588,000 under capital leases with related accumulated depreciation of $221,000 and $71,000, respectively.

                                  CANJI, INC.

NOTE 4 -- CAPITAL LEASE OBLIGATIONS

     Certain of the Company's leases qualify as capital leases. The present value of the future minimum lease payments as of December 31, 1994 under these capital leases are as follows:

                                  YEAR ENDED                                     MINIMUM LEASE
                                 DECEMBER 31,                                      PAYMENTS
-------------------------------------------------------------------------------  -------------
  1995.........................................................................    $ 321,000
  1996.........................................................................      312,000
  1997.........................................................................      168,000
  1998.........................................................................       38,000
                                                                                 -------------
Total minimum lease payments...................................................      839,000
Less amounts representing interest.............................................      160,000
                                                                                 -------------
Present value of minimum lease payments........................................      679,000
Less current portion...........................................................      232,000
                                                                                 -------------
Long-term capitalized lease obligations........................................    $ 447,000
                                                                                 ===========

     The Company has an equipment leasing arrangement which allows the Company to finance up to $1,100,000. The annual interest rate under this leasing arrangement ranges from 14.3% to 15.9%. Interest paid during 1994 and 1993 was $85,000 and $37,000, respectively.

NOTE 5 -- NOTES PAYABLE

     During 1994, the Company entered into an unsecured convertible bridge loan financing arrangement with certain of its existing shareholders. The arrangement allows the Company to borrow up to $4 million with interest at 8%. At December 31, 1994, $2,061,000 is outstanding under this arrangement. Subsequent to December 31, 1994, the note holders agreed to convert the then outstanding balance of $2,155,000 plus accrued interest into 718,854 shares of Series D convertible preferred stock (Notes 6 and 10).

NOTE 6 -- CONVERTIBLE PREFERRED STOCK

     The Series A, Series B, Series C, and Series D and Series I convertible preferred stock (collectively the "Preferred Shares") are convertible at the option of the holder, into a total of 6,251,773 shares of common stock subject to certain antidilution adjustments. Each of the Preferred Shares shall have the number of votes equal to the number of shares of common stock into which it is convertible. Each Preferred Share has a liquidation preference equal to its original purchase price. Such liquidation preference has priority over all distributions for common shares.

     The Preferred Shares are not entitled to mandatory or cumulative dividends, but if the Board of Directors declares a dividend in a particular year, the Preferred Shares shall have an 8% preferred dividend payable prior to any dividends being paid on the common shares. Thereafter, the Preferred Shares and the common shares will receive the same dividends.

     At such time as the Company has a public offering of its common stock with the Company receiving at least $5,000,000 in proceeds from the stock offering, and with the common stock selling price of at least $5 per share, all Preferred Shares shall be converted automatically into common shares on a one-for-one basis, subject to certain antidilution provisions.

     During 1994, the Company issued 1,000,000 shares of Series I preferred stock pursuant to a licensing agreement (Note 8).

                                  CANJI, INC.

     During 1994, shareholders holding 176,563 shares of Series C and 123,437 shares of Series D convertible preferred stock surrendered such shares for cancellation pursuant to a license agreement (Note 8).

     During 1994, the Company issued 3,000 shares of Series D preferred stock pursuant to a license agreement (Note 8).

     During 1993, the Company issued 131,250 shares of Series D preferred stock and a warrant to purchase 100,000 shares of Series D preferred stock pursuant to certain license agreements (Note 8).

NOTE 7 -- COMMON STOCK

     During 1993, the Company issued 200,000 shares of common stock and common stock options to purchase 100,000 shares of common stock pursuant to certain license agreements (Note 8).

     During 1990, the Company adopted the 1990 Stock Option Plan (the "Plan"), which provides for the grant of incentive stock options ("ISO's"), nonqualified options and stock appreciation rights to officers, directors, employees and certain non-employees. As of December 31, 1994, an aggregate of 2,000,000 shares of common stock have been allocated to the Plan.

     The exercise price of ISO's is not less than the fair market value of the underlying shares on the date of grant. The exercise price of nonqualified options may not be less than 85% of the fair market value of the underlying shares on the date of grant. Options vest annually at the rate of 20% per year from the date of grant. Options may be exercised during a ten year period from the date of grant.

     There have been no stock appreciation rights issued under the Plan. The following summarizes activity with respect to the options through December 31, 1994:

                                                        ISO                       NONQUALIFIED
                                            ----------------------------    -------------------------
                                                             EXERCISE                     EXERCISE
                                             SHARES           PRICE         SHARES          PRICE
                                            ---------     --------------    -------     -------------
Outstanding at December 31, 1991..........    222,750      $.05  - $.275    145,000      $.05 - $ .20
Granted...................................    268,150               .275    296,000              .275
Exercised.................................    (43,070)      .05  -   .20     (2,000)              .05
Canceled..................................    (12,880)      .05  -  .275
                                            ---------                       -------
Outstanding at December 31, 1992..........    434,950       .05  -  .275    439,000        05 -  .275
Granted...................................    483,750       .275 -   .32    130,000               .32
Exercised.................................    (69,300)      .10  -  .275    (33,000)      .05 -  .275
Canceled..................................    (25,850)      .20  -   .32    (20,000)             .275
                                            ---------                       -------
Outstanding at December 31, 1993..........    823,550       .05  -   .32    516,000       .05 -   .32
Granted...................................    397,500                .32     12,000               .32
Exercised.................................   (183,950)      .05  -   .32     (5,000)      .05 -  .275
Canceled..................................    (16,650)      .20  -   .32    (30,000)      .05 -   .20
                                            ---------                       -------
Outstanding at December 31, 1994..........  1,020,450      $.05  - $ .32    493,000      $.05 - $ .32
                                            =========                       =======
Exercisable at December 31, 1994..........     87,430      $.10  - $ .32    251,600      $.05 - $ .20
                                            =========                       =======

     During 1992, the Company adopted the 1992 Non-employee Director Stock Option Plan, which allows for each non-employee director to be granted an option to purchase 5,000 shares of common stock annually during the ten year term of the plan. For directors appointed during the year, a ratable number of shares will be issued. The exercise price of such options is the fair market value of the underlying shares on the date of grant. The options vest on the earlier of one year from the date of grant or on the date of the next annual

                                  CANJI, INC.

shareholders' meeting and expire ten years from the date of grant. As of December 31, 1994, 200,000 shares of common stock were reserved for grant and no options had been issued under this plan.

WARRANTS

     In connection with the convertible bridge loan financing agreement entered into during 1994, the Company issued warrants for the purchase of 217,503 shares of Series D preferred stock at the lesser of $4.00 or the most recent price per share paid in a private placement. The fair value of the warrants which expire in December 1997 was recorded as debt discount and is amortized over the life of the loan. Subsequent to December 31, 1994 and in conjunction with the conversion of the bridge financing debt to equity, the exercise price of the warrants was reduced to the lesser of $2.25 per share or the price of the Company's stock sold in a future public offering (Notes 5 and 10).

     During 1994, in accordance with the terms of ongoing consulting agreements, the Company issued warrants to outside consultants to purchase 44,406 shares of Series D preferred stock at $.32 per share. The warrants expire in 5 years. The Company recognized a charge to operations of $172,000 based on the estimated fair value of warrants.

NOTE 8 -- COMMITMENTS

OPERATING LEASE AGREEMENTS

     In November 1991, the Company entered into a lease agreement for office and research facilities. The lease term is seven years and includes one three year option to renew. In connection with the lease agreement, the Company has executed a $100,000 letter of credit to the landlord in lieu of a security deposit. The Company has pledged $100,000 in the form of a certificate of deposit, which is included in other current assets at December 31, 1994 and 1993. Rent expense for the years ended December 31, 1992, 1993 and 1994 and for the period January 18, 1990 (inception) to December 31, 1994 for facilities was $304,000, $642,000, $640,000, and $1,791,000, respectively. The lease agreement includes provisions for rent abatement. The difference between straight-line rent expense and amounts paid for rent is included on the balance sheet as deferred rent.

     Future minimum operating lease payments for facilities and equipment are as follows:

YEARS ENDED
DECEMBER 31,
------------
   1995...............................................................  $ 574,000
   1996...............................................................    555,000
   1997...............................................................    601,000
   1998...............................................................    551,000

LICENSE AND RESEARCH AGREEMENTS

  Schering Corporation -- Schering-Plough Ltd.

     In May 1994, the Company entered agreements with Schering Corporation and Schering-Plough Ltd. (collectively referred to as Schering-Plough) for collaboration on the research and development of certain tumor suppressor gene technology developed by the Company, and provides Schering-Plough the exclusive, world-wide license rights to such technology. Upon signing the agreement, Schering-Plough paid to the Company $2,000,000 and will pay the Company $2,000,000 annually, through 1998 and subject to termination of the agreement, for research funding. Additionally, Schering-Plough shall pay the Company specified amounts based on milestones achieved as outlined in the agreement. As partial consideration for the world-wide license rights, Schering-Plough shall pay to the Company royalties of 11% on all products related to the technology. Schering-Plough also has the first right to refusal to enter into similar collaboration and license agreements for tumor suppressor genes subsequently developed by the Company.

                                  CANJI, INC.

  Vysis, Inc.

     In June 1994, the Company entered into an agreement with Vysis, Inc. (formerly, Imagenetics Incorporated) which provides Vysis with an exclusive world-wide license to use and sell certain research technology in the field of diagnostic uses and diagnostic research owned by the Company, as defined in the agreement. As consideration for the license the Company received $600,000 from Vysis and Vysis surrendered 176,563 and 123,437 of the Company's Series C and Series D convertible preferred stock, respectively. Additionally, Vysis shall pay royalties to the Company in the range of 3%-5% on net sales of the licensed products which will offset royalties owed by the Company to the original licensor.

  Research Development Foundation

     In October 1994, the Company entered into an agreement with Research Development Foundation (RDF) whereby RDF has granted the Company an exclusive world-wide license to make, have made, use and sell certain licensed property, as outlined in the agreement, in consideration for 3,000 shares of Series D preferred stock and royalties of 6% of gross revenues on sales of the licensed products. Additionally, the Company shall make milestone payments to RDF based upon milestones achieved as outlined in the agreement.

     In April 1993, the Company entered into an agreement with RDF, pursuant to which RDF assigned to the Company license rights of four inventions related to retinoblastoma gene technology. As consideration for the assignment and first right of refusal for future inventions, the Company granted to RDF 200,000 shares of common stock valued at $64,000 and a warrant to purchase 100,000 shares of Series D preferred stock at $3.20 per share, valued at $100,000, which expires in April 1996. The aggregate value of the common stock and warrant for preferred stock of $164,000 has been charged to research and development expense.

     The Company is required to pay royalties to RDF based on a percentage of gross sales or sublicensee income from certain products utilizing the assigned inventions. To satisfy commercialization requirements of the agreement, the Company should incur $1,000,000 per year of research and development expenses related to retinoblastoma gene technology or have revenues of $1,000,000 per year of products utilizing retinoblastoma gene technology. The agreement shall be in force through the later of ten years from the first year the Company generates commercial gross revenue or the expiration of the last-to-expire patent licensed under the agreement. The agreement contains cancellation clauses whereby the Company may relinquish its rights to the technology and be relieved of its commercialization obligation.

  IMCERA and American Gene Therapy Inc.

     In September 1993, the Company entered into agreements with IMCERA Group and American Gene Therapy Inc. (AGTI) to acquire the license rights for an artificial mammalian mini-chromosome technology. The Company issued 131,250 shares of Series D convertible preferred stock to IMCERA in exchange for such rights. The Company also granted options to purchase 100,000 shares of common stock to two principal scientists of AGTI as consideration for performing certain agreed-upon research activities. The value of the preferred stock of $420,000 has been charged to research and development expense; there was no charge for common stock options due to their immateriality.

     The Company is required to pay royalties to IMCERA and AGTI based on a percentage of net sales or sublicensee income from products utilizing the gene delivery technology. The agreements shall be in force through the expiration of the last-to-expire patent licensed under the agreements.

  University of Texas

     In December 1992, the Company entered into a patent option and license agreement with the University of Texas, pursuant to which the University granted to the Company an exclusive, world-wide license for

                                  CANJI, INC.

certain inventions. The Company paid a $10,000 license fee for entering into the license agreement and $40,000 for an option to acquire exclusive, world-wide license rights to certain future inventions. The license remains in effect for the life of the licensed patents.

  University of California

     In August 1990, the Company was granted an exclusive license by the University of California for the commercial development, use and sale of certain technology. As part of that agreement, the Company paid a non-refundable license fee of $75,000 during the period ended December 31, 1990 which was charged to operations. The Company is required to pay minimum annual royalties of $25,000 in 1993 through 1995 and $50,000 beginning in 1996 through the remaining term of the license. The minimum royalty payment is to be credited against earned royalties based on a percentage of net sales due in a given year. The license agreement shall be in force through the expiration of the last-to-expire patent licensed under the agreement. The Company, at its option, can terminate the agreement with 90 days notice. Payments to the University of California related to the license totaled $25,000 in 1993 and 1994, respectively and $135,000 for the period January 18, 1990 (inception) to December 31, 1994.

  Immunopharmaceutics, Inc.

     In November 1992, the Company entered into a research contract whereby it secured the services of Immunopharmaceutics, Inc. (IPI) to conduct research in exchange for payments over an eighteen month period. The agreement as amended in 1993, requires payments totalling $60,000 during 1994 and is cancellable by the Company upon 30 days written notice. Pursuant to this agreement, the Company paid IPI $100,000, $120,000 and $220,000 in 1992, 1993 and for the period
January 18, 1990 (inception) to December 31, 1994, respectively. These amounts are included in research and development expense. All technical results of the research will be the sole and exclusive property of the Company.

NOTE 9 -- INCOME TAXES

     Deferred tax assets are summarized as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1993            1994
                                                                    -----------     -----------
Net operating loss carryforward...................................  $ 3,917,000     $ 5,694,000
Capitalized research and development..............................      888,000       1,377,000
Research and development credit...................................      675,000       1,051,000
Deferred rent.....................................................      200,000         231,000
Compensation accruals.............................................       45,000          42,000
Depreciation......................................................      134,000         236,000
Patent costs......................................................      434,000         526,000
Other.............................................................                       56,000
                                                                    -----------     -----------
                                                                      6,293,000       9,213,000
Valuation allowance...............................................   (6,293,000)     (9,213,000)
                                                                    -----------     -----------
Deferred taxes....................................................  $        --     $        --
                                                                    ===========     ===========

     The Company is in a net operating loss position for 1992, 1993 and 1994 for both Federal and state tax purposes. At December 31, 1994, the Company has net operating loss carryforwards of $16,514,000 and $853,000 for Federal and state income tax reporting purposes, respectively. The net operating losses will expire beginning in 2005 and 1998 for Federal and state purposes, respectively, if not previously utilized.

                                  CANJI, INC.

     At December 31, 1994, the Company has $676,000 and $375,000 in Federal and state research and development credit carryforwards, respectively. The credits will begin to expire in 2005 if not previously utilized.

     As specified in the Internal Revenue Code, a 50% or more ownership change by a combination of the Company's significant stockholders during any three year period would result in certain limitations on the Company's ability to utilize its net operating loss carryforward and research and development credit carryforwards. Such a change has occurred and may occur again, therefore, utilization of net operating loss carryforwards will be subject to limitations.

     The Company paid taxes of $800 during 1992, 1993 and $2,900 during 1994.

NOTE 10 -- SUBSEQUENT EVENTS

     Subsequent to December 31, 1994, the outstanding principal balance of the bridge loan and accrued interest thereon were converted into Series D preferred stock.

NOTE 11 -- NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding. Shares issuable through the exercise of stock options and warrants and the conversion of convertible securities are not considered in the calculation, since they would be anti-dilutive to the net loss per common share. The weighted-average number of shares used in the computation of net loss per common share for the years ended December 31, 1992, 1993 and 1994 were 1,755,022, 1,984,235 and 2,254,751, respectively.

                 UNAUDITED FINANCIAL STATEMENTS OF CANJI, INC.

                                  CANJI, INC.

                           BALANCE SHEETS (UNAUDITED)

                                                                  SEPTEMBER 30,     DECEMBER 31,
                                                                      1995              1994
                                                                  -------------     ------------
ASSETS:
Current assets:
  Cash and cash equivalents.....................................  $   2,595,000     $    445,000
  Short-term investments........................................        198,000        3,544,000
  Other current assets..........................................        275,000          328,000
                                                                   ------------     ------------
          Total current assets..................................      3,068,000        4,317,000
Property and equipment, net.....................................      1,392,000        1,526,000
Other assets....................................................         20,000           28,000
                                                                   ------------     ------------
                                                                  $   4,480,000     $  5,871,000
                                                                   ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities......................  $     496,000     $    761,000
  Deferred contract revenue.....................................      1,333,000          833,000
  Current portion of capital lease obligations..................        310,000          232,000
  Notes payable.................................................         20,000        2,061,000
                                                                   ------------     ------------
          Total current liabilities.............................      2,159,000        3,887,000
Deferred rent...................................................        275,000          315,000
Capital lease obligations, less current portion.................        543,000          447,000
Stockholder's equity:
  Series convertible preferred stock, $.01 par value, 20,000,000 shares authorized, 6,970,627 and 6,251,773 shares issued
     and outstanding in 1995 and 1994, respectively.............         70,000           62,000
  Common stock, $.01 par value, 30,000,000 shares authorized,
     2,494,930 and 2,287,370 shares issued and outstanding in
     1995 and 1994, respectively................................         25,000           23,000
  Additional paid-in capital....................................     22,649,000       20,197,000
  Less note receivable for purchase of common stock.............             --          (17,000)
  Accumulated deficit...........................................    (21,241,000)     (19,043,000)
                                                                   ------------     ------------
                                                                      1,503,000        1,222,000
                                                                   ------------     ------------
                                                                  $   4,480,000     $  5,871,000
                                                                   ============     ============

                 See Notes to Financial Statements (Unaudited)

                                  CANJI, INC.

                      STATEMENT OF OPERATIONS (UNAUDITED)

                                   THREE MONTHS                  NINE MONTHS
                                 ENDED SEPT. 30,               ENDED SEPT. 30,
                             ------------------------     --------------------------    INCEPTION TO
                                1995         1994            1995           1994       SEPT. 30, 1995
                             ----------   -----------     -----------   ------------   --------------
Revenues...................  $1,581,000   $   735,000     $ 4,703,000   $  2,498,000    $  7,832,000
                             ----------   -----------     -----------    -----------    ------------
Expenses
  Research and
     development...........   1,613,000     1,811,000       5,311,000      4,947,000      22,942,000
  General and
     administrative........     361,000       401,000       1,535,000      1,249,000       6,402,000
                             ----------   -----------     -----------    -----------    ------------
Total Operating Expenses...   1,974,000     2,212,000       6,846,000      6,196,000      29,344,000
Net Operating Loss.........    (393,000)   (1,477,000)     (2,143,000)    (3,698,000)    (21,512,000)
  Interest expense.........     (50,000)      (92,000)       (216,000)      (248,000)       (598,000)
  Interest income..........      53,000        77,000         161,000        131,000         869,000
                             ----------   -----------     -----------    -----------    ------------
Net Loss...................  $ (390,000)  $(1,492,000)    $(2,198,000)  $ (3,815,000)   $(21,241,000)
                             ==========   ===========     ===========    ===========    ============
Net loss per common
  share....................                                     $(.91)        $(1.70)
                                                          ===========    ===========

                 See Notes to Financial Statements (Unaudited)

                                  CANJI, INC.

                      STATEMENT OF CASH FLOWS (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                     ---------------------------------      INCEPTION TO
                                                     SEPT. 30, 1995     SEPT. 30, 1994     SEPT. 30, 1995
                                                     --------------     --------------     --------------
Net cash flows from operating activities:
  Net loss.........................................   $  (2,198,000)     $  (3,815,000)     $ (21,241,000)
                                                        -----------        -----------       ------------
  Adjustments to reconcile net loss to net cash
     used in operations:
     Surrender of preferred stock as consideration
       for license fee.............................              --           (881,000)          (881,000)
     Depreciation and amortization.................         339,000            262,000          1,229,000
     Stock and warrants issued for acquired
       technology and research services............              --                 --            795,000
     Non cash interest.............................         114,000             75,000            218,000
     Change in:
       Accounts payable and accrued liabilities....        (265,000)                --            496,000
       Deferred rent...............................         (40,000)            18,000            275,000
       Deferred revenue............................         500,000          1,142,000          1,333,000
       Other, net..................................          47,000            226,000           (208,000)
                                                        -----------        -----------       ------------
     Total adjustments.............................         695,000            842,000          3,257,000
                                                        -----------        -----------       ------------
     Net Cash used in operating activities.........      (1,503,000)        (2,973,000)       (17,984,000)
                                                        -----------        -----------       ------------
Cash flows from investing activities:
  Purchases and sales of property and equipment,
     net...........................................         161,000            (32,000)        (1,340,000)
  Other assets.....................................           8,000             (3,000)           (96,000)
  Net change in short-term investments.............       3,346,000         (2,456,000)          (198,000)
                                                        -----------        -----------       ------------
     Net cash (used) provided in investing
       activities..................................       3,515,000         (2,491,000)        (1,634,000)
                                                        -----------        -----------       ------------
Cash flows from financing activities:
  Payments under capital lease obligations.........        (191,000)          (127,000)          (424,000)
  Proceeds from exercise of stock options..........          52,000             44,000            120,000
  Proceeds from borrowings and warrants............              --          2,175,000          2,175,000
  Proceeds from issuance of preferred stock, net...              --          6,000,000         20,068,000
  Costs in connection with issuance of common stock
     in exchange for note and other................         277,000                 --            274,000
                                                        -----------        -----------       ------------
  Net cash provided by financing activities........         138,000          8,092,000         22,213,000
                                                        -----------        -----------       ------------
Increase in cash and cash equivalents..............       2,150,000          2,628,000          2,595,000
Cash and cash equivalents at beginning of period...         445,000            298,000                 --
                                                        -----------        -----------       ------------
Cash and cash equivalents at end of period.........   $   2,595,000      $   2,926,000      $   2,595,000
                                                        ===========        ===========       ============

                 See Notes to Financial Statements (Unaudited)

                                  CANJI, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

     The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q, although the Company is not subject thereto. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The statements should be read in conjunction with the accounting policies and notes to the Company's 1994 financial statements.

     In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of the operations for the interim periods presented.

     Canji is a development stage enterprise which has incurred net losses from its research and development activities since inception. The operations of Canji are dependent on its ability to obtain continued financing, which to date has been principally from sales of stock and collaborative research arrangements. Based on Canji's present business plan, it is dependent on such financing arrangements to continue operations.

NET LOSS PER COMMON SHARE

     Net loss per common share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding. Shares issuable through the exercise of stock options and warrants and the conversion of convertible securities are not considered in the calculation since they would be anti-dilutive to the net loss per share. The weighted-average number of shares used in the computation of net loss per common share for the nine months ended September 30, 1995 and 1994 were 2,417,000 and 2,247,000, respectively.

NOTES PAYABLE AND WARRANTS

     During the first quarter of 1995, the note holders converted the outstanding loan balance plus accrued interest into 718,854 shares of Series D convertible preferred stock. In conjunction with the conversion, the exercise price of the warrants issued with the debt was reduced to the lesser of $2.25 per share or the price of the Company's stock in a future public offering.

SUBSEQUENT EVENTS

     In November 1995, the Company issued 693,723 shares of Series E convertible preferred stock. Proceeds from the offering, net of expenses, totaled $1.2 million. In November 1995, Canji received a $3.0 million loan commitment from Schering-Plough. Schering-Plough has advanced $2.0 million of this amount and has agreed to advance $1.0 million on January 15, 1996. Also, in November 1995, the Company signed a letter of intent to be acquired by Schering-Plough for approximately $54.5 million.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          SCHERING-PLOUGH CORPORATION
                                    ("S-P"),
                               CANJI MERGER CORP.
                    a wholly owned direct subsidiary of S-P
                                  ("Subcorp"),
                                      AND
                                  CANJI, INC.
                                   ("Canji")

                                December 8, 1995

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER................................................................      A-1
                 1.1 The Merger......................................................      A-1
                 1.2 Effective Time..................................................      A-1
                 1.3 Effects of the Merger...........................................      A-1
                 1.4 Certificate of Incorporation and Bylaws.........................      A-1
                 1.5 Directors and Officers..........................................      A-2
                 1.6 Additional Actions..............................................      A-2
ARTICLE II  CONVERSION OF SECURITIES.................................................      A-2
                 2.1 Conversion of Capital Stock.....................................      A-2
                 2.2 Exchange of Certificates........................................      A-3
                     (a)Exchange Agent...............................................      A-3
                     (b)Exchange Procedures..........................................      A-3
                     (c)Distributions with Respect to Unexchanged Certificates.......      A-4
                     (d)No Further Ownership Rights in Canji Equity Securities.......      A-4
                     (e)Termination of Exchange Fund.................................      A-4
                     (f)No Liability.................................................      A-4
                     (g)Investment of Exchange Fund..................................      A-5
                     (h)Treatment of Proceeds........................................      A-5
                 2.3 Treatment of Stock Options, Warrants and Other Rights...........      A-5
                 2.4 Canji p53 Participation Certificates............................      A-5
                 2.5 Dissenting Shares...............................................      A-5
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF S-P AND SUBCORP.......................      A-5
                 3.1 Organization and Standing.......................................      A-5
                 3.2 Corporate Power and Authority...................................      A-6
                 3.3 Capitalization of S-P...........................................      A-6
                 3.4 Conflicts, Consents and Approval................................      A-6
                 3.5 S-P SEC Documents...............................................      A-7
                 3.6 Registration Statement..........................................      A-7
                 3.7 Compliance with Law.............................................      A-7
                 3.8 No Material Adverse Change......................................      A-7
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CANJI..................................      A-7
                 4.1 Organization and Standing.......................................      A-7
                 4.2 Subsidiaries....................................................      A-8
                 4.3 Corporate Power and Authority...................................      A-8
                 4.4 Capitalization of Canji.........................................      A-8
                 4.5 Conflicts; Consents and Approvals...............................      A-8
                 4.6 Taxes...........................................................      A-9
                 4.7 Compliance with Law.............................................     A-10
                 4.8 Proprietary Rights..............................................     A-10
                 4.9 Title to and Condition of Properties............................     A-11

                4.10 Registration Statement..........................................     A-11
                4.11 Litigation......................................................     A-11
                4.12 Employee Benefit Plans..........................................     A-11
                4.13 Contracts.......................................................     A-13
                4.14 Officers and Employees..........................................     A-13
                4.15 Labor Relations.................................................     A-13
                4.16 Undisclosed Liabilities.........................................     A-14
                4.17 Collaborator and Supplier Relationships.........................     A-14
                4.18 Operation of Canji's Business...................................     A-14
                4.19 Permits; Compliance.............................................     A-14
                4.20 Environmental Matters...........................................     A-14
                4.21 OSHA Matters....................................................     A-15
                4.22 Insurance.......................................................     A-15
                4.23 DGCL Section 203 and State Takeover Laws........................     A-16
                4.24 Brokerage and Finder's Fees.....................................     A-16
                4.25 Financial Data..................................................     A-16
                4.26 Future Sales by Canji Stockholders of S-P Common Shares.........     A-16
ARTICLE V  COVENANTS OF THE PARTIES..................................................     A-16
                 5.1 Mutual Covenants................................................     A-16
                     (a) General.....................................................     A-16
                     (b) Other Matters...............................................     A-16
                     (c) Public Announcements........................................     A-17
                     (d) Certificate of Merger.......................................     A-17
                     (e) Tax Treatment of Merger.....................................     A-17
                     (f) Conveyance Taxes............................................     A-17
                 5.2 Covenants of S-P................................................     A-17
                     (a) Preparation of S-P Registration Statement...................     A-17
                     (b) Notification of Certain Matters.............................     A-17
                     (c) Listing of S-P Common Stock.................................     A-17
                     (d) Canji Employees.............................................     A-17
                     (e) San Diego Location..........................................     A-18
                     (f) Reorganization Status.......................................     A-18
                 5.3 Covenants of Canji..............................................     A-18
                     (a) Canji Stockholders Meeting and Other Matters................     A-18
                     (b) Information for the Registration Statement and Preparation
                     of Canji Proxy Statement........................................     A-18
                     (c) Conduct of Canji's Operations...............................     A-18
                     (d) Access......................................................     A-20
                     (e) No Solicitation.............................................     A-20
                     (f) Affiliates of Canji.........................................     A-20
                     (g) Notification of Certain Matters.............................     A-20
                     (h) Appraisal Rights............................................     A-20

                     (i) Unvested Canji Options......................................     A-21
                     (j) Proxy Statement/Prospectus Delivery.........................     A-21
                     (k) Environmental Compliance....................................     A-21
ARTICLE VI  CONDITIONS...............................................................     A-22
                 6.1 Mutual Conditions...............................................     A-22
                 6.2 Conditions to Obligations of Canji..............................     A-22
                 6.3 Conditions to Obligations of S-P and Subcorp....................     A-23
ARTICLE VII  TERMINATION AND AMENDMENT...............................................     A-23
                 7.1 Termination.....................................................     A-23
                 7.2 Effect of Termination...........................................     A-24
                 7.3 Amendment.......................................................     A-24
                 7.4 Extension; Waiver...............................................     A-24
                 7.5 Procedure Upon Termination......................................     A-24
ARTICLE VIII  CONFIDENTIALITY........................................................     A-24
                 8.1 Confidentiality.................................................     A-24
                 8.2 No Publicity....................................................     A-25
ARTICLE IX  MISCELLANEOUS............................................................     A-25
                 9.1 Survival of Representations and Warranties......................     A-25
                 9.2 Notices.........................................................     A-25
                 9.3 Interpretation..................................................     A-26
                 9.4 Counterparts....................................................     A-26
                 9.5 Entire Agreement................................................     A-26
                 9.6 Third Party Beneficiaries.......................................     A-26
                 9.7 Governing Law and Jurisdiction..................................     A-26
                 9.8 Specific Performance............................................     A-26
                 9.9 Assignment......................................................     A-26
                9.10 Expenses........................................................     A-26

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 8th day of December, 1995, by and among Schering-Plough Corporation, a New Jersey corporation ("S-P"), Canji Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of S-P ("Subcorp"), and Canji, Inc., a Delaware corporation ("Canji").

                             PRELIMINARY STATEMENTS

     A. S-P desires to acquire Canji and the research and development operations of Canji through the merger of Subcorp with and into Canji, with Canji as the surviving corporation, (the "Merger") pursuant to which each share of Canji Common Stock (as defined in Section 2.1(b)) and each share of Canji Preferred Stock (as defined in Section 2.1(c)) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive S-P Common Shares (as defined in Section 2.1(b)) as more fully provided herein.

     B. Canji desires to combine its research and development in the field of gene therapy with the worldwide pharmaceutical research and marketing capabilities of S-P and for the holders of shares of Canji Common Stock and Canji Preferred Stock (collectively, "Canji Stockholders") to receive additional consideration based upon their proportionate share of an amount, if any, determined as a percentage of the net sales (minus existing payment obligations) generated by any pharmaceutical product, device, biological material, method or process derived from the p53 gene technology, and which includes the p53 gene as an active ingredient or a material element of an active ingredient, as provided for in this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Canji as soon as practicable following the satisfaction or waiver of each of the conditions set forth in
Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Canji shall continue its existence under the laws of the State of Delaware under the name "Canji, Inc.". Canji, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 252(c) of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of S-P, One Giralda Farms, Madison, New Jersey 07940, or such other place as the parties may agree on the date (the "Closing Date") set by S-P, which date shall be as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof.

     1.3 Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (a) the Certificate of Incorporation of Subcorp as in effect immediately prior to the Effective Time and as attached hereto as Exhibit 1.4(i) shall be the Certificate of Incorporation of the Surviving

Corporation and (b) the By-laws of Subcorp in effect immediately prior to the Effective Time and as attached hereto as Exhibit 1.4(ii) shall be the By-laws of the Surviving Corporation, in each case until amended in accordance with the DGCL.

     1.5 Directors and Officers. From and after the Effective Time, the officers and directors of Subcorp shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Canji, or (b) otherwise carry out the provisions of this Agreement, Canji and its officers and directors immediately prior to the Effective Time shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Canji or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger, automatically and without any action on the part of S-P, Subcorp, Canji or any Canji Stockholder:

          (a) Each share of common stock, $10.00 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding common stock of the Surviving Corporation.

          (b) Each share of common stock $0.01 par value of Canji ("Canji Common Stock") and each share of preferred stock $0.01 par value of Canji ("Canji Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as such term is defined in Section 2.5, and other than any shares ("S-P Canji Shares") of Canji Common Stock or Canji Preferred Stock which are held, directly or indirectly, by Subcorp or any direct or indirect parent of Subcorp, including the one million shares of Canji Series I Preferred Stock held by S-P), shall be converted into and represent (i) the number of common shares, $1.00 par value, of S-P, fully paid and non-assessable ("S-P Common Shares") rounded to the nearest ten-thousandth of a share) (the "Exchange Ratio") equal to the quotient obtained (x) by dividing $54.5 million by the sum of the total number of shares of Canji Common Stock and the total number of shares of Canji Preferred Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares, but excluding the S-P Canji Shares), the total number of shares of Canji Common Stock and Canji Preferred Stock required to be reserved for issuance upon the exercise of all warrants, options (excluding the Unvested Canji Options (as defined in Section 5.3(i)(A)) to purchase up to 600,000 shares of Canji Common Stock and/or Canji Preferred Stock identified on Exhibit 5.3(i)(A)) and other rights to purchase or otherwise receive such shares outstanding at the Effective Time (collectively, "Canji Equity Securities") and then dividing that amount by
     (y) the average of the closing prices of S-P Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the previous fifteen trading days ending on the second trading day prior to the Closing Date (the "Average Share Price") and (ii) one Participation Certificate (as defined in Section 2.4) (collectively, the "Merger Consideration"). No certificates for fractional S-P Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(b). To the extent that an outstanding share of Canji Common Stock or Canji Preferred Stock would otherwise have become a fractional S-P Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for

     Canji Common Stock or Canji Preferred Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the Average Share Price) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Canji Common Stock or Canji Preferred Stock shall be surrendered for the account of the same holder, the number of S-P Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c) Exercisable options to purchase Canji Common Stock and/or Canji Preferred Stock will be exercised immediately prior to the Merger or canceled.

          (d) Exercisable warrants and other rights, if any, to purchase Canji Common Stock and/or Canji Preferred Stock which shall not have been exercised prior to the Effective Time (and any rights to receive such shares, if any, which have not been exercised or effected prior to the Effective Time) shall be converted into and represent the right to receive the Merger Consideration less the amount of any exercise price thereof.

          (e) Each share of capital stock of Canji held in the treasury of Canji and each share of Canji Common Stock or Canji Preferred Stock which is held, directly or indirectly, by Subcorp or any direct or indirect parent of Subcorp (including the one million shares of Series I Preferred Stock held by S-P), shall be canceled and retired and no Merger Consideration or other payment shall be made in respect thereof.

          (f) In the event that prior to the Effective Time S-P shall declare a stock dividend or other distribution payable in S-P Common Shares or securities convertible into S-P Common Shares, or effect a stock split, reclassification, combination or other change with respect to S-P Common Shares, the Average Share Price and Exchange Ratio value set forth in
     Section 2.1(b) shall be adjusted to reflect such stock dividend, distribution, stock split, reclassification, combination or other change.

     2.2 Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, S-P shall deposit with Bank of New York, or such other exchange agent as may be designated by S-P (the "Exchange Agent"), for the benefit of holders of Canji Equity Securities, for exchange in accordance with this Section 2.2, certificates representing S-P Common Shares and Participation Certificates issuable pursuant to Section 2.1(b) in exchange for outstanding Canji Equity Securities and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.1(b) (such S-P Common Shares, Participation Certificates and cash, together with any stock dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Canji Equity Securities (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as S-P may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing S-P Common Shares and Participation Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of S-P Common Shares which such holder has the right to receive pursuant to Section 2.1(b), (y) that number of Participation Certificates which such holder has the right to receive pursuant to Sections 2.1(b) and 2.4 and (z) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Canji Equity Securities represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Canji Equity Securities which is not registered on the transfer records of Canji, a certificate representing the proper number of S-P Common Shares and Participation Certificates, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such Canji Equity Securities held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender certificates representing S-P Common Shares and Participation Certificates and cash in lieu of fractional shares thereof as provided in Section 2.1(b).

     (c) Distributions with Respect to Unexchanged
Certificates. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to S-P Common Shares and the Participation Certificates having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of the DGCL, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole S-P Common Shares and the Participation Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole S-P Common Shares and the Participation Certificates and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole S-P Common Shares and the Participation Certificates, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in Canji Equity Securities. All S-P Common Shares and the Participation Certificates issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Canji Equity Securities represented thereby, and there shall be no further registration of transfers on the securities transfer books of Canji Equity Securities outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2. Certificates surrendered for exchange by any person constituting an "affiliate" of Canji for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until S-P has received a written undertaking from such person as provided in Exhibit A hereto.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Certificates for six months after the Effective Time shall be delivered to S-P, upon demand thereby, and holders of Certificates who have not theretofore complied with this Section 2.2 shall thereafter look only to S-P for payment of any claim to S-P Common Shares, Participation Certificates, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) No Liability. None of S-P, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Canji Equity Securities (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares of retained Canji Equity Securities or any dividends or distributions with respect to whole Canji Equity Securities in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of S-P, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by S-P, on a daily basis. Any interest and other income resulting from such investments shall be paid to S-P upon termination of the Exchange Fund pursuant to Section 2.2(e).

     (h) Treatment of Proceeds. The proceeds of the exercise of all vested options, warrants and other rights to purchase or otherwise receive Canji Common Stock and/or Canji Preferred Stock shall remain as an asset of Canji at the Effective Time.

     2.3 Treatment of Stock Options, Warrants and Other Rights. Canji agrees to issue shares of Canji Common Stock and/or Canji Preferred Stock upon the exercise of vested Canji options, warrants and any other rights to purchase or otherwise receive such shares prior to the Effective Time.

     2.4 Canji p53 Participation Certificates. At the Effective Time, as provided by and in accordance with Section 2.1(b), each holder of Canji Equity Securities issued and outstanding immediately prior to the Effective Time shall be entitled to receive as part of the Merger Consideration a participation certificate ("Participation Certificate") which represents a corresponding and pro-rata payment of an amount, if any, determined as a percentage of the net sales (minus existing payment obligations) generated by any pharmaceutical product, device, biological material, method or process derived from the p53 gene technology, and which includes the p53 gene as an active ingredient or a material element of an active ingredient. The specific terms and conditions of the Participation Certificates will be more fully set forth in a Participation Rights Agreement substantially in the form of Exhibit 2.4 attached hereto.

     2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Canji Common Stock and Canji Preferred Stock which are outstanding immediately prior to the Effective Time and which are held by Canji Stockholders (other than Subcorp or any direct or indirect parent of Subcorp) who shall not have voted such shares in favor of the Merger and who shall have delivered to Canji a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for the Merger Consideration but, instead, the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares (with the written approval of Canji, if such withdrawal is not tendered within 60 days after the Effective Time), or (b) if any holder fails to establish his entitlement to appraisal rights as provided in such Section 262, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF S-P AND SUBCORP

     In order to induce Canji to enter into this Agreement, S-P and Subcorp hereby represent and warrant to Canji, subject to exceptions as set forth in the S-P Disclosure Schedule (as defined in Section 3.3), the following:

     3.1 Organization and Standing. Each of S-P and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. S-P is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on S-P. Subcorp is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Neither S-P nor Subcorp is in default in the performance, observance or fulfillment of any provision of its respective Certificate of Incorporation or Bylaws.

     3.2 Corporate Power and Authority. Each of S-P and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of S-P and Subcorp, subject only to receipt of requisite approvals from Canji Stockholders and Canji's, S-P's and Subcorp's Board of Directors. This Agreement has been duly executed and delivered by each of S-P and Subcorp, and constitutes the legal, valid and (subject to such stockholders' and Board of Directors' approval) binding obligation of each of Subcorp and S-P enforceable against each of them in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding thereof may be brought.

     3.3 Capitalization of S-P. As of October 31, 1995, S-P's authorized capital stock consisted solely of (a) 600,000,000 Common Shares, of which (i) 365,748,132 shares were issued and outstanding and (ii) 137,217,250 shares were issued and held in treasury. S-P is authorized to issue 50,000,000 Preferred Shares, consisting of 1,500,000 Preferred Shares designated as Series A Junior Participating Preferred Stock and 48,500,000 Preferred Shares whose designations have not yet been determined. Each outstanding share of S-P capital stock is, and all S-P Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of S-P capital stock has not been, and all S-P Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. Each Participation Certificate will be duly authorized and validly issued and not in violation of any preemptive or similar rights. Other than as set forth above or in Section 3.3 to the disclosure schedule (the "S-P Disclosure Schedule") delivered by S-P to Canji and dated the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by S-P of any securities of S-P, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of S-P.

     3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by S-P or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) subject only to the requisite Board of Directors' approval, conflict with, or result in a breach of any provision of S-P's Certificate of Incorporation or Bylaws or the Certificate of Incorporation or Bylaws of Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of S-P, Subcorp or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which S-P, Subcorp or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to S-P or Subcorp or any of its respective subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with or other notice to any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority") by S-P or Subcorp other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on S-P.

     3.5 S-P SEC Documents. S-P has timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1993 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as amended since the time of filing, collectively, the "S-P SEC Documents"). The S-P SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of S-P included in the S-P SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of S-P and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.6 Registration Statement. None of the information provided by S-P for inclusion in the registration statement on Form S-4 to be filed with the Commission by S-P under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to S-P Common Shares and Participation Certificates to be issued in the Merger and the proxy statement and form of proxy relating to the vote of Canji Stockholders with respect to the Merger and the Canji Preferred Stockholders Vote (as defined in Section 5.3(a)) (collectively and as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     3.7 Compliance with Law. Each of S-P and Subcorp is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to it or its business or properties, except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on S-P.

     3.8 No Material Adverse Change. Since September 30, 1995, there has been no material adverse change in the consolidated financial position, business, operations or consolidated results of operations of S-P and its subsidiaries taken as a whole, from that reflected in the financial statements of S-P included in the most recent S-P SEC Documents.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CANJI

     In order to induce S-P and Subcorp to enter into this Agreement, Canji hereby represents and warrants to S-P and Subcorp, subject to exceptions as set forth in the Canji Disclosure Schedule (as defined in Section 4.1), the following:

     4.1 Organization and Standing. Canji is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own,

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lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Canji is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 to the disclosure schedule (the "Canji Disclosure Schedule") delivered by Canji to S-P and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction. Canji is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended, or Bylaws. The merger of Canji, Inc. a California corporation ("Canji California") with and into Canji whereby Canji was the surviving corporation was duly authorized and validly consummated in accordance with the DGCL. For purposes of this entire Section 4, references to Canji shall include Canji California for the applicable time period.

     4.2 Subsidiaries. Canji does not own, and has never owned, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Canji is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

     4.3 Corporate Power and Authority. Canji has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the other transactions contemplated hereby by Canji Stockholders and the Board of Directors of Canji, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Canji, subject to authorization of the Merger and the other transactions contemplated hereby by Canji Stockholders and the Board of Directors of Canji. This Agreement has been duly executed and delivered by Canji and constitutes the legal, valid and (subject to such Canji Stockholders' and Board of Directors' approval) binding obligation of Canji enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought.

     4.4 Capitalization of Canji. Section 4.4 to the Canji Disclosure Schedule sets forth the authorized and outstanding capital stock of Canji. Each outstanding share of Canji capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Canji has a sufficient number of duly authorized shares of Canji Preferred Stock and Canji Common Stock reserved, but unissued, to permit the exercise of all warrants, options and other rights that are exercisable for or convertible into such shares. Such shares of Canji Common Stock and Canji Preferred Stock, upon issuance, will be validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights. Other than as set forth in Section 4.4 to the Canji Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Canji, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Canji; and Canji has no obligation of any kind to issue any additional securities or to pay for securities of Canji or any predecessor (including Canji California). The issuance and sale of all of the securities described in this Section 4.4 have been in compliance with federal and state securities laws. Section 4.4(a) to the Canji Disclosure Schedule accurately sets forth the names of, and the amount of securities of each class held by, all holders of options or warrants or other rights to purchase or which are otherwise exercisable for or convertible into Canji capital stock and the number of shares for which they are exercisable or convertible.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Canji, nor the consummation of the transactions contemplated hereby will:

          (a) subject only to the requisite Board of Directors' approval and Canji Stockholders' approval, conflict with, or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Canji;

          (b) except as set forth in Section 4.5(b) of the Canji Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the

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

     giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Canji under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Canji is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Canji or any of its respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with or other notice to any third party or any Governmental Authority, other than (i) authorization of the Merger and the other transactions contemplated hereby by Canji Stockholders, (ii) the Canji Preferred Stockholders Vote and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     4.6 Taxes.

          (a) Canji has heretofore delivered or will make available to S-P true, correct and complete copies of all federal, state, local and foreign income, franchise, sales and other Tax Returns (as defined in (b) below) filed by Canji for all taxable periods ending on or after January 1, 1990;

          (b) All returns, declarations, reports, estimates, statements, schedules or other information or document with respect to Taxes (as defined in (u) below) (collectively, "Tax Returns") required to be filed by Canji have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete. Canji is not required to file any state Tax Returns other than in the States of California and Delaware;

          (c) Canji has timely paid all Taxes due or claimed to be due from it by any federal, state, local, foreign or other taxing authority;

          (d) There are no liens for Taxes upon any of the assets of Canji except liens for taxes not yet due and payable;

          (e) No Tax Returns of Canji have been examined by the Internal Revenue Service (the "Service"). No deficiency for any Taxes has been proposed, asserted or assessed against Canji that has not been resolved and paid in full. There are no outstanding waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Canji (including the time for filing of Tax Returns or paying Taxes) and Canji has no pending requests for any such waivers, extensions, or comparable consents;

          (f) Canji has not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a material adverse effect on Canji;

          (g) Canji has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code") or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

          (h) Other than as set forth in Schedule 4.6(h) to the Canji Disclosure Schedule, no audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of Canji, and Canji has not received a written notice of any pending audits or proceedings. Schedule 4.6(h) to the Canji Disclosure Schedule sets forth the nature of any such audit or proceeding, the type of Tax Return, any deficiencies proposed, asserted or assessed and the amount thereof and the tax year in question;

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

          (i) Canji is not a party to and Canji is not bound by or has any obligation under, any Tax sharing, allocation or indemnity agreement or similar contract or arrangement;

          (j) There are no outstanding requests, agreement, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Canji;

          (k) No power of attorney granted by Canji with respect to any Taxes is currently is force;

          (l) Canji has not, with regard to any assets or property held, acquired or to be acquired, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Canji;

          (m) Canji is not and has not been a "United States real property holding company" (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

          (n) As of the Effective Time, the requirements of Section 1445(b)(3)(B) of the Code will be satisfied with respect to Canji;

          (o) Canji has not filed any election to be an "S corporation" within the meaning of Section 1362(a) of the Code or under any analogous provision of state or local law;

          (p) Canji had available as of December 31, 1994 "net operating losses" (within the meaning of Section 172(c) of the Code) in excess of approximately $16 million and as of November 30, 1995 "net operating losses" of approximately $2 million for financial statement purposes;

          (q) Canji has not participated in, or cooperated with, an "international boycott" within the meaning of Section 999 of the Code;

          (r) The charges, accruals and reserves for Taxes reflected on the books of Canji are adequate under GAAP to cover the Tax liabilities accruing or payable by Canji in respect of periods prior to the date hereof and Canji will not have any liability for Taxes in excess of the amounts paid or reserved;

          (s) Canji is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes;

          (t) Canji is not subject to liability for Taxes of any other person, including, without limitation, liability arising from the application of U.S. Treasury Regulation sec.1.1502-6 or any analogous provision of Tax law.

          (u) For purposes of this Agreement, "Taxes" (including, with correlative meaning, the term "Tax") shall include all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

     4.7 Compliance with Law. To the best knowledge of Canji, Canji is in compliance with, and at all times since January, 1990 has been in compliance with, all Applicable Laws relating to Canji or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act (including, but not limited to, Good Laboratory Practices), Controlled Substance Acts and Dangerous Drugs Acts, except for immaterial failures to be in compliance therewith which, to the extent known, have been remedied.

     4.8 Proprietary Rights. To the best knowledge of Canji, none of the Proprietary Rights (defined below and more fully set forth in Section 4.8 to the Canji Disclosure Schedule) of Canji infringe upon or violate the rights of any person, firm, corporation, or other legal entity. For purposes of this Agreement, the term "Proprietary Rights" shall mean with respect to any person or entity: (a) all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos and copyrights and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which such person or entity owns or has the right to use or to which such person or entity is a party; and (b) all filings, registrations or issuances of any of the foregoing with or by any Governmental Authority. To the best knowledge of Canji, all applications relating to its Proprietary Rights which have been filed have been properly filed and Section 4.8 to the Canji Disclosure Schedule lists all filed and pending patent applications, the territories where filed, the date and the status of each such application. Canji has no reason to believe (subject to normal prosecution before the Patent and Trademark Office) that any pending patent application will not issue and Canji has made available to S-P all relevant documents relating to all Proprietary Rights. Other than the Proprietary Rights set forth in Section 4.8 to the Canji Disclosure Schedule, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, license, sublicense, or other such right is necessary for the operation of the business of Canji. Canji owns all Proprietary Rights necessary for the operation of the business of Canji. To the best knowledge of Canji, the business of Canji has not been and is not conducted in contravention of any Proprietary Right of any third party. Except as set forth in Section 4.8(a) to the Canji Disclosure Schedule,
(i) no person or entity has a right to receive from, or has an obligation to pay to, Canji a royalty or similar payment in respect of any Proprietary Right, whether or not pursuant to any contractual arrangement entered into by Canji and
(ii) Canji has not licensed any of its Proprietary Rights.

     4.9 Title to and Condition of Properties. Canji owns or holds under valid leases all real property, machinery and equipment necessary for the conduct of the business of Canji as presently conducted. Section 4.9 to the Canji Disclosure Schedule lists all real property, machinery and equipment leases which have a value in excess of $25,000 or which provide for annual payments in excess of $25,000.

     4.10 Registration Statement. None of the information provided by Canji for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of filing and mailing to Canji Stockholders, will be false or misleading with respect to any material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.11 Litigation. There is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the best knowledge of Canji, threatened against Canji. Canji is not subject to any outstanding order, writ, injunction or decree. Except as set forth in Section 4.11 to the Canji Disclosure Schedule, since January, 1990 (i) there has not been any Action asserted or, to the best knowledge of Canji, threatened against Canji relating to Canji's method of doing business or its relationship with past, existing or future licensees of any Proprietary Rights of Canji, (ii) Canji has not been subject to any outstanding order, writ, injunction or decree relating to Canji's method of doing business or its relationship with past, existing or future licensees of any Proprietary Rights and (iii) there has not been any Action asserted or, to the best knowledge of Canji, threatened against Canji relating to any claim of infringement by Canji of any third party's intellectual property rights.

     4.12 Employee Benefit Plans.

     (a) For purposes of this Section 4.12, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or

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

     Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Canji or to which Canji contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of
     Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) Section 4.12 to the Canji Disclosure Schedule lists all Plans. With respect to each Plan, Canji has made available to S-P a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Service, if any.

     (c) The Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan the related trust.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums required to be paid with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made and through the Closing Date will be timely made.

     (e) To the best knowledge of Canji, Canji has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Canji under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Canji or any of its ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

     (g) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Canji following the Closing. Without limiting the generality of the foregoing, Neither Canji nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, Canji has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except as described in Section 4.12(i) to the Canji Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Canji. Without limiting the generality of the foregoing, no amount paid or payable by Canji (A) in connection with the transactions contemplated hereby or (B) otherwise either solely as a result thereof or as a result of such transactions in conjunction with any other payments or events will be an "excess parachute payment" within the meaning of
Section 280G of the Code. Section 4.12(i) to the Canji Disclosure Schedule sets forth a schedule of the accelerated vesting of Canji options.

     (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of Canji to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

     4.13 Contracts. Section 4.13 to the Canji Disclosure Schedule lists all presently existing written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which Canji is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Canji's business which have a remaining value in excess of $25,000, (b) joint venture, partnership and like agreements, (c) Contracts which are service contracts or equipment leases involving payments by Canji of more than $25,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Canji to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limiting the freedom of S-P or its subsidiaries (other than Canji) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Canji, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $25,000 and not cancelable by Canji (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $25,000, letters of credit or other agreements or instruments of Canji or commitments for the borrowing or the lending of amounts in excess of $25,000 or by Canji or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Canji, (k) Contracts involving research collaborations, joint ventures or contract research or any other arrangement whereby Canji receives milestone payments or is entitled to a royalty or which create any future obligations to or from Canji with respect to any Proprietary Rights, (l) Contracts with or for the benefit of any Affiliate of Canji, (m) Contracts for employment of any director, officer, employee or consultant of Canji and (n) Any Contract whereby Canji would reasonably be expected to pay or receive in excess of $25,000 annually. All such Contracts are valid and binding obligations of Canji and, to the knowledge of Canji, the valid and binding obligation of each other party thereto. Neither Canji nor, to the knowledge of Canji, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract. For purposes of this Agreement, the term "Affiliate" shall mean any person, association, partnership, corporation or other entity that directly or indirectly through one or more intermediates controls, is controlled by, or is under common control with such person, association, partnership, corporation or other entity.

     4.14 Officers and Employees. Section 4.14 to the Canji Disclosure Schedule sets forth the names of all directors and officers of Canji, the total salary, bonus, fringe benefits and perquisites each received in the year ended December 31, 1994, and any changes to the foregoing which have occurred subsequent to December 31, 1994; Section 4.14 to the Canji Disclosure Schedule also lists and describes the current compensation (including salary, bonus, fringe benefits and perquisites, if applicable) of all other employees of Canji. Except as disclosed in Section 4.14 to the Canji Disclosure Schedule, there are no other forms of compensation paid to any such director, officer or employee of Canji. Except as set forth in Section 4.14 to the Canji Disclosure Schedule, no officer, director, or employee of Canji or any other Affiliate of Canji provides or causes to be provided to Canji any material assets, services or facilities and Canji does not provide or cause to be provided to any such officer, director, employee or Affiliate any material assets, services or facilities.

     4.15 Labor Relations. Canji is not a party to any collective bargaining agreement and there is no unfair labor practice complaint against Canji pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Canji, threatened against or involving Canji.

     4.16 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Canji as of October 31, 1995 or (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, Canji does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on Canji.

     4.17 Collaborator and Supplier Relationships. The relationships of Canji with its research collaborators and suppliers, under written contract or otherwise, are valid and in full force and effect and no party thereto is in default of any material obligation thereunder or has given notice of default to any other party thereunder. Canji has not received notice that any party to such contracts, agreements, arrangements or commitments intends to exercise any right to cancellation or termination thereunder or to exercise or not exercise any option thereunder. All liabilities and obligations of Canji required to be paid or performed on or prior to the Effective Time under such contracts, agreements, arrangements or commitments as to which Canji or any of its Affiliates will be liable or bound after the Effective Time have been or will at the Effective Time have been duly paid or performed in all material respects. The execution of this Agreement, the Merger and the other transactions contemplated hereby will not otherwise materially adversely affect the relationships of Canji with such research collaborators or suppliers.

     4.18 Operation of Canji's Business. Since January 1, 1995 through the date of this Agreement, Canji has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in Canji's books and records or the Canji Disclosure Schedule. Section 4.18 to the Canji Disclosure Schedule describes each termination, nonrenewal or material amendment that has occurred with respect to any Contract with any licensee of Proprietary Rights, from January 1, 1995 to the date hereof.

     4.19 Permits; Compliance. To the best knowledge of Canji, Canji is in possession of all grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Canji Permits"), and there is no Action pending or, to the knowledge of Canji, threatened regarding suspension or cancellation of any of the Canji Permits. Canji is not in conflict with, or in default or violation of any Applicable Law (including, without limitation, the Federal Controlled Substances Act of 1970, tit. II, 84 Stat. 1242, the Food, Drug and Cosmetic Act, 21 U.S.C. sec. 301 et seq.(including, but not limited to, Good Laboratory Practices), Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts and all rules of professional conduct applicable thereto and applicable to Canji or by which any of its properties is bound or subject or (c) any of the Canji Permits. During the period commencing from Canji's inception and ending on the date hereof, Canji has not received any notification with respect to possible conflicts, defaults or violations of any Applicable Laws.

     4.20 Environmental Matters.

     (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances, radioactive materials or isotopes, medical, biohazardous or infectious materials, or other wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, ordinances, plans or regulations issued, entered, promulgated or approved thereunder.

     (b) Except as set forth on Section 4.20 (b) to the Canji Disclosure Schedule, to the best knowledge of Canji, Canji is in compliance with the Environmental Laws and there are, with respect to Canji or any predecessor, no past or present violations of Environmental Laws, no releases of any Hazardous Material into the environment that exceed permit levels or that exceed a reportable quantity or otherwise would cause or trigger some response by a Governmental Authority, no actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any statutory or common law environmental liability, or no liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and Canji has received no notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing.

     (c) To the best knowledge of Canji, no Hazardous Materials, including, without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB compounds, in excess of legally permitted levels, were or are contained on or about any real property currently or previously owned, leased or used by Canji, nor have such substances in excess of legally permitted levels been used in the construction, repair or alteration of any portion of any of such real property.

     (d) To the best knowledge of Canji, there are no underground storage tanks on or under any real property currently or previously owned, leased or used by Canji.

     (e) To the best knowledge of Canji, Canji has obtained all the necessary permits, licenses, financial assurances, authorizations, and similar approvals for all of its operations that are required by the Environmental Laws and that such permits, licenses, and authorizations will be valid at the Effective Time.

     (f) Canji has no knowledge or reason to believe that there exists in the area adjacent to and surrounding any real property owned, leased or used by Canji any contamination or condition caused by Hazardous Materials, whether caused by the owner of the real property, other tenants, neighbors, or third parties.

     (g) Canji has no knowledge or reason to believe that there is any contamination or condition caused by the presence of Hazardous Materials, from whatever source, that would affect its continued ownership, use or occupancy of any real property.

     (h) To the best knowledge of Canji, there are no regulatory or medical problems caused by any single or multiple releases of radioactive isotopes or similar materials within or around the premises and Canji is not aware of conditions that could give rise to any medical or related claims by an employees or third parties relating to the use, handling, or storage of radioactive material.

     (i) Section 4.20(i) to the Canji Disclosure Schedule lists, and Canji has furnished or made available to S-P, copies of all third party environmental or other reports prepared by or for Canji with respect to the real property owned, leased or used by Canji.

     4.21 OSHA Matters. To the best knowledge of Canji, Canji is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws or regulations of any foreign, state or local jurisdiction ("OSHA"). Canji has not received any citation from the Occupational Safety and Health Administration or any other OSHA authority or inspector alleging non-compliance with OSHA, which noncompliance has not been corrected or remedied to the satisfaction of such OSHA authority or inspector. Regardless of their nature, Canji has heretofore provided S-P with copies of all citations heretofore issued to Canji under OSHA and copies of all material correspondence from and to the Occupational Safety and Health Administration, any other OSHA authority and any inspectors during the past three (3) years.

     4.22 Insurance. Section 4.22 to the Canji Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by Canji on the date hereof and which afford coverage to Canji, its assets or business. As of the date hereof, all such policies, binders and programs are in full force and effect, and, as of the Effective Time, all such policies, binders and programs (or renewals or replacements thereof, as applicable) will be in full force and effect. All premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and, as of the Effective Time, all premiums with respect thereto (or with respect to renewals or replacements thereof, as applicable) will be paid to the extent due. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable) and, as of the Effective Time, no notice of cancellation or termination will have been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable).

     4.23 DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Canji has taken all action necessary to exempt or make inapplicable under (a) Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares in favor of: (i) the execution of this Agreement, (ii) the Merger, (iii) the Canji Preferred Stockholders Vote and (iv) the other transactions contemplated hereby.

     4.24 Brokerage and Finder's Fees. Neither Canji nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Canji, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.24 to the Canji Disclosure Statement discloses a bona fide estimate of the aggregate amount of all fees and expenses currently owed as of the date of this Agreement to all attorneys, accountants and investment bankers and reasonably expected to be incurred by Canji on a going forward basis to all attorneys, accountants and investment bankers in connection with the Merger regardless of when such services were rendered ("Merger Fees").

     4.25 Financial Data. Canji has provided to S-P unaudited financial statements, including, but not limited to, an Income Statement and Statement of Liabilities and Stockholders' Equity, for the six months ended June 30, 1994 and June 30, 1995, and a Balance Sheet as of October 31, 1995 (collectively, the "Financial Data"). Such Financial Data were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in notes or schedules thereto) ("GAAP") and are true, complete and correct as of or for the dates indicated therein and fairly present the financial position of Canji as of the dates thereof and changes in financial position for the periods then ended. Prior to the Closing Date, Canji agrees to provide to S-P an Income Statement, Balance Sheet, Statement of Liabilities and Stockholders' Equity and Statement of Cash Flow dated as of November 30, 1995 which financial statements shall be prepared in accordance with GAAP (excluding footnotes or schedules thereto) subject to normal year-end adjustments and which shall be true, complete and correct as of or for such date and shall fairly present the financial position of Canji as of such date and changes in financial position for the periods then ended. Canji further agrees to provide to S-P such financial statements as are given to Canji Stockholders for Canji's Stockholder meetings.

     4.26 Future Sales by Canji Stockholders of S-P Common Shares. The officers of Canji are not aware of any holders of Canji Equity Securities who have any present intention or plan to sell or otherwise transfer the S-P Common Shares that they will receive in the Merger in the near future following the Merger which would reduce the Canji Stockholders' ownership of the S-P Common Shares received in the Merger to less than 50% of the value of all Canji Common Stock or Canji Preferred Stock outstanding immediately prior to the Merger.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

     (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     (b) Other Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of any Governmental Authority or other third party that it may be required to give, make or obtain.

     (c) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, S-P and Canji shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     (d) Certificate of Merger. Subject to the terms and conditions of this Agreement, Subcorp and Canji shall cause the Certificate of Merger to be prepared and properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL at the Effective Time.

     (e) Tax Treatment of Merger. The parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code. The parties shall use their reasonable best efforts, to the extent permitted by the other terms and conditions of this Agreement and the Exhibits hereto, to consummate the Merger in a manner which will cause it to qualify as such a "reorganization."

     (f) Conveyance Taxes. S-P and Canji shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (A) any real property transfer gains, sales, use, transfer, value-added, stock transfer, and stamp taxes, (B) any recording, registration and other fees, and (C) any similar taxes or fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     5.2 Covenants of S-P.

     (a) Preparation of S-P Registration Statement. S-P shall use all reasonable efforts to prepare and file the Registration Statement with the Commission as promptly as practicable following the Board of Directors' approvals of S-P, Subcorp and Canji, as contemplated by this Agreement, and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. As promptly as practicable following the Board of Directors' approvals of S-P, Subcorp and Canji, as contemplated by this Agreement, S-P shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and any applicable state laws of similar effect (collectively, "Other Filings"). S-P will promptly notify Canji of the receipt of any comments from the Commission or its staff and of any request of the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement included therein, or any Other Filings or for additional information, and will supply Canji with copies of all correspondence between S-P or any of its representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any of the Other Filings. The Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law. If at any time prior to the Effective Time, to the best knowledge of S-P, any event shall occur which would be required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or any of the Other Filings, S-P shall promptly inform Canji of such occurrence.

     (b) Notification of Certain Matters. S-P shall give prompt notice to Canji of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any material failure of S-P to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(b) shall not limit or otherwise affect the remedies available hereunder to Canji.

     (c) Listing of S-P Common Stock. The S-P Common Stock to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

     (d) Canji Employees. S-P shall offer to employees of Canji the benefits package as described in Exhibit 5.2(d) hereof, which includes certain "pay-to-stay" benefits and certain "severance" benefits.

     (e) San Diego Location. S-P intends to retain most of the research activities currently conducted by Canji in the San Diego area following the Closing Date, and for an indefinite period thereafter. While S-P necessarily retains the sole discretionary authority to relocate some or all of Canji's research operations in the future, S-P hereby warrants that S-P has no present intention to so relocate.

     (f) Reorganization Status. On or prior to the first anniversary of the Closing Date, S-P and the Surviving Corporation shall not (a) cease to conduct the business of the Surviving Corporation, (b) dispose, transfer or distribute a significant portion of the assets of the Surviving Corporation, other than sales in the ordinary course of business, (c) dispose of the stock of the Surviving Corporation, or (d) repurchase the S-P Common Shares issued to Canji Stockholders in the Merger, unless prior to taking such action, S-P and the Surviving Corporation shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that such action should not cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     5.3 Covenants of Canji.

     (a) Canji Stockholders Meeting and Other Matters. At the earliest practicable date, Canji shall take all requisite action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation and Bylaws necessary to obtain the requisite consent and approval of Canji Stockholders with respect to the Merger, this Agreement and the other transactions contemplated hereby and to obtain the requisite consent and approval of holders of Canji Preferred Stock to the amendment to Canji's Certificate of Incorporation to provide for the distribution of the Merger Consideration among the holders of the Canji Common Stock and the Canji Preferred Stock on an equal pro rata basis in accordance with Section 2.1(b), without any preference to any share of Canji Preferred Stock (the "Canji Preferred Stockholders Vote"). At the earliest practicable date, Canji shall take all requisite action in accordance with the federal securities laws, the DGCL and the operative certificates, documents and agreements governing the rights of all holders of all warrants, options and other rights to purchase or otherwise receive shares of Canji Common Stock and/or Canji Preferred Stock to inform such holders of the Merger, the Canji Preferred Stockholders Vote and the other transactions contemplated by this Agreement in order to permit them to exercise their rights thereunder.

     (b) Information for the Registration Statement and Preparation of Canji Proxy Statement. Canji shall furnish S-P with all information concerning it as may be required for inclusion in the Registration Statement. Canji shall cooperate with S-P in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to Canji contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Canji shall promptly so inform S-P and provide S-P with the information necessary to make statements contained therein not false and misleading. Canji shall, as soon as is reasonably practicable, prepare and deliver to S-P the Proxy Statement for inclusion in the Registration Statement with the Commission on a confidential basis. Canji shall use all reasonable efforts to mail at the earliest practicable date to holders of Canji Equity Securities the Proxy Statement, which shall include all information required under applicable law to be furnished to holders of Canji Equity Securities in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of Canji's Board of Directors in favor of the Merger.

     (c) Conduct of Canji's Operations. During the period from the date of this Agreement to the Effective Time, Canji shall conduct its normal operations and shall use its reasonable efforts in order to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with research collaborators, suppliers, licensees, licensors and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. In addition, during the period from the date of this Agreement to the Effective Time, Canji shall permit a scientific advisor, designated by S-P, who is reasonably satisfactory to Canji, to be present at Canji's premises, to be consulted on all research and development activities, to monitor the day-to-day operations of Canji and to oversee transitional matters prior to the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Canji shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of S-P, which consent shall not be unreasonably withheld:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, (C) grant any person any right to acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock, excepting, however, vesting of existing stock options, as set forth in Section 5.3(c)(i) to the Canji Disclosure Schedule, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase Canji Common Stock, exercise of warrants, or conversion of preferred shares), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sell, transfer, pledge, lien, mortgage, encumber or otherwise dispose of any of its Proprietary Rights or other assets or make any materials transfer thereof other than materials transfers required by valid materials transfer agreements in existence on the date of this Agreement;

          (iii) make or propose any changes in its Certificate of Incorporation or Bylaws;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person in connection with any disclosure of the Proprietary Rights;

          (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (vi) create any subsidiaries or enter into any partnership agreements, joint venture arrangement or any research collaborations;

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases previously scheduled which were granted in the ordinary course, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

          (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

          (ix) settle any Actions, whether now pending or hereafter made or brought;

          (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.13 to the Canji Disclosure Schedule, any other material Contract to which Canji is a party or any confidentiality agreement to which Canji is a party;

          (xi) incur or commit to any capital expenditures, obligations or liabilities beyond the purchase or lease of the items listed on Section 5.3(c)(xi) to the Canji Disclosure Schedule;

          (xii) grant any licenses to any third party of any of its Proprietary Rights or any asset or property of Canji;

          (xiii) pay any Merger Fees in excess of the amount set forth in
     Section 4.24 to the Canji Disclosure Schedule;

          (xiv) take any action to exempt or make inapplicable under (x) Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than S-P or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xv) enter into or carry out any other transaction other than in the ordinary and usual course of business;

          (xvi) agree in writing or otherwise to take any of the foregoing actions; or

          (xvii) make any Tax election or settle or compromise any income Tax liability or file any income tax return prior to the last day (including extensions) prescribed by law.

Notwithstanding the foregoing, Canji may make loans to Canji employees to enable the employees to exercise options to purchase Canji Common Stock and/or Canji Preferred Stock, so long as the aggregate of all such loans do not exceed $75,000 and the loans provide that they are required to be repaid to the Surviving Corporation within six (6) months.

     (d) Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Canji shall permit representatives of S-P, in conjunction with this Agreement, to have appropriate access at all reasonable times to Canji's premises, properties, books, records, Contracts, tax records, documents, and suppliers. Information obtained by S-P in connection with this Agreement shall be subject to the confidentiality provisions set forth in Article VIII.

     (e) No Solicitation. Canji agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any directors, officers, Canji Stockholders, warrant holders, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Canji, or acquisition of any capital stock or any material portion of the assets of Canji, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than S-P, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Canji may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction if the Board or Directors of Canji determines in good faith by a majority vote, based upon a written opinion from its outside legal counsel (a copy of which is provided to S-P), that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, in the written opinion of its independent financial advisor more favorable to Canji Stockholders from a financial point of view than the transactions contemplated by this Agreement. From and after the execution of this Agreement, Canji shall immediately advise S-P in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to S-P a copy of any such proposal in addition to any information provided to or by any third party relating thereto.

     (f) Affiliates of Canji. Canji shall use all reasonable and good faith efforts to cause each such person who may be at the Effective Time an "affiliate" of Canji for purposes of Rule 145 under the Securities Act, to execute and deliver to S-P the written undertakings in the form attached hereto as Exhibit A as soon as practicable, but in no event later than the Closing Date.

     (g) Notification of Certain Matters. Canji shall give prompt notice to S-P of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any material failure of Canji to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(g) shall not limit or otherwise affect the remedies available hereunder to S-P.

     (h) Appraisal Rights. Canji shall not settle or compromise any claim for appraisal rights prior to the Effective Time without the prior written consent of S-P.

     (i) Unvested Canji Options.

          (A) Prior to the Effective Time, the Board of Directors of Canji shall take such action as is necessary to cause each of the Canji stock option plans and each unvested option to purchase Canji Common Stock and/or Canji Preferred Stock issued thereunder to be canceled immediately prior to the Effective Time (an "Unvested Canji Option"). S-P agrees to offer to each person identified on Exhibit 5.3(i)(A) to enter into a restricted stock agreement with such person to provide them with restricted S-P Common Shares of equivalent value to (and upon the same vesting schedule as) the Unvested Canji Options that they had immediately prior to the Effective Time. The S-P Common Shares shall be valued at the Average Share Price. Holders of such Unvested Canji Options will not be entitled to receive Participation Certificates in respect of such Unvested Canji Options. Notwithstanding the foregoing, in no event shall S-P be obligated to offer to enter into restricted stock agreements with the persons identified on
     Exhibit 5.3(i)(A) for more than Unvested Canji Options to purchase 600,000 shares of Canji Common Stock and/or Canji Preferred Stock.

          (B) Prior to the Effective Time, the Board of Directors of Canji shall take such action as is necessary to cause each of the unvested Options to purchase Canji Common Stock and/or Canji Preferred Stock listed in Section 5.3(i)(B) to be accelerated and exercised or otherwise canceled at the Effective Time of the Merger. Holders of shares of Canji Common Stock and/or Canji Preferred Stock received upon the exercise of such accelerated unvested Canji options shall be entitled to receive the Merger Consideration.

     (j) Proxy Statement/Prospectus Delivery. Canji shall deliver to each holder of Canji Equity Securities a copy of the Proxy Statement and the Prospectus in accordance with all applicable provisions of the Securities Act.

     (k) Environmental Compliance. Canji shall, in good faith, utilize all reasonable efforts to commence performing the following tasks within ten (10) days of the date of this Agreement, except where a different time period is specifically indicated below, and shall, in good faith utilize all reasonable efforts to complete such tasks prior to the Effective Time:

          (A) Canji shall, if required, notify the Metropolitan Sewerage System that Canji has increased its volume of discharge to the system and apply for either a new permit or a modification or amendment to its existing permit, which application shall correctly identify the characteristics and quantity of the industrial discharge. Prior to the Effective Time, Canji shall, in good faith, if required, utilize all reasonable efforts to obtain the new or modified permit and to negotiate a resolution of any penalties that may be imposed upon Canji as a result of Canji having exceeded the permit limit for the volume of wastewater discharged to the sewer.

          (B) Canji shall calculate the amount of radioactive material being discharged to the sewer and determine if such amount exceeds any limit in its permit. If any permit limit is being exceeded Canji shall, in good faith, utilize all reasonable efforts to implement prior to the Effective Time a system, protocol or operating procedure that prevents any exceedance of its permit.

          (C) Canji shall, in good faith, utilize all reasonable efforts prior to the Effective Time to negotiate with the California Occupational & Radiologic Health Division and resolve the items identified in the notice of violation dated November 2, 1995.

          (D) If Canji does not have an annual hazardous waste establishment permit from the San Diego County Department of Environmental Health ("SDCDEH"), Canji shall, if required, apply for such a permit.

          (E) If Canji does not have a hazardous materials permit from the SDCDEH, Canji shall, if required, apply for such a permit.

          (F) Canji shall review the local fire department rules to determine whether a permit is required for its aboveground fuel tank and, if such a permit is required, Canji shall apply for the permit.

          (G) Canji shall contact the SDCDEH and determine the status of its application for a medical waste treatment permit, and, if necessary, commence all appropriate activity to obtain a final permit.

          (H) Canji shall perform the calculations necessary to determine whether its is in compliance with Proposition 65 with respect to the emissions of any solvents or radioactivity from its laboratory hoods and, if necessary, initiate appropriate steps to comply with Proposition 65.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, no Action instituted by any Governmental Authority which seeks to prevent consummation of the Merger shall be outstanding and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) The Merger, this Agreement and the other transactions contemplated hereby shall have been duly approved by Canji Stockholders in the manner required by any Applicable Law and the requisite Canji Preferred Stockholders Vote shall have been duly received in the manner required by any Applicable Law.

          (c) The Commission shall have declared the Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened by the Commission or entered by the Commission or any state securities administrator.

     6.2 Conditions to Obligations of Canji. The obligations of Canji to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Canji:

          (a) Each of the representations and warranties of each of S-P and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) Each of S-P and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) The Merger and the transactions contemplated hereby shall have been duly approved by the Boards of Directors of S-P and Subcorp in the manner required by any Applicable Law.

          (d) Each of S-P and Subcorp shall have furnished Canji with a certificate dated the Closing Date signed on behalf of it by its Corporate Secretary to the effect that the conditions set forth in Sections 6.2(a),
     (b) and (c) have been satisfied.

          (e) The S-P Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

          (f) Canji shall have received the legal opinion of Kevin Quinn, Staff Vice President, Associate General Counsel and Corporate Secretary, of S-P as to the validity of the S-P Common Shares to be received by Canji Stockholders in the Merger substantially in the form attached hereto as Exhibit B-1.

     6.3 Conditions to Obligations of S-P and Subcorp. The obligations of S-P to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of S-P and Subcorp:

          (a) Each of the representations and warranties of Canji set forth in
     Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) Canji shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) The Board of Directors of Canji, at a meeting duly called and held
     (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Canji Stockholders, and (ii) resolved to recommend that the Canji Stockholders approve this Agreement and the other transactions contemplated herein, including the Merger and the holders of Canji Preferred Stock consent to and approve the requisite Canji Preferred Stockholder Vote.

          (d) Canji shall have furnished S-P with a certificate dated the Closing Date signed on its behalf by its Chairman, to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

          (e) S-P shall have received the legal opinion, dated the Closing Date, of Gray Cary Ware Freidenrich substantially in the form attached hereto as Exhibit B-2.

          (f) Each of the employees of Canji identified to the Special Committee of the Board of Directors of Canji shall have executed and delivered to S-P an employment agreement in the form attached hereto as Exhibit C.

          (g) Each person who may be at the Effective Time an "affiliate" of Canji for purposes of Rule 145 under the Securities Act, shall have executed and delivered to S-P the written undertakings in the form attached hereto as Exhibit A no later than the Closing.

          (h) Canji shall have delivered to S-P an affidavit, dated as of the Closing Date, that is satisfactory to S-P and which satisfies the requirements of Section 1445(b)(3) of the Code and U.S. Treasury Regulation sec.1.1445-2(c)(3)(i).

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger and this Agreement by Canji Stockholders:

          (a) by mutual consent of S-P, Subcorp and Canji;

          (b) by either S-P and Subcorp or Canji if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either S-P and Subcorp or Canji if each of their respective Boards of Directors have not approved the Merger by December 15, 1995;

          (d) by either S-P and Subcorp or Canji if the Merger shall not have been consummated before March 31, 1996, unless extended by the Boards of Directors of S-P, Subcorp and Canji (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (e) by S-P and Subcorp if the Board of Directors of Canji shall not have, by December 15, 1995, adopted resolutions to recommend this Agreement, the Merger and the Canji Preferred Stockholder Vote in the manner set forth in Section 6.3(c), or following such date having so recommended, shall thereafter withdraw, modify or change its recommendations in a manner adverse to S-P at any time prior to the Canji Stockholders meeting to vote on the Merger and the Canji Preferred Stockholders Vote;

          (f) by S-P and Subcorp if at the meeting of Canji Stockholders (including any adjournment or postponement thereof) the requisite vote of Canji Stockholders to approve this Agreement, the Merger and the other transactions contemplated hereby and the requisite Canji Preferred Stockholders Vote shall not have been obtained.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section
7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs").

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Merger by Canji Stockholders and the requisite Canji Preferred Stockholders Vote, but after any such approval, no amendment shall be made which by law requires further approval by Canji Stockholders without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, S-P (with respect to Canji) and Canji (with respect to S-P and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.5 Procedure Upon Termination. In the event of any termination of this Agreement by any party pursuant to this Article VII, written notice thereof promptly shall be given to the other party hereto in accordance with Section 9.2 and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.

                                  ARTICLE VIII

                                CONFIDENTIALITY

     8.1 Confidentiality. S-P, Subcorp and Canji shall use only in accordance with this Agreement and shall not disclose to any third party any confidential or proprietary information, whether patentable or not, related to the subject matter of this Agreement furnished by the other party in connection with this Agreement or otherwise (the "Information") without the prior written consent of the other party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of twenty (20) years. These obligations shall not apply to Information that is required to be disclosed by law, regulation, rule, act or order of the Food and Drug Administration or any Governmental Authority or agency or a court of competent jurisdiction; provided that the receiving party gives the other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Information and thereafter discloses only the minimum Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

     8.2 No Publicity. A party may not use the name of the other party in any publicity and, except as provided in section 8.1, may not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other party. The parties shall agree on a form of initial press release that may be used by either party to describe this Agreement and the transactions contemplated hereby. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to S-P or Subcorp:

            Schering-Plough Corporation
            One Giralda Farms
            Madison, NJ 07940
            Attention:    Kevin Quinn,
                          Staff Vice President,
                          Associate General Counsel and
                          Corporate Secretary
            Telecopy No.: (201) 822-1960

        (b) if to Canji:

            Canji, Inc.
            3030 Science Park Road
            #302
            San Diego, CA 92121
            Attention:    M. Blake Ingle
                          President, CEO and CFO
            Telecopy No.: (619) 623-2036

            with a copy to

            Gray Cary Ware Freidenrich
            4365 Executive Drive
            Suite 1600
            San Diego, CA 92121
            Attention:    T. Knox Bell
            Telecopy No.: (619) 677-1477

     9.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. Signatures exchanged by facsimile shall be treated as legally binding.

     9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), and the Loan Agreement between the parties dated November 13, 1995 constitute the entire agreement among the parties and this Agreement supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, (including, but not limited to, the Letter of Intent) with respect to the subject matter hereof and thereof.

     9.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries other than (i) the rights of Canji Stockholders to receive the Merger Consideration, (ii) Sections 2.3, 5.2(d), 5.2(e), 5.2(f) and 5.3(i) and
(iii) the rights of creditors of Canji following the Merger.

     9.7 Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. The parties acknowledge their diversity (Canji having its principal place of business in California and S-P having its principal place of business in New Jersey) and agree to accept the jurisdiction of the Federal District Court in Delaware for the purposes of settling any dispute hereunder.

     9.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise), (except by S-P to an affiliate of S-P), without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the foregoing, a holder of a Participation Certificate may assign the same as specified in Exhibit 2.4 hereto.

     9.10 Expenses. Subject to the provisions of Section 7.2., S-P, Subcorp and Canji shall pay their own costs and expenses associated with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Schering-Plough Corporation, Subcorp and Canji have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                          SCHERING-PLOUGH CORPORATION

                                          By: /s/  Jack L. Wyszomierski

                                            ------------------------------------
                                            Jack L. Wyszomierski

                                          CANJI MERGER CORP.

                                          By: /s/  Jack L. Wyszomierski

                                            ------------------------------------
                                            Jack L. Wyszomierski

                                          CANJI, INC.

                                          By: /s/  M. Blake Ingle, Ph.D.

                                            ------------------------------------
                                            M. Blake Ingle, Ph.D.

                             INDEX TO DEFINED TERMS

Action.............................................................  Page 11, Section 4.11
Affiliate..........................................................  Page 13, Section 4.13
Agreement..........................................................  Page 1, 1st Paragraph
Applicable Laws....................................................  Page 17, Section 3.7
Average Share Price................................................  Page 2, Section 2.1(b)
Canji..............................................................  Page 1, 1st Paragraph
Canji California...................................................  Page 8, Section 4.1
Canji Common Stock.................................................  Page 2, Section 2.1(b)
Canji Disclosure Schedule..........................................  Page 8, Section 4.1
Canji Equity Securities............................................  Page 2, Section 2.1(b)
Canji Permits......................................................  Page 14, Section 4.19
Canji Preferred Stock..............................................  Page 2, Section 2.1(b)
Canji Preferred Stockholders Vote..................................  Page 18, Section 5.3(a)
Canji Stockholders.................................................  Page 1, Paragraph B
Certificate of Merger..............................................  Page 1, Section 1.2
Certificates.......................................................  Page 3, Section 2.2(b)
Closing............................................................  Page 1, Section 1.2
Closing Date.......................................................  Page 1, Section 1.2
Code...............................................................  Page 9, Section 4.6(g)
Commission.........................................................  Page 7, Section 3.5
Competing Transaction..............................................  Page 20, Section 5.3(e)
Contract...........................................................  Page 13, Section 4.13
Controlled Group Liability.........................................  Page 11, Section 4.12(a)
Costs..............................................................  Page 24, Section 7.2
DGCL...............................................................  Page 1, Section 1.1
Delaware Secretary of State........................................  Page 1, Section 1.2
Dissenting Shares..................................................  Page 5, Section 2.5
Effective Time.....................................................  Page 1, Section 1.2
Environmental Laws.................................................  Page 14, Section 4.20(a)
ERISA..............................................................  Page 11, Section 4.12(a)
ERISA Affiliate....................................................  Page 11, Section 4.12(a)
Exchange Act.......................................................  Page 7, Section 3.5
Exchange Agent.....................................................  Page 3, Section 2.2(a)
Exchange Fund......................................................  Page 3, Section 2.2(a)
Exchange Ratio.....................................................  Page 2, Section 2.1(b)
Financial Data.....................................................  Page 16, Section 4.25
GAAP...............................................................  Page 16, Section 4.25
Governmental Authority.............................................  Page 6, Section 3.4(d)
Hazardous Materials................................................  Page 14, Section 4.20(a)
Information........................................................  Page 24, Section 8.1
Merger.............................................................  Page 1, Paragraph A

Merger Consideration...............................................  Page 2, Section 2.1(b)
Merger Fees........................................................  Page 16, Section 4.24
Multiemployer Plan.................................................  Page 12, Section 4.12(f)
Multiple Employer Plan.............................................  Page 12, Section 4.12(f)
NYSE...............................................................  Page 2, Section 2.1(b)
NYSE Composite Tape................................................  Page 2, Section 2.1(b)
OSHA...............................................................  Page 15, Section 4.21
Other Filings......................................................  Page 17, Section 5.2(a)
Participation Certificate..........................................  Page 5, Section 2.4
Plans..............................................................  Page 12, Section 4.12(a)
Proprietary Rights.................................................  Page 11, Section 4.8
Prospectus.........................................................  Page 7, Section 3.6
Proxy Statement....................................................  Page 7, Section 3.6
Qualified Plan.....................................................  Page 12, Section 4.12(c)
Registration Statement.............................................  Page 7, Section 3.6
SDCDEH.............................................................  Page 21, Section 5.3(k)(D)
Securities Act.....................................................  Page 4, Section 2.2(d)
Service............................................................  Page 9, Section 4.6(e)
S-P................................................................  Page 1, 1st Paragraph
S-P Common Shares..................................................  Page 2, Section 2.1(b)
S-P Disclosure Schedule............................................  Page 6, Section 3.3
S-P SEC Documents..................................................  Page 7, Section 3.5
Subcorp............................................................  Page 1, 1st Paragraph
Surviving Corporation..............................................  Page 1, Section 1.1
Tax................................................................  Page 10, Section 4.6(u)
Tax Returns........................................................  Page 9, Section 4.6(b)
Unvested Canji Option..............................................  Page 21, Section 5.3(iA)

                                                                         ANNEX B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Registrant's Certificate of Incorporation provides that, directors and officers of the Registrant shall not be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such persons' duty of loyalty to the Registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such persons of an improper personal benefit.

     The Certificate of Incorporation of the Registrant also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a "proceeding"), by reason of his or her being or having been a director, officer, employee, or agent of the Registrant or of any constituent corporation absorbed by the Registrant in a consolidation or merger, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (whether or not for profit), serving as such at the request of the Registrant or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorneys' fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Registrant. The right to indemnification created by the Certificate of Incorporation shall be a contract right and shall include the right to be paid by the Registrant the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the New Jersey Business Corporation Act so requires, the payment of such expenses in advance of the final disposition of a proceedings shall be made only upon receipt by the Registrant of an undertaking, by or on behalf of such director, officer, employee, or agent to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified under the Certificate of Incorporation or otherwise. The right to indemnification and advancement of expenses provided by or granted pursuant to the Certificate of Incorporation shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.

     The Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of such person's being or having been such a director, officer, employee or agent, whether or not the Registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Certificate of Incorporation or otherwise. The Registrant maintains such insurance on behalf of its directors and officers.

     The foregoing statements are subject to the detailed provisions of the New Jersey Business Corporation Act and the Registrant's Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.  See Exhibit Index.

     (b) Financial Statement Schedules.  Not Applicable.

     (c) Report, Opinion or Appraisal.  Not Applicable.

ITEM 22.  UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     D. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     F. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     G. The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madison, State of New Jersey, on December 18, 1995.

                                          SCHERING-PLOUGH CORPORATION
                                                       (Registrant)

                                          By                  *

                                            ------------------------------------
                                            Name: Robert P. Luciano
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 18, 1995.

                 SIGNATURES                                               TITLE
---------------------------------------------                --------------------------------
                          *                                  Chairman of the Board, Chief
---------------------------------------------                Executive Officer and Director
                  Robert P. Luciano                          (Principal Executive Officer)


                          *                                  Executive Vice
---------------------------------------------                President -- Finance (Principal
                 Harold R. Hiser, Jr.                        Financial Officer)


                          *                                  Vice President and Controller
---------------------------------------------                (Principal Accounting Officer)
                   Thomas H. Kelly


                          *                                  Director
---------------------------------------------
                   Hans W. Becherer


                          *                                  Director
---------------------------------------------
                  David C. Garfield


                          *                                  Director
---------------------------------------------
                 Regina E. Herzlinger


                          *                                  Director
---------------------------------------------
                  Hugh A. D'Andrade


                          *                                  Director
---------------------------------------------
                  Richard J. Kogan

                 SIGNATURES                                               TITLE
---------------------------------------------                --------------------------------
                          *                                  Director
---------------------------------------------
H. Barclay Morley
                          *                                  Director
---------------------------------------------
Carl E. Mundy, Jr.
                          *                                  Director
---------------------------------------------
Richard de J. Osborne
                          *                                  Director
---------------------------------------------
Patricia F. Russo
                          *                                  Director
---------------------------------------------
William A. Schreyer
                          *                                  Director
---------------------------------------------
Robert F. W. van Oordt
                          *                                  Director
---------------------------------------------
Romeo J. Ventres
                          *                                  Director
---------------------------------------------
James Wood
*By:       /s/  Jack L. Wyszomierski
---------------------------------------------                Attorney-in-fact

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                                   DESCRIPTION                                  PAGE
    ------    --------------------------------------------------------------------------  ----
      2.1     Agreement and Plan of Merger, dated as of December 8, 1995, by and among
              Schering-Plough Corporation, Canji Merger Corp. and Canji, Inc., without exhibits and disclosure schedules (included as Annex A to the Proxy
              Statement/Prospectus included in this Registration Statement). The
              Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request................................
      3.1     Schering-Plough Corporation's Certificate of Incorporation, as amended and currently in effect, filed as Exhibit 3(i) to Schering-Plough
              Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30,
              1995 (File No. 1-6571), is incorporated herein by reference...............
      3.2     Schering-Plough Corporation's By-Laws, as amended and currently in effect, filed as Exhibit 4(b) to Schering-Plough Corporation's Registration
              Statement No. 33-19013, are incorporated herein by reference..............
      4.1     Rights Agreement, dated as of July 25, 1989, between Schering-Plough
              Corporation and The Bank of New York, filed as Exhibit 4 to
              Schering-Plough Corporation's Quarterly Report on Form 10-Q for the
              quarter ended June 30, 1989 (File No. 1-6571), is incorporated herein by reference.................................................................
      4.2     Indenture, dated as of November 1, 1982, between Schering-Plough
              Corporation and The Chase Manhattan Bank, N.A., as Trustee, filed as
              Exhibit 4(a) to Schering-Plough Corporation's Registration Statement on
              Form S-3, File No. 2-80012, is incorporated herein by reference...........
      4.3     Supplemental Indenture No. 1, dated as of November 1, 1991, to Indenture, dated as of November 1, 1982, between Schering-Plough Corporation and The
              Chase Manhattan Bank, N.A., as Trustee, filed as Exhibit 4.1 to
              Schering-Plough Corporation's Current Report on Form 8-K dated November
              20, 1991 (File No. 1-6571), is incorporated herein by reference...........
      4.4     LYNX Equity Unit Agreement, filed as Exhibit 10.1 to Schering-Plough
              Corporation's Current Report on Form 8-K dated October 1, 1991 (File No.
              1-6571), is incorporated herein by reference..............................
      4.5     LYNX Equity Unit Guarantee Agreement, filed as Exhibit 10.1 to
              Schering-Plough Corporation's Current Report on Form 8-K dated October 1,
              1991 (File No. 1-6571), is incorporated herein by reference...............
      4.6     Form of Participation Rights Agreement between Schering-Plough Corporation and The Chase Manhattan Bank (National Association), as Trustee...........
      5       Opinion of Kevin A. Quinn, Esq. as to the legality of the securities being issued....................................................................
      8       Opinion of Gray Cary Ware & Freidenrich as to certain tax matters in the
              Merger (to be filed by amendment).........................................
     12       Statement regarding computation of ratio of earnings to fixed charges.....
     23.1     Consent of Deloitte & Touche LLP with regard to use of its report on
              Schering-Plough Corporation's financial statements........................
     23.2     Consent of Price Waterhouse LLP with regard to the use of its report on
              Canji, Inc.'s financial statements........................................
     23.3     Consent of Kevin A. Quinn (included in Exhibit 5).........................
     23.4     Consent of Gray Cary Ware & Freidenrich (included in Exhibit 8)...........

    EXHIBIT
    NUMBER                                   DESCRIPTION                                  PAGE
    ------    --------------------------------------------------------------------------  ----
     24       Power of Attorney.........................................................
     25       Form T-1 with respect to the eligibility of The Chase Manhattan Bank
              (National Association) to act as Trustee under the Participation Rights
              Agreement under which Participation Rights will be issued.................
     99.1     Form of Proxy to be used in soliciting holders of common stock and preferred stock of Canji, Inc.............................................
     99.2     Form of letter and notice of meeting to holders of common stock and preferred stock of Canji, Inc.............................................